EXHIBIT 4(A)

FARM-OUT AGREEMENT

[*] Denotes confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

CANADIAN SUPERIOR
ENERGY INC.

December 30, 2005

Challenger Energy Corp.

Suite 1000, 400 — 3rd Avenue S.W. Calgary, Alberta

T2P 4H2

Dear Sir:

Re: Amended and Restated Farmout and Option Agreement

WHEREAS, effective November 17, 2004 Canadian Superior Energy Inc. (“Canadian Superior”) and Challenger Energy Corp. (“CNE”) entered into an agreement (the “Prior Mariner Agreement”) for the purpose of establishing the terms and conditions on which Canadian Superior and CNE jointly participate in the drilling of the Mariner Test Well, may jointly participate in the Option Well(s) (as such terms are hereinafter defined), and under which CNE acquired a right to participate in certain projects located in the Republic of Trinidad and Tobago;

AND WHEREAS, in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend and restate the terms of the Prior Mariner Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto do covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                          Definitions

Capitalized words and phrases used in this Agreement, including in the recitals hereto and the Schedules, have the meaning set forth in this Section 1.1, namely:

(a)           “Abandon” means the proper plugging and abandonment of the Mariner Test Well, including the salvage of salvageable material and equipment therefrom and the restoration of the well site, all in accordance with the Regulations and good offshore oilfield practices;

(b)           “Accord Acts” means, collectively, the Canada-Nova Scotia. Offshore Petroleum Resources Accord Implementation Act, S.N.S 1988, c. 28, and the Canada-Nova Scotia Offshore Petroleum Resources Accord Implementation Act, S.C. 1988, c. 28, as amended from time to time, and includes any successor Regulations thereto, in whole or in part;

(c)           “After Earned Interest” means with respect to CNE an undivided twenty five percent (25%) interest and with respect to Canadian Superior an undivided seventy five percent (75%) interest;

(d)           “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(e)           “Ardal Overriding Royalty” means the 0.5% gross overriding royalty pertaining to the Mariner Lands granted by Canadian Superior to Ardal Petroleum Inc. under a certain Purchase of Exploration Prospects and Participation Agreement between Canadian Superior and Ardal Petroleum Inc. dated September 21, 2000 (a copy of such agreement is attached as Schedule ”C” hereto);

(f)            “Business Day” means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta;

(g)           “Cap” means the installation of such production-quality casing, plugs and equipment as are necessary to enable the well to be used for the production of Petroleum Substances at a later date;

(h)           “CNSOPB” means the Canada-Nova Scotia Offshore Petroleum Board constituted pursuant to the Accord Acts, and includes any successor body or agency thereto;

(i)            “Earning Period” means the period during which CNE has the right to earn the Mariner Farmout Interest pursuant hereto, which period commences on the Effective Date and expires on the time at which earning thereof occurs and subject to any earlier termination of this Agreement by a Party in accordance with its right to do so as may be provided herein;

(j)            “Effective Date” means November 17, 2004;

(k)           “Farmout” has the meaning ascribed thereto in Section 2.1;

(1)           “Financial Responsibility Guidelines” means the Guidelines Respecting Financial Responsibility Requirements for Work or Activity in the Newfoundland and Nova Scotia Offshore Areas, dated December 2000 and issued by the CNSOPB, as the same may be amended from time to time and includes any replacement guidelines issued therefor;

(m)          “Initial Drilling Program” means the drilling and Capping or Abandoning of the Mariner Test Well subject to and in accordance with the Regulations, the Mariner Licence and the terms and conditions of this Agreement;

(n)           “Marauder Licence” means Exploration Licence 2415 issued by the CNSOPB in the name of and beneficially held 100% by Canadian Superior, as more particularly described in Part 2 of Schedule ”A” hereto;

(o)           “Marauder Farmout Interest” means an undivided twenty five percent (25%) interest in and to the Marauder Licence and the applicable portion of the Option Lands;

(p)           “Marconi Licence” means Exploration Licence 2416 issued by the CNSOPB in the name of and beneficially held 100% by Canadian Superior, as more particularly described in Part 3 of Schedule ”A” hereto;

(q)           “Marconi Farmout Interest” means an undivided twenty five percent (25%) interest in and to the Marconi Licence and the applicable portion of the Option Lands;

(r)            “Mariner Licence” means Exploration Licence 2409 issued by the CNSOPB in the name of and beneficially held 100% by Canadian Superior, as more particularly described in Part 1 of Schedule ”A” hereto;

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(s)           “Mariner Farmout Interest” means an undivided twenty five percent (25%) interest in and to the Mariner Licence and the Mariner Lands;

(t)            “Mariner Lands” means all lands within and subject to the Mariner Licence;

(u)           “Mariner Test Well” means the initial well to be drilled to the Test Well Depth at the following coordinates on the Mariner Lands (or, if drilling at such location is not possible or practical in the circumstances, the most proximate location thereto at which drilling is both possible and practical in the circumstances):

NAD 1983 – Canada	Latitude:	44°03’32.1709”N
	Longitude:	59°38’46.1338”W
	Northing:	4883889.4
	Easting:	768631.00
	(UTM Zone 20)

(v)           “Operating Agreement” means the 2002 Model Form International Operating Agreement distributed by the Association of International Petroleum Negotiators (“AIPN”) along with the 2004 AIPN Model Form International Accounting Procedure (“Accounting Procedure”) copies of which are attached and marked as Schedule ”B” hereto with specific agreed upon elections indicated in the documents;

(w)          “Option Lands” means all lands within and subject to the Marauder Licence and/or the Marconi Licence, if applicable;

(x)            “Participating Interest” means, subject to the provisions of this Agreement applicable thereto, Canadian Superior and potential partners as to an undivided 66.67% interest and CNE as to an undivided 33.33% interest;

(y)           “Party” means a party bound by this Agreement;

(z)            “Permitted Encumbrances” means:

(i)            the royalties payable or royalty share deliverable pursuant to the Regulations;

(ii)           the Ardal Overriding Royalty;

(iii)          the terms and conditions of the Mariner Licence;

(iv)          liens, privileges or other encumbrances imposed or permitted by the Regulations such as carriers’ liens, warehousemen’s liens, builders’ liens and other liens, privileges or other charges of a similar nature; provided such liens, privileges and other charges relate to obligations not due or delinquent;

(v)           liens for taxes, assessments, duties, fees, premiums, imposts, levies and other charges imposed by any Regulatory Authority that are not at such date due or delinquent or the validity of which is being contested at the time in good faith by appropriate proceedings diligently conducted and there is no imminent risk of forfeiture;

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(vi)          public and statutory obligations which are not due or delinquent or the validity of which is being contested at the time in good faith by appropriate proceedings diligently conducted and such obligations do not cause a material adverse effect on the Parties; and

(vii)         liens, privileges or other encumbrances imposed or created in respect of Royalties;

(aa)         “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(bb)         “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(cc)         “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(dd)         “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the Mariner Licence or otherwise in relation to the subject matter hereof, including without limitation the CNSOPB;

(ee)         “Rig Release” means the point in time at which the Parties cease incurring costs to the drilling contractor in respect of the Mariner Test Well provided that if a delineation well is drilled from the same surface location as the Test Well then in such event “Rig Release” shall mean the point in time that the repositioning of the rig derrick occurs in order to drill such delineation well without moving the hull of the rig;

(ff)           “Rights Issuance” means the proposed issuance by CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(gg)         “Subject Interest” means an undivided 100% interest in and to the Mariner Land and the Option Lands;

(hh)         “Test” means an operation, conducted to the reasonable satisfaction of the Parties and any Regulatory Authority, undertaken in respect of the Mariner Test Well to evaluate the presence of Petroleum Substances in an interpreted geological structure or stratigraphic trap and to evaluate the capacity thereof to produce Petroleum Substances from the Mariner Test Well;

(ii)           “Test Well Depth” means a minimum of 5000 metres subsea or such other depth as the Parties mutually agree upon;

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(jj)           “Title Documents” means any and all documents of title, including but not limited to the Mariner Licence, the Marauder Licence and the Marconi Licence, under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Mariner Lands and Option Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefor in whole or in part, from time to time; and

(kk)         “Well Data” means, with respect to the Mariner Test Well and any Option Well, all data gathered in connection with the Initial Drilling Program, drilling, logging, Capping and Abandonment and Test, if applicable.

1.2                          Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)           the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)           references to an Article, Section or Schedule are references to an Article, Section or Schedule, as the case may be, in this Agreement;

(c)           words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)           all monetary amounts are expressed in Canadian currency;

(e)           where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)            time shall be of the essence; and

(g)           where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3                          Business Day

If, pursuant to this Agreement, a notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such notice may be given or such action may be taken on the next succeeding Business Day.

1.4                          Governing Law and Attornment

Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Regulations applicable in the Province of Alberta and the federal laws of Canada applicable therein, provided that those Regulations of the Province of Nova Scotia governing the Mariner Licence, the Marauder Licence and the Marconi Licence shall be applied in accordance with their terms. Subject thereto, the Parties hereby expressly attorn to the jurisdiction of the Courts of Alberta, and all Courts of

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Appeal therefrom, with respect to all matters or disputes pertaining to or arising out of this Agreement, the rights and obligations of the Parties hereunder or the subject matter hereof in this regard any choice of law principles applicable in the Province of Alberta shall not be applied to exclude the jurisdiction of the Courts of Alberta with respect hereto.

1.5                          Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6                          Schedule

The following Schedules is attached to and forms part of this Agreement:

Schedule ”A”	Mariner Licence, Marauder Licence and Marconi Licence
Schedule ”B”	Operating Agreement with Accounting Procedure
Schedule ”C”	Ardal Overriding Royalty Agreement
Schedule ”D”	Block 5(c) Participation
Schedule ”E”	MGB Participation

1.7                          Harmonized Taxes

Subject to the remaining provisions of this Section 1.7, CNE acknowledges that it is responsible for paying any federal Goods and Services Tax (“GST”) or other taxes (other than income taxes), fees, charges or assessments which may be imposed by any governmental authority (such GST and other taxes hereinafter collectively referred to as “Taxes”) and which may be payable in connection with any operations or other activities carried out pursuant to this Agreement. Prior to earning the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, CNE and Canadian Superior shall each be responsible for and shall pay its Participating Interest of all Taxes payable in connection with operations or activities carried out on or in respect of the Mariner Lands and the Option Lands, if applicable.

After earning the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, Canadian Superior and CNE shall be responsible for and shall pay their After Earned Interest share of all such Taxes. The Parties agree to elect in prescribed form (and to file the same if required) pursuant to subsection 273(1) of the Excise Tax Act (Canada), and any comparable provisions applicable under the Regulations of Nova Scotia, such that the Operator shall, for and on behalf of the Parties, administer all transactions arising out of or pertaining to operations conducted pursuant hereto and that are subject to the GST and provincial sales tax harmonized therewith, and the Operator shall collect all amounts or make all payments relating thereto as applicable. Each Party hereby agrees to be bound by such election, when made, for the duration of the term of this Agreement and the Operating Agreement, provided that if a Party elects to take its After Earned Interest share of Petroleum Substances in kind, such GST and other harmonized sales tax election shall be revoked or remade to allow such Party to administer such transactions and payments related to that portion of production taken in kind that were the responsibility of the Operator. All references to “Operator” in this Section 1.7 shall be interpreted to mean the Test Well Operator under this Agreement at all times prior to the Operating Agreement coming into effect.

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ARTICLE 2
FARMOUT

2.1                          Agreement to Farmout

Canadian Superior hereby agrees to farmout (the “Farmout”) all of its right, title, estate and interest in and to the Mariner Farmout Interest, the Marauder Farmout Interest and the Marconi Farmout Interest to CNE in accordance with and subject to the terms and conditions set forth herein.

ARTICLE 3
CNE TRINIDAD RIGHTS

3.1                          Agreement to Enter into Participation Agreements

Canadian Superior and CNE hereby agree to execute contemporaneously with this Agreement the following two agreements: i) an Amended and Restated Participation Agreement dated December 30, 2005 concerning Block 5(c), (as defined in such agreement), a copy of which is attached as Schedule ”D” hereto (“Block 5(c) Participation”), and; ii) an Amended and Restated Participation in a Farmout Agreement dated December 30, 2005 concerning the Mayaro Bay Lands and the Guayaguayare Bay Lands (as such terms are defined in such agreement), a copy of which is attached as Schedule ”E” hereto (“MGB Participation”).

ARTICLE 4
WARRANTY OF TITLE

4.1                          Title Documents and Warranty

(a)           CNE acknowledges that it has examined and is satisfied with the Title Documents, including but not limited to all indicia of Canadian Superior’s title to the Lands, Option Lands and Licences.

(b)           Canadian Superior does not convey, purport, promise, represent or agree to convey to CNE any better right, title or interest in and to any of the Mariner Lands, Mariner Licence, Marauder Licence, Marconi Licence or the Option Lands than that which it now has by virtue of its interest therein and thereto as conferred by the Title Documents, provided that Canadian Superior does represent and warrant to CNE that Canadian Superior:

(i)            has not encumbered the Mariner Farmout Interest, the Marauder Farmout Interest or the Marconi Farmout Interest in any manner except for the Permitted Encumbrances;

(ii)           has not, as of the Effective Date, received any notice of default in respect of the Mariner Licence, the Marauder Licence or the Marconi Licence from any Regulatory Authority under the Regulations in respect thereof; and

(iii)          has complied with all of the terms of the Title Documents in all material respects and has not received any notice from any Person to the contrary.

(c)           During the Earning Period in respect of the Subject Interest, and thereafter in respect of the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents, the Mariner Lands or the Option Lands become

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encumbered (other than by a Permitted Encumbrance) in such a way as to adversely affect any of them or make them or the Mariner Lands, Mariner Licence, Option Lands, Marauder Licence or the Marconi Licence subject to termination or forfeiture in any respect.

(d)           Except as otherwise provided herein, if the interest of any Party in the Subject Interest or the Title Documents is now or hereafter becomes encumbered by any royalty, overriding royalty, production payment or other charge, burden or encumbrance, such charge, burden or encumbrance shall be charged to and paid entirely by the Party whose interest is or becomes so encumbered.

ARTICLE 5
TEST WELL AND EARNING

5.1                          Commitment to Drill Test Well

Subject to rig availability and approval of the CNSOPB (both of which Canadian Superior shall pursue with reasonable commercial diligence), on or before September 30, 2007, the Parties shall commence drilling the Mariner Test Well. The Mariner Test Well shall be drilled to the Test Well Depth and shall be continuously drilled and Capped or Abandoned in accordance with the terms of this Agreement, the Regulations and good offshore oilfield practices. Each Party shall be responsible for and shall pay its Participating interest share of the costs and expenses associated with the Initial Drilling Program as follows:

(a)           CNE shall pay its Participating Interest share of the projected dry hole cost of the Mariner Test Well not less than 10 days prior to the spud date of such well; and

(b)           CNE shall pay its Participating Interest share of the balance of the costs and expenses associated with the Initial Drilling Program on a cash call basis.

If Canadian Superior and CNE mutually elect to drill the Mariner Test Well to a depth greater than the Test Well Depth, each Party shall continue to he responsible for and shall pay its Participating Interest share of the costs and expenses associated with drilling the Mariner Test Well to such greater depth and thereafter Capping or Abandoning the Mariner Test Well. If the Parties mutually agree to Test the Mariner Test Well the cost of such operation shall be borne by the Parties in accordance to their Participating Interest.

5.2                          Financial Contributions

Each of the Parties shall be responsible for posting or depositing with the appropriate Regulatory Authority their respective Participating Interest of all financial assurances as may be required under or pursuant to the Financial Responsibility Guidelines and the Regulations in connection with the drilling of the Mariner Test Well. The Parties shall, acting jointly and in a commercially reasonable manner in the circumstances, determine the manner in which their respective Participating Interest of such financial assurances are provided which may include:

(i)            each of CNE and Canadian Superior posting its respective Participating Interest share of such financial assurances directly with such Regulatory Authority;

(ii)           Canadian Superior posting 100% of such financial assurances and CNE reimbursing its Participating Interest share thereof to Canadian Superior; or

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(iii)          a combination of subparagraphs (i) and (ii) above.

5.3                          Earning of Mariner Farmout Interest

Once CNE has fully complied with its obligations set forth in this Article 5 and provided that it is not in default of any of its other obligations contained in this Agreement, once Rig Release occurs at the Mariner Test Well, CNE shall have earned the Mariner Farmout Interest, subject at all times to the Permitted Encumbrances. Thereafter, except as otherwise provided herein, all operations conducted by the Parties on or in respect of the Mariner Lands shall be shared by the Parties on the basis of their respective After Earned Interests therein and shall be governed by and conducted in accordance with the Operating Agreement. PROVIDED THAT in the event that CNE fails to pay when due the amount required pursuant to clause 5.1(a) above, this Agreement shall terminate without further notice, and CNE shall have forfeited its right to earn any interest hereunder.

ARTICLE 6
SEISMIC DATA

6.1                          Canadian  Superior Seismic Data

Provided that CNE has fulfilled its obligations with respect to the Mariner Test Well and that it is not in default of any of its other obligations contained in this Agreement, CNE shall have the right to a copy of, but not an ownership interest in, all proprietary seismic data owned by Canadian Superior as of the Effective Date and located on the Mariner Land.

6.2                          Third Party Trade Seismic Data

CNE acknowledges that Canadian Superior may be obligated to acquire one or more licensed copies of other non-proprietary seismic data owned by Geophysical Service Incorporated for CNE in respect of the Mariner Land and Option Land. CNE agrees that it shall (i) be responsible for and shall pay all fees required to obtain such copies and (ii) execute and deliver all agreements or other documents that may be required in connection therewith.

ARTICLE 7
OPTION TO PARTICIPATE IN MARCONI AND MARAUDER

7.1                          Option

Provided CNE has earned the Mariner Farmout Interest, CNE shall have the option, but not the obligation, to elect to participate in the drilling of a well on the Option Lands to earn an interest in the Option Lands. Prior to drilling or causing a well to be drilled on the Option Land (“Option Well”), Canadian Superior shall provide CNE written notice of such intention to drill or cause a well to be drilled (“Well Notice”). The Well Notice shall contain all relevant information necessary for CNE to make an informed decision to participate or not in the particular Option Well including but not limited to: a geological and geophysical discussion along with supporting data, economic data, expected well performance data, expected reservoir data, exact location, detailed cost estimate, estimate of commencement date, estimated duration of the drilling operation and expected total depth. Within 120 days from receipt of delivery of each Well Notice, CNE shall have the option to elect, by written notice to Canadian Superior, to either:

(a)           participate for its Participating Interest in the Option Well(s) on a well by well basis; or

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(b)           terminate such option to participate in such Option Well.

7.2                          Interests of Parties in the Event CNE Participates in Option Well(s)

In the event CNE elected pursuant to Section 7.1 (a) of this Agreement and once CNE participates in the drilling, Capping or Abandoning of the applicable Option Well for its Participating Interest then once Rig Release occurs at the Option Well, CNE shall have earned the Marauder Farmout Interest if the Option Well is located on the Marauder Licence or the Marconi Farmout Interest if the Option Well is located on the Marconi Licence, subject at all times to the Permitted Encumbrances. Thereafter, except as otherwise provided herein, all operations conducted by the Parties on or in respect of the Option Lands, shall be shared by the Parties on the basis of their respective After Earned Interest therein and shall be governed by and conducted in accordance with the Operating Agreement.

7.3                          Option to Participate in Seismic Program(s)

After the Effective Date, in the event Canadian Superior acquires proprietary or trade seismic data over the Option Lands, CNE shall have the option, but not the obligation, to elect to participate in the acquisition of such seismic data. Prior to acquiring proprietary or trade seismic data on the Option Land (“Option Seismic”), Canadian Superior shall provide CNE written notice of its intention to acquire such Option Seismic (“Seismic Notice”). The Seismic Notice shall contain all relevant information necessary for CNE to make an informed decision to participate or not in the acquisition of the particular Option Seismic including but not limited to: a geological and geophysical discussion along with supporting data, economic data, vendor information, acquisition parameters, exact location of the data, detailed cost estimate, estimate of commencement date, and estimated duration of the acquisition operation (if applicable). Within 120 days from receipt of delivery of each Seismic Notice, CNE shall have the option to elect, by written notice to Canadian Superior, to either:

(a)           participate for its Participating Interest in the Option Seismic on a case by case basis; or

(b)           terminate such option to participate in such Option Seismic.

ARTICLE 8
TITLE AND OPERATIONAL MATTERS

8.1                          Transfer and Registration of Farmout Interests

(a)           Once CNE has earned the Mariner Farmout Interest in accordance with the terms of this Agreement, and provided that CNE is not in default of any of its obligations hereunder, Canadian Superior shall, by documentation in form and content acceptable to CNE acting reasonably, convey the Mariner Farmout Interest to CNE.

(b)           Once CNE has earned the Marauder Farmout Interest and/or the Marconi Farmout Interest in accordance with the terms of this Agreement, and provided that CNE is not in default of any of its obligations hereunder, Canadian Superior shall, by documentation in form and content acceptable to CNE acting reasonably, convey either or both the Marauder Farmout Interest and/or the Marconi Farmout Interest, as applicable, to CNE.

(c)           In addition to the conveyance contemplated in Section 8.1 (a) and (b), once CNE has earned the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, Canadian Superior shall, subject to the Regulations, use all commercially reasonable efforts in the circumstances to have CNE recognised with the appropriate Regulatory Authority in

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the Mariner Licence and if applicable and/or the Marauder Licence and/or the Marconi Licence, together with any other Title Documents that may be applicable thereto. Canadian Superior makes no representations or warranties as to when or if such recognition will occur. Until CNE becomes a recognised party in and to the Mariner Licence, the Marauder Licence, and the Marconi Licence and any other Title Document applicable thereto, Canadian Superior shall hold, as bare trustee and on and subject to the terms and conditions set forth in this Agreement and any terms of the Regulations applicable thereto, the applicable beneficial interest therein earned by CNE pursuant to this Agreement.

8.2                          Operation of Mariner Test Well and Option Well(s)

(a)           The Parties hereby appoint Canadian Superior as the operator of the Mariner Test Well and any and all Option Well(s) (the “Test Well Operator”). Canadian Superior shall properly perform and discharge its duties and obligations as Test Well Operator in accordance with the terms of this Agreement, the Regulations, and good offshore oilfield practices

8.3                          Test Well Operator’s Authority

Subject to the terms and conditions of this Agreement, and prior to CNE earning the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, as applicable the following provisions of the Operating Agreement shall apply to the drilling of the Mariner Test Well and the Option Well(s) together with any associated operations conducted under this Agreement on the Mariner Lands and Option Lands:

Article 1	Definitions (to the extent required for interpretation of the relevant provisions of the Operating Agreement adopted by this Section 8.3)

Article 4	Operator

Article 8	Default

Article 14	Relationship of Parties

Article 15	Venture Information

Article 16	Force Majeure

Accounting Procedure	Entire Document

8.4                          Subsequent Operations

Once CNE has earned the Mariner Farmout Interest and/or the Marauder Farmout Interest and/or the Marconi Farmout Interest, as applicable, and provided that CNE is not in default of any of its obligations hereunder at the relevant time, the Parties shall appoint Canadian Superior as the operator in respect of the Mariner Lands and/or the Option Lands together with all other subsequent operations conducted thereon, in all cases subject to the provisions of the Operating Agreement. Canadian Superior shall accept such appointment and covenants that it shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of the Operating Agreement, the Regulations and good offshore oilfield practices.

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8.5                          Exchange of Information

(a)           Canadian Superior shall provide all Well Data to CNE upon such Well Data immediately upon being available to Canadian Superior.

(b)           In addition, upon reasonable notice from CNE, Canadian Superior shall allow authorized representatives of CNE access to the site of the Mariner Test Well and any Option Well, including platform floor access privileges, at CNE’s sole cost, risk and expense.

ARTICLE 9
TERMINATION

9.1                          Termination by Canadian Superior

Canadian Superior may, by Notice to CNE, terminate this Agreement if:

(a)           CNE fails to participate in the drilling of the Mariner Test Well; or

(b)           CNE is in default of any of the other material terms and conditions of this Agreement and CNE has not remedied such default within thirty (30) Business Days after receipt of Notice thereof from Canadian Superior. PROVIDED THAT in the case of an alleged monetary default Canadian Superior shall be entitled to deliver such Notice of Default only if CNE has failed to pay within 30 days any amount due to be paid by it pursuant to the provisions of this Agreement.

(c)           Notwithstanding the foregoing, upon earning by the CNE of any interest available to it pursuant to this Agreement, the default provisions of the Operating Agreement shall apply to all further operations in respect of such earned interest(s) and the respective obligations of the parties in relation thereto.

9.2                          Termination by CNE

CNE may, by Notice to CNE, terminate this Agreement if Canadian Superior fails to commence drilling operations on the Mariner Test Well on or before September 30, 2007.

9.3                          Consequences of Termination

Termination of this Agreement shall not affect any of the obligations and liabilities of the Parties arising, accrued or accruing at or prior to the time of termination.

ARTICLE 10
NOTICES

10.1                        Notice

All demands, notices or other communications to be given in connection with this Agreement (“Notice”) shall be in writing and shall be sufficiently given or made if:

(a)           delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

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(b)           sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Energy Inc.:	Suite 3300, 400 - 3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President
	Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 — 3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President

	Fax No.:	(403) 216-2374

10.2                        Deemed Delivery

Any Notice given or made in the manner set forth in Section 10.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m., Calgary time, and, if not, on the first Business Day thereafter.

10.3                        Change of Address

A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 10.1.

ARTICLE 11
LIABILITY AND INDEMNITY

11.1                        Liability of and Indemnification

(a)           CNE shall be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever, excepting consequential damages, which Canadian Superior may suffer, sustain, pay or incur and, as a separate and independent covenant, shall indemnify and save harmless Canadian Superior from and against all actions, proceedings, claims demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by Canadian Superior or which it may sustain, pay or incur by reason of any matter or thing arising out of or in any way attributable to the gross negligence or wilful or wanton misconduct of CNE in respect of operations carried on by CNE, its servants, agents, employees, independent contractors, licencees or other workers or representatives of any kind in respect of the Mariner Test Well and/or any Option Well.

(b)           Canadian Superior shall be liable to CNE for all losses, costs, damages and expenses whatsoever, excepting consequential damages, which CNE may suffer, sustain, pay or incur and, as a separate and independent covenant, shall indemnify and save harmless CNE from and against all actions, proceedings, claims demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by CNE or which it may sustain, pay or incur by reason of any matter or thing arising out of or in any way attributable to the gross negligence or wilful or wanton misconduct of Canadian Superior in respect of operations carried on by Canadian

13

Superior, its servants, agents, employees, independent contractors, licencees or other workers or representatives of any kind in respect of the Mariner Test Well and/or any Option Well.

(c)           Notwithstanding Sections 11.1 (a) and (b), at such time, if any, that CNE earns the Mariner Farmout Interest or the Marauder Farmout Interest or the Marconi Farmout Interest, as applicable, the wells and all other operations conducted on the Mariner Lands or the Option Lands, as applicable shall be operated under and governed by the Operating Agreement including the liability and indemnification provisions thereof. If CNE earns the Marauder Farmout Interest and/or the Marconi Farmout Interest in addition to the Mariner Farmout Interest, the Operating Agreement shall apply separately and independently to each of the Mariner Lands and the Option Lands and shall be deemed to constitute a separate and independent agreement between the Parties in respect of each such parcel of lands.

ARTICLE 12
COVENANTS

12.1                        Covenants

The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1                        Amendments

All amendments to this Agreement shall be made in a written instrument signed by both Parties.

13.2                        Waiver in Writing

No waiver of any provision, or the breach of any provision, of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver. Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

13.3                        Delay Not Waiver

The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

13.4                        Acceptance of Payment Not Waiver

Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

14

13.5                        Primacy of Farmout Agreement

In the event of a conflict between the provisions of this Agreement and the Operating Agreement, the provisions of this Agreement shall prevail.

13.6                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

13.7                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

13.8                        Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withhold.

13.9                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.10                      Counterpart Execution

This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement.

13.11                      Delivery

A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Article 10, and any copy so delivered shall be deemed an original for all purposes. A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability of this Agreement against that Party.

13.12                      Severability

The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

13.13                      Limitation of Actions

The Parties hereby acknowledge and agree that the limitation period of two (2) years provided in Section 3(l) of the Limitations Act, S.A. 1996, c. L-15.l, as amended (the “Limitations Act”), for any claim (as such term is defined in the Limitations Act) arising in connection with this Agreement shall be extended by an additional four (4) years in accordance with this Agreement and with Section 7 of the Limitations Act.

15

13.14                      Press Releases

Each Party agrees not to make any public announcement concerning this Agreement or any of the matters contemplated herein, except as may be required by law, without the consent of the other Party regarding the proposed announcement, which consent shall not be unreasonably withheld.

Please indicate your agreement to the foregoing by signing and dating both copies of this letter in the space provided below and returning one copy to the undersigned.

12.15                      Authority

Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to take such further steps as are required to give effect to the provisions hereof.

Sincerely,

CANADIAN SUPERIOR ENERGY INC.

By:	/s/ Michael E. Coolen	/s/ T.J. Harp Dir.
	Michael E. Coolen, Director	T.J. Harp

AGREED AND ACCEPTED this 30 day of December, 2005

CHALLENGER ENERGY CORP.,

By:	/s/ Neil MacKenzie
President

16

Schedule “A”

Lands

This is Schedule “A” forming part of the Amended and Restated Farmout and Option
Agreement dated December 30, 2005 between Canadian Superior Energy Inc. and
Challenger Energy Corp.

PART 1

MARINER LICENCE

Title Document:	Exploration Licence No. 2409

Land Description:	Grid Area 44-20-59-45
Sections 1-5, 11-15, 21-25, 31-35, 41-45

Grid Area 44-20-59-30
Sections 91-95

Grid Area 44-10-59-45
Sections 3-10, 13-20, 23-30, 33-40, 43-50, 53-55, 63-65

Grid Area 44-10-59-30
Sections 45-47, 54-57, 64-67, 74-80, 83-90, 93-100

All petroleum substances in all geological formations.

Total Area: 40, 734 Hectares

Work Expenditure Bid:	$15,510,000.00

Total Area:	40,734 Hectares

Permitted Encumbrances:	Ardal Overriding Royalty

PART 2

MARAUDER LICENCE

Title Document:	Exploration Licence No. 2415

Land Description:	Grid Area 44-10-59-15
Sections 46-50, 56-60, 66-70, 76-80, 88-90, 98-100.

Grid Area 44-10-59-30
Sections 8-10, 18-20, 28-30

Grid Area 44-20-59-00
Sections 44-50, 54-60, 64-70, 72-80, 82-90,

92-100

Grid Area 44-20-59-15
Sections 2-10, 12-20, 22-30, 32-100

Grid Area 44-20-59-30
Sections 1-5, 11-15, 21-25, 31-35, 42-45, 53-55, 64-65, 74-75, 84-85.

Grid Area 44-30-59-00
Sections 41-100.

Grid Area 44-30-59-15
Sections 1-45, 51-55, 61-65, 71-75, 81-85, 91-95.

All petroleum substances in all geological formations.

Total Area: 40,734 Hectares

Work Expenditure Bid:	$12,857,000.00

Total Area:	126,280 Hectares

Permitted Encumbrances:	Ardal Overriding Royalty

PART 3

MARCONILICENCE

Title Document:	Exploration Licence No. 2416

Land Description:	Grid Area 44-50-59-15
Sections 46-50, 56-60, 66-70, 76-80, 86-90, 96-100.

Grid Area 44-10-59-15
Sections 41-45, 51-55, 61-65, 71-75, 81-85, 91-95.

Grid Area 44-00-59-30
Sections 4-5, 14-15.

All petroleum substances in all geological formations.

2

Total Area: 40, 734 Hectares

Work Expenditure Bid:	$1, 250, 000.00

Total Area:	23, 814 Hectares

Permitted Encumbrances:	Ardal Overriding Royalty

3

Schedule “B”

This is Schedule “B” attached to and made part of an Amended and Restated Participation Agreement dated December 30, 2005 between Challenger Energy Corp. and Canadian Superior Energy, Inc.

2002
MODEL INTERNATIONAL OPERATING AGREEMENT

OPERATING AGREEMENT COVERING:

OFFSHORE NOVA SCOTIA, CANADA

3

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 EFFECTIVE DATE AND TERM		5
ARTICLE 3 SCOPE		6
3.1	Scope	6
3.2	Participating Interest	6
3.3	Ownership, Obligations and Liabilities	6
3.4	Government Participation	7
ARTICLE 4 OPERATOR		7
4.1	Designation of Operator	7
4.2	Rights and Duties of Operator	7
4.3	Operator Personnel	9
4.4	Information Supplied by Operator	12
4.5	Settlement of Claims and Lawsuits	13
4.6	Limitation on Liability of Operator	13
4.7	Insurance Obtained by Operator	14
4.8	Commingling of Funds	16
4.9	Resignation of Operator	17
4.10	Removal of Operator	17
4.11	Appointment of Successor	18
4.12	Health, Safety and Environment (HSE)	19
ARTICLE 5 OPERATING COMMITTEE		20
5.1	Establishment of Operating Committee	20
5.2	Powers and Duties of Operating Committee	20
5.3	Authority to Vote	20
5.4	Subcommittees	21
5.5	Notice of Meeting	21
5.6	Contents of Meeting Notice	21
5.7	Location of Meetings	21
5.8	Operator’s Duties for Meetings	21
5.9	Voting Procedure	22
5.10	Record of Votes	23
5.11	Minutes	23
5.12	Voting by Notice	23
5.13	Effect of Vote	24
ARTICLE 6 WORK PROGRAMS AND BUDGETS		26
6.1	Exploration and Appraisal	26
6.2	Development	27
6.3	Production	28
6.4	Itemization of Expenditures	28
6.5	Multi-Year Work Program and Budget	29
6.6	Contract Awards	29
6.7	Authorization for Expenditure (AFE) Procedure	31
6.8	Overexpenditures of Work Programs and Budgets	32

ARTICLE 7 OPERATIONS BY LESS THAN ALL PARTIES		33
7.1	Limitation on Applicability	33
7.2	Procedure to Propose Exclusive Operations	34
7.3	Responsibility for Exclusive Operations	36
7.4	Consequences of Exclusive Operations	36
7.5	Premium to Participate in Exclusive Operations	39
7.6	Order of Preference of Operations	40
7.7	Stand-By Costs	41
7.8	Special Considerations Regarding Deepening and Sidetracking	42
7.9	Use of Property	42
7.10	Lost Production	44
7.11	Production Bonuses	44
7.12	Conduct of Exclusive Operations	45
ARTICLE 8 DEFAULT		46
8.1	Default and Notice	46
8.2	Operating Committee Meetings and Data	46
8.3	Allocation of Defaulted Accounts	47
8.4	Remedies	48
8.5	Survival	52
8.6	No Right of Set Off	53
ARTICLE 9 DISPOSITION OF PRODUCTION		53
9.1	Right and Obligation to Take in Kind	53
9.2	Disposition of Crude Oil	53
9.3	Disposition of Natural Gas	55
9.4	Principles of Natural Gas Agreement(s) with Government	57
ARTICLE 10 ABANDONMENT		57
10.1	Abandonment of Wells Drilled as Joint Operations	57
10.2	Abandonment of Exclusive Operations	59
10.3	Abandonment Security	59
ARTICLE 11 SURRENDER, EXTENSIONS AND RENEWALS		59
11.1	Surrender	59
11.2	Extension of the Term	60
ARTICLE 12 TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL		60
12.1	Obligations	60
12.2.	Transfer	61
12.3	Change in Control	66
ARTICLE 13 WITHDRAWAL FROM AGREEMENT		69
13.1	Right of Withdrawal	69
13.2	Partial or Complete Withdrawal	69
13.3	Rights of a Withdrawing Party	70
13.4	Obligations and Liabilities of a Withdrawing Party	70
13.5	Emergency	71
13.6	Assignment	71
13.7	Approvals	71
13.8	Security	71
13.9	Withdrawal or Abandonment by all Parties	72

ii

ARTICLE 14 RELATIONSHIP OF PARTIES AND TAX		72
14.1	Relationship of Parties	72
14.2	Tax	72
14.3	United States Tax Election	72
ARTICLE 15 VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY		73
15.1	Venture Information	73
15.2	Confidentiality	74
15.3	Intellectual Property	75
15.4	Continuing Obligations	76
15.5	Trades	76
ARTICLE 16 FORCE MAJEURE		76
16.1	Obligations	76
16.2	Definition of Force Majeure	77
ARTICLE 17 NOTICES		77
ARTICLE 18 APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY		78
18.1	Applicable Law	78
18.2	Dispute Resolution	78
18.3	Expert Determination	83
18.4	Waiver of Sovereign Immunity	83
ARTICLE 19 ALLOCATION OF COST & PROFIT HYDROCARBONS		84
19.1	Allocation of Total Production	84
19.2	Allocation of Hydrocarbons to Parties	84
19.3	Use of Estimates	85
19.4	Principles	85
ARTICLE 20 GENERAL PROVISIONS		85
20.1	Conduct of the Parties	85
20.2	Conflicts of Interest	86
20.3	Public Announcements	86
20.4	Successors and Assigns	86
20.5	Waiver	87
20.6	No Third Party Beneficiaries	87
20.7	Joint Preparation	87
20.8	Severance of Invalid Provisions	87
20.9	Modifications	87
20.10	Interpretation	87
20.11	Counterpart Execution	87
20.12	Entirety	88

Exhibit A	-	Accounting Procedure
Exhibit B	-	Contract Area
[Exhibit C	-	Insurance]
[Exhibit D	-	Lifting Procedure [NOTE: A model Lifting Procedure may be acquired from the AIPN]]

iii

OPERATING AGREEMENT

THIS AGREEMENT is made as of the 17th day of November, 2004 (the “Effective Date”) among Challenger Energy Corp., a company existing under the laws of Alberta, Canada (hereinafter referred to as CNE); and Canadian Superior Energy Inc., a company existing under the laws of Canada (hereinafter referred to as Canadian Superior).  The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties have entered into a Participation Agreement dated November 17, 2004  (hereinafter referred to as the “Option”), with, inter alia, the intention to jointly own interests in a Production Sharing Contract (hereinafter referred to as the “Contract”); and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Contract;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1                               Accounting Procedure means the rules, provisions and conditions contained in Exhibit A.

1.2                               AFE means an authorization for expenditure pursuant to Article 6.7.

1.3                               Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.4                               Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus two percent (2%) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5                               Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6                               Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

1.7                               Business Day means a Day on which the banks in Calgary, Alberta, Canada are customarily open for business.

1.8                               Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.9                               Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10                        Commercial Discovery means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.11                        Completion means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation.  “Complete” and other derivatives shall be construed accordingly.

1.12                        Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.13                        Consequential Loss means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.14                        Contract means the instrument identified in the recitals to this Agreement and any extension, renewal or amendment thereto.

1.15                        Contract Area means as of the Effective Date the area that is described in Exhibit B.  The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

1.16                        Control means the ownership directly or indirectly of

Check one Alternative.

☒                                  ALTERNATIVE NO. 1

more than fifty (50) percent

☐                                    ALTERNATIVE NO. 2

fifty (50) percent or more

of the voting rights in a legal entity.  “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.17                        Cost Hydrocarbons means that portion of the total production of Hydrocarbons which is allocated to the Parties under the Contract and this Agreement for the recovery of the costs and expenses incurred by the Parties and allowed to be recovered pursuant to the Contract.

1.18                        Crude Oil means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are subject to and covered by the Contract.

1.19                        Day means a calendar day unless otherwise specifically provided.

1.20                        Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper.  “Deepen” and other derivatives shall be construed accordingly.

1.21                        Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area.

1.22                        Development Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.23                        Discovery means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

1.24                        Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.25                        Entitlement means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the Contract, as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposition agreements entered into pursuant to Article 9.

1.26                        Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.27                        Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.28                        Exclusive Well means a well drilled pursuant to an Exclusive Operation.

1.29                        Exploitation Area means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.30                        Exploitation Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.31                        Exploration Period means any and all periods of exploration set out in the Contract.

1.32                        Exploration Well means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

1.33                        G & G Data means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.34                        Government means the government of the Canada and any political subdivision, agency or instrumentality thereof, including the Government Oil & Gas Company.

1.35                        Government Oil & Gas Company means                                                                          .

1.36                        Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.37                        Hydrocarbons means all substances which are subject to and covered by the Contract, including Crude Oil and Natural Gas.

1.38                        Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.39                        Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.40                        Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations.

1.41                        Laws / Regulations means those laws, statutes, rules and regulations governing activities under the Contract.

1.42                        Minimum Work Obligations means those work and/or expenditure obligations specified in the Contract that must be performed in order to satisfy the obligations of the Contract.

1.43                        Natural Gas means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the Contract, but excluding Crude Oil.

1.44                        Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

1.45                        Non-Operator means each Party to this Agreement other than Operator.

1.46                        Operating Committee means the committee constituted in accordance with Article 5.

1.47                        Operator means a Party to this Agreement designated as such in accordance with Articles 4 or 7.12(F).

1.48                        Participating Interest means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties’ interest in the Contract and this Agreement.

1.49                        Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.  “Plug Back” and other derivatives shall be construed accordingly.

1.50                        Profit Hydrocarbons means that portion of the total production of Hydrocarbons, in excess of Cost Hydrocarbons, which is allocated to the Parties under the terms of the Contract.

1.51                        Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.  “Recomplete” and other derivatives shall be construed accordingly.

1.52                        Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.  “Rework” and other derivatives shall be construed accordingly.

1.53                        Security means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.54                        Senior Supervisory Personnel means, with respect to a Party, any individual who functions as:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1 -  Field Supervisor Tier
its designated manager or supervisor who is responsible for or in charge of onsite drilling, construction or production and related operations, or any other field operations;

☒                                  ALTERNATIVE NO. 2 -  Facility Manager Tier
its designated manager or supervisor of an onshore or offshore installation or facility used for operations and activities of such Party, but excluding all managers or supervisors who are responsible for or in charge of onsite drilling, construction or production and related operations or any other field operations;

☐                                    ALTERNATIVE NO. 3 -  Resident Manager and Direct Managerial Report Tier
its senior resident manager who directs all operations and activities of such Party in the country or region in which he is resident, and any manager who directly reports to such senior resident manager in such country or region, but excluding all managers or supervisors who are responsible for or in charge of installations or facilities, onsite drilling, construction or production and related operations, or any other field operations;

☐                                    ALTERNATIVE NO. 4 -  Resident Manager Tier
its senior resident manager who directs all operations and activities of such Party in the country or region in which he is resident, but excluding all managers or supervisors who are responsible for or in charge of installations or facilities, onsite drilling, construction or production and related operations, or any other field operations;

and, in any of the above alternatives, any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to the tier selected, or any officer or director of such Party or one of its Affiliates.

1.55                        Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.  “Sidetrack” and other derivatives shall be construed accordingly.

1.56                        Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons.  “Test” and other derivatives shall be construed accordingly.

1.57                        Urgent Operational Matters has the meaning ascribed to it in Article 5.12(A)(1).

1.58                        Work Program and Budget means a work program for Joint Operations and budget therefor as described and approved in accordance with Article 6.

1.59                        Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2
EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive

Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made.  Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations under the Contract have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 20.1 (A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved.  Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3
SCOPE

3.1          Scope

(A)                              The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including the joint exploration, appraisal, development, production and disposition of Hydrocarbons from the Contract Area.

(B)                                For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)                                  construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under Article 9) of the Parties’ Entitlements;

(2)                                  transportation of the Parties’ Entitlements downstream from the delivery point (as determined under Article 9);

(3)                                  marketing and sales of Hydrocarbons, except as expressly provided in Article 7.12(E), Article 8.4 and Article 9;

(4)                                  acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5)                                  exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2                               Participating Interest

(A)                              The Participating Interests of the Parties as of the Effective Date are:

CNE	12.5%
Canadian Superior	87.5%

(B)                                If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

3.3                               Ownership, Obligations and Liabilities

(A)                              Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(B)                                Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C)                                Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement.  A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

Check Article 3.4, if desired.

☐            OPTIONAL PROVISION

3.4                               Government Participation

If Government Oil & Gas Company elects to participate in the rights and obligations of Parties pursuant to Section        of the Contract, the Parties shall contribute, in proportion to their respective Participating Interests, to the interest to be acquired by Government Oil & Gas Company.

Check one alternative.

☐                                    ALTERNATIVE NO. 1
The Parties shall execute such documents as may be necessary to effect such transfer of interests and the joinder of Government Oil & Gas Company as a Party to this Agreement.  All payments received for the transfer of such interests shall be credited to the Parties in proportion to their Participating Interests.

☐                                    ALTERNATIVE NO. 2
The Parties shall execute such documents as may be necessary to effect such transfer of interests.  The rights and obligations of the Parties with respect to each other shall remain unchanged; however, they shall enter into a separate operating agreement with Government Oil & Gas Company with respect to the rights and obligations of Government Oil & Gas Company, on the one hand, and the Parties on the other.  All payments received for the transfer of such interests shall be credited to the Parties in proportion to their Participating Interests.

ARTICLE 4
OPERATOR

4.1                               Designation of Operator

Canadian Superior is designated as Operator and agrees to act as such in accordance with this Agreement.

4.2                               Rights and Duties of Operator

(A)                              Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations.  Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations.

(B)                                In the conduct of Joint Operations Operator shall:

(1)                                  perform Joint Operations in accordance with the provisions of the Contract, the Laws / Regulations, this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2)                                  conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)                                  exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)                                  subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5)                                  perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(6)                                  acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(7)                                  upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8)                                  undertake to maintain the Contract in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances.  Operator shall timely pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavors to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9)                                  pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and the Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10)                            carry out the obligations of Operator pursuant to the Contract, including preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

(11)                            have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations.  Operator shall notify the other Parties as soon as possible of such meetings.  Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers.  Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(12)                            in accordance with Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(13)                            in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(14)                            establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(15)                            include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)                                  establish that such contractors can only enforce their contracts against Operator;

(b)                                 permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)                                  require such contractors to take insurance required by Article 4.7(H).

4.3                               Operator Personnel

Check one Alternative

☐                                    ALTERNATIVE NO. 1
Operator shall engage or retain only such employees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.  Subject to the Contract and this Agreement, Operator shall determine the number of employees, contractors, consultants and agents, the selection of such persons, their hours of work, and the compensation to be paid to all such persons in connection with Joint Operations.

☐                                    ALTERNATIVE NO. 2

Operator shall engage or retain only such employees, secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.  Subject to the Contract and this Agreement, Operator shall determine the number of employees, secondees, contractors, consultants and other persons, the selection of such persons, their hours of work, and (except for secondees) the compensation to be paid to all such persons in connection with Joint Operations.

☒                                  ALTERNATIVE NO. 3 - (from Paragraph (A) to (F))

(A)                              Operator shall engage or retain only such employees, Secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.  For the purposes of this Article 4.3, “Secondee” means an employee of a Non-Operator (or its Affiliate) who is seconded to Operator to provide services under a secondment agreement to be negotiated and entered into between Operator and such Non-Operator; and “Secondment” means placement within Operator’s organization in accordance with this Article 4.3 of one or more persons who are employed by a Non-Operator or an Affiliate.

(B)                                Subject to the Contract and this Agreement, Operator shall determine the number of employees, Secondees, contractors, consultants and agents, the selection of such persons, their hours of work, and (except for Secondees) the compensation to be paid to all such persons in connection with Joint Operations.

(C)                                No Secondment may be implemented except (i) in situations requiring particular expertise or involving projects of a technical, operational or economically challenging nature; and (ii) in the manner set out in paragraphs (1) to (7) below.

(1)                                  Any Party may propose Secondment for a designated purpose related to Joint Operations.  Any proposal for Secondment must include the:

(a)                                  designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;

(b)                                 duration of the Secondment;

(c)                                  number of Secondees and minimum expertise, qualifications and experience required;

(d)                                 work location and position within Operator’s organization of each Secondee; and

(e)                                  estimated costs of the Secondment.

(2)                                  In relation to a proposed Secondment meeting the requirements of Article 4.3(C)(1), Operator shall as soon as reasonably practicable:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
approve or reject any Secondment proposed by a Non-Operator, in Operator’s sole discretion.

☒                                  ALTERNATIVE NO. 2
approve (such approval to not be unreasonably withheld) or reject any Secondment proposed by a Non-Operator. Without prejudice to Operator’s right to conduct Joint Operations in accordance with this Agreement and the Contract, Operator shall consider such Secondment proposal in light of the: (i) expertise and experience required for the relevant Joint Operations; (ii) expertise and experience of Operator’s personnel; and (iii) potential benefits of such Secondment to the conduct of Joint Operations.

(3)                                  Any proposal for one or more Secondment positions approved by Operator is subject to: (i) the Operating Committee’s authorization of an appropriate budget for such Secondment positions; and (ii) Non-Operators continuing to make available to Operator Secondees qualified to fulfill the designated purpose and scope of such Secondment.

(4)                                  As to each approved and authorized Secondment position, Operator shall request Non-Operators to nominate, by a specified date, qualified personnel to be the Secondee for such position.  Each Non-Operator has the right (but not the obligation) to nominate for each Secondment position one or more proposed Secondees who such Non-Operator considers reasonably qualified to fulfill the designated purpose and scope of such Secondment.

(5)                                  Following the deadline for submitting nominations, Operator shall consider the expertise and experience of each such nominee in light of the expertise and experience required for the approved and authorized Secondment position, and shall:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
select or reject any nominee in Operator’s sole discretion.

☒                                  ALTERNATIVE NO. 2
select from the nominees the best qualified person, unless Operator reasonably demonstrates that no nominee is qualified to fulfill the designated purpose and scope of such Secondment.

(6)                                  Operator shall have the right to terminate the Secondment for cause in accordance with the secondment agreement provided for under Article 4.3(D).

(7)                                  Although each Secondee shall report to and be directed by Operator, each Secondee shall remain at all times the employee of the Party (or its Affiliate) nominating such Secondee.

(D)                               Any Secondment under this Agreement shall be in accordance with a separate secondment agreement to be negotiated and entered into between Operator and the employer of the Secondee, which agreement shall be consistent with this Article 4.3.

(E)                                 All costs related to Secondment and Secondees that are within the Work Program and Budget related to such Secondment position shall be charged to the Joint Account.

(F)                                 If any Secondee acting as the Senior Supervisory Personnel of Operator or its Affiliates engages in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then all such damages, losses, costs, expenses and liabilities shall be allocated to:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
the Joint Account notwithstanding the provisions of Article 4.6.

☒                                  ALTERNATIVE NO. 2
Operator, in accordance with Article 4.6.

☐                                    ALTERNATIVE NO. 3
the Non-Operator who nominated such Secondee, in an equivalent manner and to the same extent liability for Gross Negligence / Willful Misconduct is allocated to Operator pursuant to Article 4.6.

4.4                               Information Supplied by Operator

(A)                              Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1)                                  copies of all logs or surveys, including in digitally recorded format if such exists;

(2)                                  daily drilling reports;

(3)                                  copies of all Tests and core data and analysis reports;

(4)                                  final well recap report;

(5)                                  copies of plugging reports;

(6)                                  copies of final geological and geophysical maps, seismic sections and shot point location maps;

(7)                                  engineering studies, development schedules and [quarterly/annual] progress reports on development projects;

(8)                                  field and well performance reports, including reservoir studies and reserve estimates;

(9)                                  as requested by a Non-Operator, (i) copies of all material reports relating to Joint Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(10)                            gas balancing reports under agreements provided for in Article 9.3;

(11)                            such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel.  Only Non-Operators who pay such costs will receive such additional information; and

(12)                            other reports as directed by the Operating Committee.

(B)                                Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request.  Any Non-Operator may make copies of such other data at its sole expense.

4.5                               Settlement of Claims and Lawsuits

(A)                              Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations.  Operator shall represent the Parties and defend or oppose the claim or suit.  Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of one hundred thousand U.S. dollars exclusive of legal fees.  Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount.  Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)                                Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee.  Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)                                Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6                               Limitation on Liability of Operator

(A)                              [Except as set out in Article 4.6(C)], neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)                                [Except as set out in Article 4.6(C)], the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

☒                                  OPTIONAL PROVISION

(C)                                Notwithstanding Articles 4.6(A) or 4.6(B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1 - No Limitation

Operator shall bear all such damages, losses, costs, expenses and liabilities.

☐                                    ALTERNATIVE NO. 2 - Joint Property Limitation

Operator shall bear only the actual damage, loss, cost, expense and liability to repair, replace and/or remove Joint Property so damaged or lost, if any.

☐                                    ALTERNATIVE NO. 3 — Financial Limitation
Operator shall bear only the first [                 U.S. dollars] of such damages, losses, costs, expenses and liabilities.

Notwithstanding the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Participating Interest) or any other Indemnitee bear any Consequential Loss or Environmental Loss.

(D)                               Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations.

4.7                               Insurance Obtained by Operator

(A)                              Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Contract or the Laws / Regulations [or as provided in Exhibit C].

(B)                                Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require.  In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C)                                Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under Articles 4.7(A) and 4.7(B), through such Party’s Affiliate insurance company or, if such direct insurance is not so permitted, through reinsurance policies to such Party’s Affiliate insurance company; provided that the security and creditworthiness of such insurance arrangements are satisfactory to Operator, and that such arrangements will not result in any part of the premiums for such insurance not being recoverable under the Contract, or being significantly higher than the market rate.

(D)                               Subject to the Contract and the Laws / Regulations, any Party may elect not to participate in the insurance to be procured under:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
Articles 4.7(A) and 4.7(B) provided such Party:

☒                                  ALTERNATIVE NO. 2
Article 4.7(B) provided such Party:

(1)                                  gives prompt written notice to that effect to Operator;

(2)                                  does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties;

(3)                                  obtains insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which a current certificate of adequate coverage, provided at least once a year, shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance to be procured under Article 4.7(A) and/or Article 4.7(B), as applicable, and which the Operating Committee determines to be acceptable.  No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call (except, in accordance with Article 4.7(F), as regards the costs of the insurance policy in which such Party has elected not to participate) including any cash call with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement, the Contract and the Laws / Regulations.  If such Party obtains other insurance, such insurance shall (a) contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only with respect to their interests under this Agreement; (b) provide that thirty (30) days written notice be given to Operator prior to any material change in, or cancellation of, such insurance policy; (c) be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and (d) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4)                                  is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.

Check Paragraph (E), if desired. Renumber following paragraphs if Paragraph (E) is not selected.

☒           OPTIONAL PROVISION

(E)                                 In the event Operator elects, to the extent permitted by the Contract and Laws / Regulations, to self-insure all or part of the coverage to be procured under Articles 4.7(A) and/or 4.7(B), Operator shall so notify the Operating Committee and provide a qualified self-insurance letter stating what coverages Operator is self-insuring.  Any risk to be covered by insurance to be procured in accordance with Articles 4.7(A) and 4.7(B), that is not identified in the self-insurance letter shall be covered by insurance and supported by a current certificate of adequate coverage.  If requested by the Operating Committee from time to time, Operator shall provide evidence of financial responsibility, acceptable to the Operating Committee, which fully covers the risks that would be covered by the insurance to be procured under Articles 4.7(A) and 4.7(B).

(F)                                 The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests.  Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

(G)                                Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)                                  use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or the Laws / Regulations;

(2)                                  promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)                                  arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4)                                  use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)                                  duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(H)                               Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1)                                  obtain and maintain any and all insurance in the types and amounts required by the Contract, the Laws / Regulations or any decision of the Operating Committee;

(2)                                  name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)                                  provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8                               Commingling of Funds

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement.  However, Operator reserves the right to make future proposals to the Operating Committee with respect to the commingling of funds to achieve financial efficiency.

☐                                    ALTERNATIVE NO. 2
Operator may commingle with its own funds the monies which it receives from or for the Joint Account pursuant to this Agreement.  Notwithstanding that monies of a Non-Operator have been commingled with Operator’s funds, Operator shall account to the Non-Operators for the monies of a Non-Operator advanced or paid to Operator, whether for the conduct of Joint Operations or as proceeds from the sale of Hydrocarbons or Joint Property under this Agreement.  Such monies shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator.

Check if desired, in relation to Alternative No. 2

☐                                    OPTIONAL PROVISION
Notwithstanding the foregoing, the Operating Committee shall have the right to require Operator to segregate from Operator’s own funds the monies which Operator receives:

Check one alternative.

☐                                    ALTERNATIVE NO. 2-1
from or for the Joint Account pursuant to this Agreement.

☐                                    ALTERNATIVE NO. 2-2
from the Parties in connection with operations on each Exploitation Area.

Check if desired.

☐                                    OPTIONAL PROVISION - Interest Bearing Account
The Operating Committee may decide that monies Operator receives for the Joint Account shall be deposited in an interest-bearing account

Check one alternative.

☐                                    ALTERNATIVE NO. 1
at any time.

☐                                    ALTERNATIVE NO. 2
after the approval of the Development Plan.

Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of the funding by each Party and its share of the Joint Account monies.  Operator shall apply such earned interest to the next succeeding cash call or, if directed by the Operating Committee, pay it to the Parties.

4.9                               Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10                        Removal of Operator

(A)                              Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)                                  Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)                                  an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3)                                  a receiver is appointed for a substantial part of Operator’s assets; or

(4)                                  Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)                                Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion.  Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of a majority of at least twenty five percent (25%).  However, if Operator disputes such alleged commission of or failure to cure a material breach and dispute resolution proceedings are initiated pursuant to Article 18.2 in relation to such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

Check Paragraph (C), if desired. Renumber following paragraphs if Paragraph (C) is not selected.

☒                                  OPTIONAL PROVISION

(C)                                If Operator together with any Affiliates of Operator is or becomes the holder of a Participating Interest of less than thirty percent (30%), then Operator shall be required to promptly notify the other Parties.  The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

Check Paragraph (D), if desired. Renumber following paragraph if Paragraph (D) is not selected.

☐                                    OPTIONAL PROVISION

(D)                               If there is a direct or indirect change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties.  The Operating Committee shall vote within                   (                ) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

Check Paragraph (E), if desired.

☐                                    OPTIONAL PROVISION

(E)                                 Subject to Article 4.11, Operator may be removed at any time without cause by the affirmative vote of a majority of Non-Operators holding a combined Participating Interest of at least seventy percent (70%).

4.11                        Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)                              The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9.  No Party may be appointed successor Operator against its will.

(B)                                If Operator is removed, [other than in the case of Article 4.10(C) or Article 4.10(D)], neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.

(C)                                The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(D)                               The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator.  Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee.  The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E)                                 The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(F)                                 Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator.  The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations.  Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12                        Health, Safety and Environment (“HSE”)

(A)                              With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)                                  establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(2)                                  design and operate Joint Property consistent with the HSE plan; and

(3)                                  conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)                                The Operating Committee shall:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1

from time to time review details of Operator’s HSE plan and Operator’s implementation thereof.

☒                                  ALTERNATIVE NO. 2

be provided by Operator, on an annual basis, with an HSE letter of assurance providing adequate evidence that an HSE plan is in place and that any major HSE issues have been brought to the attention of the Operating Committee and are being properly managed.

(C)                                In the conduct of Joint Operations, Operator shall:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1

establish and implement a program for regular HSE assessments.  The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan.  Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations.  Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

☐                                    ALTERNATIVE NO. 2

establish an annual audit program whereby independent auditors review and verify the effectiveness of the HSE plan.

(D)                               Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)                                 Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1)                                  possession, use, distribution or sale of firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)                                  possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3)                                  possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

Check if desired.

☒                                  OPTIONAL PROVISION

(F)                                 Without prejudice to a Party’s rights under Article 4.2(B)(7), with reasonable advance notice, Operator shall permit each Non-Operator to have at all reasonable times during normal business hours (and at its own risk and expense) the right to conduct its own HSE audit.

ARTICLE 5
OPERATING COMMITTEE

5.1                               Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest.  Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee.  Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee.  Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2                               Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3                               Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee.  Each such representative shall have a vote equal to the Participating Interest of the Party such person represents.  Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate.  In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4                               Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate.  The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.  Each Party shall have the right to appoint a representative to each subcommittee.

5.5                               Notice of Meeting

(A)                              Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B)                                Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties.  Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(C)                                The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6                               Contents of Meeting Notice

(A)                              Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)                                  the date, time and location of the meeting;

(2)                                  an agenda of the matters and proposals to be considered and/or voted upon; and

(3)                                  copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)                                A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)                                On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7                               Location of Meetings

All meetings of the Operating Committee shall be held in Calgary, Alberta, Canada, or elsewhere as the Operating Committee may decide.

5.8                               Operator’s Duties for Meetings

(A)                              With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include:

(1)                                  timely preparation and distribution of the agenda;

(2)                                  organization and conduct of the meeting; and

(3)                                  preparation of a written record or minutes of each meeting.

(B)                                Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9                               Voting Procedure

Check one Alternative.

☒                                  ALTERNATIVE NO. 1

Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least eighty five percent (85%) of the Participating Interests.

☐                                    ALTERNATIVE NO. 2 (From Paragraph (A) to (C))

Except as otherwise expressly provided in this Agreement, decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided as follows.

(A)                              All decisions, approvals and other actions for which column (A) below is checked shall require the affirmative vote of                               (                 ) or more Parties which are not Affiliates then having collectively at least                                  percent (         %) of the Participating Interests.

(B)                                All decisions, approvals and other actions for which column (B) below is checked shall require the affirmative vote of                            (            ) or more Parties which are not Affiliates then having collectively at least                                  percent (         %) of the Participating Interests.

(C)                              All decisions, approvals and other actions for which column (C) below is checked shall require the affirmative vote of                               (                 )  or more Parties which are not Affiliates then having collectively at least                                  percent (         %)  of the Participating Interests.

	Matter	(A)	(B)	(C)
(1)	Minimum Work Programs.
(2)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Exploration Wells. [NOTE: This list may be split in order to allow different levels of approval]
(3)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Appraisal Wells. [NOTE: This list may be split in order to allow different levels of approval]
(4)	Development Plans.
(5)	Production programs.
(6)	Completion of a well.
(7)	Plugging and abandoning a well.
(8)	Acquisition of G & G Data.

(9)	Construction of processing, treatment, compression, gathering, transportation and other downstream facilities.
(10)	Contract awards (if approval is required).
(11)	Determination that a Discovery is a Commercial Discovery.
(12)	Unitization under the terms of the Contract with an adjoining contract area.
(13)	Establishment of an interest bearing account for Joint Account monies.
(14)	Acquisition and development of Venture Information under terms other than as specified in Article 15.
(15)
(16)	All other matters within the Operating Committee’s authority.

5.10                        Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting.  Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

5.11                        Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting.  Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes.  A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes.  In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12                        Voting by Notice

(A)                              In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice.  The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination.  Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision.  Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)                                  forty eight (48) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)                                  thirty (30) Days in the case of all other proposals.

(B)                                Except in the case of Article 5.12(A)(1), any Party may, by notice delivered to all Parties within ten (10) Days of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice.  In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)                                Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)                               If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13                        Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

(A)                              If pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)                                  For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given to the Parties pursuant to Article [5.13(D)], as applicable.

(2)                                  For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(3)                                  For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

Check Paragraph (B) if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☒                                  OPTIONAL PROVISION (Paragraph (B))

(B)                                If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval.  Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal.  If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any non-consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Parties which were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest.  If the Operating Committee approves again the contemplated operation, any Party which voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the Operating Committee’s second approval of such contemplated operation.

(C)                                If the Consenting Parties to an Exclusive Operation under Article 5.13(A) [or Article 5.13(B)] concur, then the Operating Committee may, at any time, pursuant to this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D)                               Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued if:

(1)                                  an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2)                                  other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.12(A)(1) after receipt of Operator’s notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6
WORK PROGRAMS AND BUDGETS

6.1                               Exploration and Appraisal

(A)                              Within            (         ) Days after the Effective Date, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year.  Within          (        ) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)                                On or before the 30th Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year.  Within forty five (45) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(C)                                If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal.  If the Operating Committee determines that the Discovery merits appraisal, Operator within forty five (45) Days shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery.  Within forty five (45) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget.  If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government.  In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(D)                               The Work Program and Budget agreed pursuant to this Article shall include at least that part of the Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract.  If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget.  If competing proposals receive equal votes, then Operator shall choose between those competing proposals.  Any portion of a Work Program and Budget adopted pursuant to this Article 6.1(D) instead of Article 5.9 shall contain only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(E)                                 Any approved Work Program and Budget may be revised by the Operating Committee from time to time.  To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly.  Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the Contract.

(F)                                 Subject to Article 6.8, approval of any such Work Program and Budget which includes:

(1)                                  an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1 - No Casing Point Election
all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing an Exploration Well.

☐                                    ALTERNATIVE NO. 2 - Casing Point Election - (This alternative shall not apply where Minimum Work Obligations require Testing or Completing of a well.)

only expenditures necessary for the drilling, Deepening or Sidetracking of such Exploration Well, as applicable.  When an Exploration Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12(A)(1) an election to participate in an attempt to Complete such Exploration Well.  Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(2)                                  an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1 - No Casing Point Election
all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

☐                                    ALTERNATIVE NO. 2 - Casing Point Election - (This alternative shall not apply where Minimum Work Obligations require Testing or Completing of an Appraisal Well.)

only expenditures necessary for the drilling, Deepening or Sidetracking of such Appraisal Well, as applicable.  When an Appraisal Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12(A)(1) an election to participate in an attempt to Complete such Appraisal Well.  Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(G)                                Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties.  Any such proposal shall include an AFE for such Completion costs.

6.2                               Development

(A)                              If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget (or a multi-year Work Program and Budget pursuant to Article 6.5) and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)                                  details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2)                                  an estimated date for the commencement of production;

(3)                                  a delineation of the proposed Exploitation Area; and

(4)                                  any other information requested by the Operating Committee.

(B)                                After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development of a Discovery, as submitted by Operator.  If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government.  In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)                                If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the 30th Day of September of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year.  Subject to Article 6.5, within forty five (45) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3                               Production

On or before the 30th Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year.  Within forty five (45) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget, failing which the provisions of Article 6.1(D) shall be applied mutatis mutandis.

6.4                               Itemization of Expenditures

(A)                              During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)                                Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)                                  identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)                                  include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)                                  comply with the requirements of the Contract;

Check (4), if desired. Renumber following paragraph if (4) is not selected.

☒           OPTIONAL PROVISION

(4)           contain an estimate of funds to be expended by Calendar Quarter; and

Check (5), if desired.

☒                                  OPTIONAL PROVISION

(5)                                  during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

(C)                                The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5                               Multi-Year Work Program and Budget

Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget.  Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget.  If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

6.6                               Contract Awards

Check one Alternative.

☐                                    ALTERNATIVE NO. 1

Subject to the Contract, Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding [           U.S. dollars], Operator shall obtain the approval of the Operating Committee.

☐                                    ALTERNATIVE NO. 2 (From Paragraph (A) to (C))
Subject to the Contract, Operator shall award each contract for Joint Operations on the following basis (the amounts stated are in thousands of U.S. dollars):

	Procedure A	Procedure B	Procedure C
Exploration and Appraisal Operations	0 to 250	250 to 500	>500
Development Operations	0 to 500	500 to 1,500	>1,500
Production Operations	0 to 500	500 to 1,500	>1,500

Procedure A

(A)                              Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding one hundred thousand U.S. dollars, Operator shall obtain the approval of the Operating Committee.

Procedure B

(B)                                Operator shall:

(1)                                  provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)                                  add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3)                                  complete the tendering process within a reasonable period of time;

(4)                                  inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of Operator which exceed one hundred thousand U.S. dollars, Operator shall obtain the approval of the Operating Committee;

(5)                                  circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

(6)                                  upon the request of a Party, provide such Party with a copy of the final version of the contract.

Procedure C

(C)                                Operator shall:

(1)                                  provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)                                  add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3)                                  prepare and dispatch the tender documents to the entities on the list as aforesaid and to Non-Operators;

(4)                                  after the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

(5)                                  prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefor, and the technical, commercial and contractual terms to be agreed upon;

(6)                                  obtain the approval of the Operating Committee to the recommended bid; and

(7)                                  upon the request of a Party, provide such Party with a copy of the final version of the contract.

Check Article 6.7, if desired. Renumber following article if Article 6.7 is not selected.

☒           OPTIONAL PROVISION

[NOTE: If Article 6.7 is not checked, the definition of an AFE in Article 1.2 and all references to AFEs in Articles 1.20, 4.2(B)(5), 6.1(F), 6.1(G), 6.8(B), 7.4(C), and 13.4(A) are to be removed.]

6.7                               Authorization for Expenditure (“AFE”) Procedure

(A)                              Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be:

(1)                                  in excess of fifty thousand U.S. dollars in an exploration or appraisal Work Program and Budget;

(2)                                  in excess of two hundred thousand U.S. dollars in a development Work Program and Budget; and

(3)                                  in excess of two hundred thousand U.S. dollars in a production Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Article 6.7(C).  Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

Check one Alternative for Paragraph (B).

☐                                    ALTERNATIVE NO. 1

(B)                                Notwithstanding any other provision of this Agreement, all AFEs shall be for informational purposes only.  Approval of an operation in the current Work Program and Budget shall authorize Operator to conduct the operation (subject to Article 6.8) without further authorization from the Operating Committee.

☐                                    ALTERNATIVE NO. 2

(B)                                Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee.  If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement.  If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected.  Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 7.  When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

☒                                  ALTERNATIVE NO. 3

(B)                                Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee to an AFE for cost and technical control purposes.  A Party may vote to disapprove an AFE issued in furtherance of an approved Work Program and Budget only if (i) some or all of the costs described in the AFE exceed the line items in the approved Work Program and Budget by more than is permitted under Article 6.8; (ii) the proposed terms of any third party contract described in the AFE do not approximate fair market terms; or (iii) in such Party’s good faith opinion, any material technical specifications contained in the AFE that are not in the approved Work Program and Budget are imprudent or are not supported by the known data about the formations being drilled.  A Party’s vote shall be considered a vote to approve the AFE unless the Party specifically describes one or more of the three reasons listed above as the basis for its vote of disapproval.  If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement.  If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected.  Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 7.  When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(C)                                Each AFE proposed by Operator shall:

(1)                                  identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(2)                                  describe the work in detail;

(3)                                  contain Operator’s best estimate of the total funds required to carry out such work;

(4)                                  outline the proposed work schedule;

(5)                                  provide a timetable of expenditures, if known; and

(6)                                  be accompanied by such other supporting information as is necessary for an informed decision.

6.8          Overexpenditures of Work Programs and Budgets

(A)                              For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

(B)                                At such time Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1 – Informational AFE System
a reasonably detailed estimate for the Operating Committee’s approval.  The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget.  Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

☒                                  ALTERNATIVE NO. 2 – Operational AFE System
a supplemental AFE for the estimated expenditures for the Operating Committee’s approval, and Operator shall provide reasonable details of such overexpenditures.  The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget.  Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C)                                The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for Urgent Operational Matters and measures set out in Article 13.5 without the Operating Committee’s approval.

ARTICLE 7
OPERATIONS BY LESS THAN ALL PARTIES

7.1                               Limitation on Applicability

(A)                              No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7.  No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.10) which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

(B)                                Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7.

Check if desired.

☐                                    OPTIONAL PROVISION

Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations are fulfilled.

(C)                                No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10.

Check one Alternative for Paragraph (D).

☐                                    ALTERNATIVE NO. 1

(D)                               Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Article 7.

☒                                  ALTERNATIVE NO. 2

(D)                               The following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

(1)                                  drilling and/or Testing of Exploration Wells and Appraisal Wells;

(2)                                  Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Hydrocarbons;

(3)                                  Deepening, Sidetracking, Plugging Back and/or Recompletion of Exploration Wells and Appraisal Wells;

(4)                                  development of a Commercial Discovery;

(5)                                  acquisition of G & G Data;

(6)                                  any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10; and

(7)                                  any operation that has unanimous approval from the Parties.

No other type of operation may be proposed or conducted as an Exclusive Operation.

7.2                               Procedure to Propose Exclusive Operations

(A)                              Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C).  Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)                                Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)                                  For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)                                  For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3)                                  For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C)                                Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)                               If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation.  Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)                                 If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1 (From Paragraph (1) to (3))

(1)                                  The Party proposing the Exclusive Operation, together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in Article 7.2(B), to instruct Operator (subject to Article 7.12(F)) to conduct the Exclusive Operation.

(2)                                  If the Exclusive Operation is conducted, the Consenting Parties shall bear a Participating Interest in such Exclusive Operation, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A), or as the Consenting Parties may otherwise agree.

(3)                                  If such Exclusive Operation has not been commenced within              (        ) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the instruction given to Operator under Article 7.2(E)(1), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

☒                                  ALTERNATIVE NO. 2 (From Paragraph (1) to (8))

(1)                                  Immediately after the expiration of the applicable notice period set out in Article 7.2(B), Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(2)                                  Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(3)                                  Within twenty-four (24) hours after receipt of such notice, each Consenting Party shall respond to Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(a)                                  only its Participating Interest as stated in Article 3.2(A);

(b)                                 a fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A); or

(c)                                  the Participating Interest as contemplated by Article 7.2(E)(3)(b) plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other

Consenting Parties. Any portion of such difference claimed by more than one Party shall be distributed to each claimant on a pro-rata basis.

(4)                                  Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2(E)(3)(b) as to the Exclusive Operation.

(5)                                  If, within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2(E)(3), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(6)                                  If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(7)                                  As soon as any Exclusive Operation is fully subscribed pursuant to Article 7.2(E)(6), Operator, subject to Article 7.12(F), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(8)                                  If such Exclusive Operation has not been commenced within ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the notice given by Operator under Article 7.2(E)(6), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3                               Responsibility for Exclusive Operations

(A)                              The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)                                Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4                               Consequences of Exclusive Operations

(A)                              With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data.  If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

(B)                                Subject to Article 7.4(C) [and Articles 7.6(E) and 7.8, if selected], each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)                                  all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)                                  all of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a)                                  from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b)                                 from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C)                                A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)                                  If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal program.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, and to pay such amounts as set out in Articles 7.5(A) and 7.5(B).

(2)                                  If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract.  For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

(3)                                  If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation.  The

Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

(D)                               If a Non-Consenting Party does not properly and in a timely manner exercise its option under Article 7.4(C), including paying all amounts due in accordance with Articles 7.5(A) and 7.5(B), such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E)                                 A Non-Consenting Party exercising its option under Article 7.4(C) shall notify the other Parties that it agrees to bear its share of the liability and expense of such further operation and to reimburse the amounts set out in Articles 7.5(A) and 7.5(B) that such Non-Consenting Party had not previously paid.  Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid pursuant to Articles 7.5(A) and 7.5(B) incident to such Exclusive Operations.  The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A).  The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

(F)                                 If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery.  Following such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Contract).  Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1)                                  if the Contract so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area, or

(2)                                  if the Contract does not so allow, be deemed to have:

(a)                                  elected not to apply for an Exploitation Area covering such development;

(b)                                 forfeited all economic interest in such Exploitation Area; and

(c)                                  assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5                               Premium to Participate in Exclusive Operations

(A)          Each such Non-Consenting Party shall:

Check one Alternative.

☒           ALTERNATIVE NO. 1

within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds to the Consenting Parties in proportion to their respective Participating Interests in such Exclusive Operations a lump sum amount payable in the currency designated by such Consenting Parties.  Such lump sum amount shall be equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

☐            ALTERNATIVE NO. 2

immediately upon the exercise of its option under Article 7.4(C), begin to bear one hundred percent (100%) of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until such Non-Consenting Party has reimbursed the original Consenting Parties (in proportion to their respective Participating Interest in the Exclusive Operations in which such Non-Consenting Party is reinstating its rights) an amount equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B) and that were not previously paid by such Non-Consenting Party.

(B)                                In addition to the payment required under Article 7.5(A), immediately following the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall be liable to reimburse the Consenting Parties who took the risk of such Exclusive Operations (in proportion to their respective Participating Interests) an amount equal to the total of:

(1)                                  fifty percent (50%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)                                  one hundred percent (100%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3)                                  one hundred percent (100%) of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(C)                                Each such Non-Consenting Party who is liable for the amounts set out in Article 7.5(B) shall:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds the full amount due from it under Article 7.5(B) to such Consenting Parties, in the currency designated by such Consenting Parties.

☐                                    ALTERNATIVE NO. 2
bear one hundred percent (100%) of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until each Non-Consenting Party has reimbursed the full amount due from it under Article 7.5(B).  Unless otherwise agreed, any balance remaining unreimbursed at the end of, or upon a Party’s withdrawal from, the subject Exploration Period will be reimbursed by cash payment in the currency designated by the Consenting Parties who took the risk of such Exclusive Operations.  The due date for any such payment shall be fifteen (15) Days after notice from Operator of the balance remaining unreimbursed.  Unpaid amounts shall accrue interest at the Agreed Interest Rate from the due date until timely paid in full.  With respect to Parties who are participants in an on-going Exploitation Period, any balance remaining unreimbursed after twenty-four (24) months from the date of the notice under Article 7.4(C) shall be settled through allocation from the Non-Consenting Parties to the Consenting Parties of an additional share of Profit Hydrocarbons, such allocation timed to enable the reimbursement to be completed in not more than thirty (30) months from the date of the notice under Article 7.4(C).

(D)                               The Non-Consenting Party exercising its option under Article 7.4(C) shall, in accordance with Article 19, be entitled to all Cost Hydrocarbons derived from reimbursements made under Article 7.5(A).  Such Non-Consenting Party shall not be entitled to Cost Hydrocarbons associated with payments made under Article 7.5(B), unless the Contract or any Laws / Regulations require otherwise.  Each Consenting Party shall have the right to refuse to accept all or any portion of its share of amounts paid under Articles 7.5(A) and 7.5(B).  In such case the refused amount shall be distributed to each non-refusing Consenting Party on a pro-rata basis.

7.6                               Order of Preference of Operations

(A)                              Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation.  Such alternative proposal shall contain the information required under Article 7.2(A).

(B)                                Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals.  Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C)                                The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals.  In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D)                               Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B).  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

Check Paragraph (E), if desired.

☒                                  OPTIONAL PROVISION

(E)                                 Notwithstanding the provisions of Article 7.4(B), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled.  Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well.  Each such Non-Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed.  All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties.  If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4(B) shall continue to apply to such Non-Consenting Party’s interest.

7.7                               Stand-By Costs

(A)                              When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed.  Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)                                If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period.  Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period.  If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

Check Article 7.8, if desired. Renumber following articles if Article 7.8 is not selected.

☒           OPTIONAL PROVISION

7.8                               Special Considerations Regarding Deepening and Sidetracking

(A)                              An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.8 the opportunity to participate in such operation.

(B)                                In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2.  If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe amounts pursuant to Article 7.5(B), and such Non-Consenting Party’s payment pursuant to Article 7.5(A) shall be such Non-Consenting Party’s Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9                               Use of Property

(A)                              The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged.  On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

Check Paragraph (B), if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☒                                  OPTIONAL PROVISION

(B)                                Any Party (whether owning interests in the platform or not) shall be permitted to use spare slots in a platform constructed pursuant to this Agreement for purposes of drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area.  No Party except an owner of a platform may drill Development Wells or run production from a well (except production resulting from initial well tests) from the platform without the prior written consent of all platform owners.  If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Article 7.9(B).  Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to (1) that portion of the total cost of the platform (including costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax law of the host country, that one well slot bears to the total number of slots on the platform plus (2) that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Article 7.9(B) bears to the total number of wells served by such platform.  Consenting Parties who have paid to drill a well from a platform under this Article 7.9(B) shall be entitled to Deepen or Sidetrack that well for no additional charge if done prior to moving the drilling rig off of location.

Check Paragraph (C), if desired. Renumber following paragraphs if Paragraph (C) is not selected.

☒                                  OPTIONAL PROVISION

(C)                                Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below.  All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days prior to the beginning of each month.  Operator may nominate capacity for the owners of the equipment if they so elect.  If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority:  (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement.  Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.9(C). Otherwise, each Party using equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area.  If no arm’s-length rates for such services are available, then the Party desiring to use equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment.

Check, if desired, Paragraph (D) in conjunction with Paragraph (B) or (C). Renumber following paragraph if Paragraph (D) is not selected.

☒                                  OPTIONAL PROVISION

(D)                               Payment for the use of a platform under Article 7.9(B) or the use of equipment under Article 7.9(C) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties.  However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

Check, if desired, Paragraph (E) in conjunction with Paragraph (C) or (D).

☒                                  OPTIONAL PROVISION

(E)                                 Parties electing to use spare capacity on platforms or in equipment pursuant to Article 7.9(B) or Article 7.9(C) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which

Operator is solely responsible under Article 4.6.

7.10                        Lost Production During Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner.  Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation.  The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest.  Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

Check Article 7.11, if desired. Renumber following article if Article 7.11 is not selected.

☒                                  OPTIONAL PROVISION:

7.11                        Production Bonuses

The bonus payable by the Parties under the Contract (“Production Bonus”) shall be charged to the Joint Account if there is no Hydrocarbon production from an Exclusive Operation at the time they are incurred.  If there is Hydrocarbon production from one or more Exclusive Operations, then any Production Bonus which becomes payable under the Contract shall be borne

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
totally by the Exploitation Area(s) in which the average daily commercial production of Hydrocarbons during the      Day period preceding the date on which liability for the Production Bonus is incurred exceeded their average daily production of Hydrocarbons during the immediately preceding      Day period, in proportion to the amount of the increase for each such Exploitation Area.

☐                                    ALTERNATIVE NO. 2
by each Exploitation Area, in the proportion that its average daily production of Hydrocarbons bears to the total average daily production of Hydrocarbons from the Contract Area during the      Day period preceding the date on which liability for the Production Bonus is incurred.

☒                                  ALTERNATIVE NO. 3
by each Exploitation Area that produced Hydrocarbons during the thirty Day period preceding the date on which liability for the Production Bonus is incurred, in the proportion that its cumulative production of Hydrocarbons through that date bears to the total cumulative production of Hydrocarbons through that date from all Exploitation Areas liable for the Production Bonus.

☐                                    ALTERNATIVE NO. 4
by the Parties in accordance with their Participating Interests.

The Parties in an Exploitation Area shall bear the Production Bonus allocated to that Exploitation Area in accordance with their Participating Interests in that Exploitation Area as of the date on which liability for the Production Bonus was incurred.  Only types, grades and qualities of

Hydrocarbons used for the determination of the Production Bonus under the Contract shall be utilized in the calculations in this Article 7.11.

7.12                        Conduct of Exclusive Operations

(A)                              Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)                                The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)                                Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure.  Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D)                               Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)                                 Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5.  If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party’s Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well.  Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery.  If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)                                 If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then  Operator

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

☒                                  ALTERNATIVE NO. 2
shall resign as Operator for the Exploitation Area for such Discovery.  If Operator so resigns, the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8
DEFAULT

8.1                               Default and Notice

(A)          Any Party that fails to:

(1)                                  pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)                                  obtain and maintain any Security required of such Party under the Contract or this Agreement;

shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the “Default Notice”) to the Defaulting Party and each of the non-defaulting Parties.

(B)                                For the purposes of this Article 8, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2                               Operating Committee Meetings and Data

(A)                              Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)                                  call or attend Operating Committee or subcommittee meetings;

(2)                                  vote on any matter coming before the Operating Committee or any subcommittee;

(3)                                  access any data or information relating to any operations under this Agreement;

(4)                                  consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5)                                  Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6)                                  consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

(7)                                  receive its Entitlement in accordance with Article 8.4;

(8)                                  withdraw from this Agreement under Article 13; or

(9)                                  take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

(B)                                Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)                                  unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2)                                  any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)                                  the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4)                                  the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3                               Allocation of Defaulted Accounts

(A)                              The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of: (i) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and (ii) if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security.  Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties.  For the purposes of this Article 8:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B)                                If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile or telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A).  Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(i) before the Default Period commences and its obligations under Article 8.3(A)(ii) within ten (10) Days following the Default Notice.  If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8.  The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(C)                                If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint

Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed.  The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement.  The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available.  When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period.  The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C), except to the extent Operator would be liable under Article 4.6.

8.4                               Remedies

(A)                              During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties.  Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.  When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)                                If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)                                The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

Check one Alternative for Paragraph (D).

☐                                    ALTERNATIVE 1 — Forfeiture

(D) (1)              If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default,

Check one Alternative.

☐                                    ALTERNATIVE 1-1
each non-defaulting Party

☒                                  ALTERNATIVE NO. 1-2
a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party)

shall have the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement and the Contract.  Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party.  If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties.  Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(1) shall be in proportion to the Participating Interests of the non-defaulting Parties.

Check if desired in conjunction with Alternative 1.

☐                                    OPTIONAL PROVISION — Expedited Forfeiture for Subsequent Default

(2)                                  A Party which is held in default under this Agreement (and subsequently cures such default) shall be subject to the provisions of this Article 8.4(D)(2) for a period of      Days following the last Day of the Default Period associated with such initial occurrence of default.  If such Party fails to remedy a subsequent default by the fifteenth (15th) Day following the date of the Default Notice associated with such subsequent occasion of default (a “Repeat Defaulting Party”), then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default,

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
each non-defaulting Party

☐                                    ALTERNATIVE NO. 2
a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Repeat Defaulting Party)

shall have the option, exercisable at any time thereafter until the Repeat Defaulting Party has completely cured its defaults, to require that the Repeat Defaulting Party completely withdraw from this Agreement and the Contract.  Such option shall be exercised by notice to the Repeat Defaulting Party and each non-defaulting Party.  If such option is exercised, the Repeat Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties.  Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(2) shall be in proportion to the Participating Interests of the non-defaulting Parties

☐                                    ALTERNATIVE NO. 2 — Buy-Out of Defaulting Party’s Participating Interest

(D)                               Each Party grants to each of the other Parties the right and option to acquire (the “Buy-Out Option”) all of its Participating Interest for a value (the “Appraised Value”) as determined in this Article 8.4(D) in the event that such Party becomes a Defaulting Party and fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice.  If a Defaulting Party fails to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default,

Check one Alternative.

☐            ALTERNATIVE NO. 2-1

each non-defaulting Party may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each non-defaulting Party (the “Option Notice”). The Defaulting Party shall be obligated to transfer, pursuant to Article 13.6, effective on the date of the Option Notice, its Participating Interest to the non-defaulting Parties having exercised the Buy-Out Option (each, an “Acquiring Party”). If, within thirty (30) Days after the Buy-Out Option is first exercised by an Acquiring Party, other non-defaulting Parties become an Acquiring Party, each Acquiring Party shall acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of its own Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Appraised Value (as defined below), unless they otherwise agree.  Each Acquiring Party shall specify in its Option Notice a value for the Defaulting Party’s Participating Interest.  Within five (5) Days of the Option Notice, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts, with respect to each Acquiring Party, the value specified by such Acquiring Party in its Option Notice (in which case this value is, with respect to such Acquiring Party, the “Appraised Value”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its Participating Interest (in which case the value determined by such expert shall be deemed the “Appraised Value”).  If the Defaulting Party fails to so notify the Acquiring Parties, then the Defaulting Party shall be deemed to have accepted, with respect to each Acquiring Party, such Acquiring Party’s proposed value as the Appraised Value.

☐                                    ALTERNATIVE NO. 2-2

a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party) may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each non-defaulting Party (the “Option Notice”).  If more than one non-defaulting Party elects to exercise the Buy-Out Option, each electing non-defaulting Party (collectively, the “Acquiring Parties”) shall acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of its own Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Appraised Value (as defined below), unless they otherwise agree.  The Defaulting Party shall be obligated to transfer, pursuant to Article 13.6, effective on the date of the Option Notice, its Participating Interest to the Acquiring Parties in consideration of the payment to the Defaulting Party of the Appraised Value.  In the Option Notice the Acquiring Parties shall specify a value for the Defaulting Party’s Participating Interest.  Within five (5) Days of the Option

Notice, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts the value specified in the Option Notice (in which case such value is the “Appraised Value”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its Participating Interest (in which case the value determined by such expert shall be deemed the “Appraised Value”).  If the Defaulting Party fails to so notify the Acquiring Parties, the Defaulting Party shall be deemed to have accepted the Acquiring Parties’ value as the Appraised Value.

If the valuation of the Defaulting Party’s Participating Interest is referred to an expert, such expert shall determine the Appraised Value which shall be equal to the fair market value of the Defaulting Party’s Participating Interest, less the following: (i) the Total Amount in Default; (ii) all costs, including the costs of the expert, to obtain such valuation; and (iii)     percent (  %) of the fair market value of the Defaulting Party’s Participating Interest.

The Appraised Value shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Appraised Value as follows:

(1)                                  the first installment shall be due and payable to the Defaulting Party within [15 Days] after the date on which the Defaulting Party’s Participating Interest is effectively transferred to the Acquiring Parties (the “Transfer Date”);

(2)                                  the second installment shall be due and payable to the Defaulting Party within [180 Days] after the Transfer Date;

(3)                                  the third installment shall be due and payable to the Defaulting Party within [365 Days] after the Transfer Date; and

(4)                                  the fourth installment shall be due and payable to the Defaulting Party within [545 Days] after the Transfer Date.

Check Paragraph (E), if desired. Renumber following paragraphs if Paragraph (E) is not selected.

☐                                    OPTIONAL PROVISION- Security Interest

(E)                                 In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, in the event a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Contract and the Laws / Regulations.

(1)                                  Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or hereafter acquired, together with all products and proceeds derived from that Participating Interest (collectively, the “Collateral”) as security for (i) the payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and (ii) any Security which such Party is required to provide under the Contract.

(2)                                  Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time thereafter during the Default Period, to foreclose its mortgage and security interest against its prorata share of the

Collateral by any means permitted under the Contract and the Laws / Regulations and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws / Regulations, and subject to the provisions of Article 12.   Except as may be prohibited by the Contract or the Laws / Regulations, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4.   Any deficiency in the amounts received by the foreclosing party shall remain a debt due by the Defaulting Party.  The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them.  Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

(3)                                  Each Party agrees to execute such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4(E).

(F)                                 For purposes of [Articles 8.4(D) and 8.4(E), as elected], the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer.  The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests.  In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it.  Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(G)                                The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(H)                               The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise.  Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5                               Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6                               No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required.  Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9
DISPOSITION OF PRODUCTION

9.1                               Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2                               Disposition of Crude Oil

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
Crude Oil to be produced from an Exploitation Area shall be taken and disposed of in accordance with the rules and procedures set forth in Exhibit D.

☐            ALTERNATIVE NO. 2

If Crude Oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.  The lifting procedure shall be based on the AIPN Model Form Lifting Procedure and shall contain all such terms as may be negotiated and agreed by the Parties, consistent with the Development Plan and subject to the terms of the Contract.  The Government Oil & Gas Company may, if necessary and practicable, also be party to the lifting agreement; if the Government Oil & Gas Company is a party to the lifting agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article 9.2.  If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the terms set forth in the AIPN Model Form Lifting Procedure until a lifting agreement is executed by the Parties.

☐                                    ALTERNATIVE NO. 3
If Crude Oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.  The Government Oil & Gas Company may, if necessary and practicable, also be party to the lifting agreement; if the Government Oil & Gas Company is party to the lifting agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article 9.2.  The lifting agreement shall, to the extent consistent with the Development Plan and subject to the terms of the Contract, make provision for:

(a)                                  the delivery point at which title and risk of loss of each Party’s Entitlement of Crude Oil shall pass to such Party;

(b)                                 Operator’s regular periodic advice to the Parties of estimates of total available production for succeeding periods, quantities of each type and/or grade of Crude Oil and each Party’s Entitlement for as far ahead as is necessary for Operator and the Parties to plan lifting arrangements.  Such advice shall also cover, for each type and/or grade of Crude Oil, the total available production and deliveries for the preceding period, and overlifts and underlifts;

(c)                                  nomination by the Parties to Operator of acceptance of their shares of total available production for the succeeding period.  Such nominations shall in any one period be for each Party’s entire Entitlement of available production during that period, subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

(d)                                 timely mitigation of the effects of overlifts and underlifts and any related re-allocation of Cost Hydrocarbons and Profit Hydrocarbons;

(e)                                  if offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

(f)                                    distribution to the Parties of available grades, gravities and qualities of Crude Oil to ensure, to the extent Parties take delivery of their Entitlements as they accrue, that each Party shall receive in each period Entitlements of grades, gravities and qualities of Crude Oil from each Exploitation Area in which it participates similar to the grades, gravities and qualities of Crude Oil received by each other Party from that Exploitation Area in that period;

(g)                                 to the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

(h)                                 the right of the other Parties to sell an Entitlement which a Party fails to nominate for acceptance pursuant to (c) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of Operator’s or such Party’s obligations under the terms of the Contract, or is likely to result in the curtailment or shut-in of production.  Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations.  Operator shall give all Parties as much notice as is practicable of such situation and that a right of sale option has arisen.  Any sale shall be of the unnominated or undelivered Entitlement (as the case may be) and for reasonable periods of time (in no event to exceed twelve (12) months).  Payment terms for production sold under this option shall be established in the lifting agreement.

If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the principles set forth in this Article 9.2 until a lifting agreement is executed by the Parties.

☒                                  ALTERNATIVE NO. 4
The Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and endeavor to conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.

9.3          Disposition of Natural Gas

Check one Alternative.

☐            ALTERNATIVE NO. 1 (From Paragraph (A) to (B))

(A)          Natural Gas to be produced from an Exploitation Area shall be taken and disposed of in accordance with the rules and procedures set forth in this Article 9.3.  The Parties recognize that, in the event of individual disposition of Natural Gas, imbalances may arise with the result being that a Party will temporarily have disposed of more than its Participating Interest share of production of Natural Gas.  Accordingly, if Natural Gas is to be produced from an Exploitation Area, the Parties shall, in good faith and no later than the date on which the Development Plan for Natural Gas production is approved by the Operating Committee, negotiate and conclude the terms of a balancing agreement to cover the disposition of Natural Gas produced under the Contract, regardless of whether all of the Parties have entered into a sales arrangement or sales contract for their respective Entitlement of Natural Gas.  The Natural Gas balancing agreement shall, subject to the terms of the Contract, make provision for:

(1)           the right of a Party not in default to take delivery of Natural Gas (and to thereby use all relevant facilities) in excess of its Participating Interest share of production, subject to the right of an under-taking Party to take later delivery of make-up Natural Gas; provided that, such make-up Natural Gas shall in no month exceed                      percent of total Natural Gas production produced monthly from the Exploitation Area, and further provided the such under-taking Party shall lose its right to such make-up Natural Gas if it has not taken delivery of the make-up Natural Gas within                      [months/years] after the excess Natural Gas was originally taken;

Check if desired.

☐            OPTIONAL PROVISION

and further provided that in the event any Party takes delivery of Natural Gas in excess of its Participating Interest share of production, such overproduction shall in no month exceed              percent of such Party’s Participating Interest share of production;

(2)           balancing of overproduction and underproduction on a gross calorific value basis, determined by comparison of the Natural Gas taken by a Party with that Party’s Participating Interest share of production for the period of time;

(3)           Natural Gas taken by a Party being regarded as Natural Gas taken and owned exclusively for its own account with title thereto being in such Party, regardless of whether such Natural Gas is (i) attributable to such Party’s Participating Interest share of production; (ii) taken as overproduction; or (iii) taken as make-up for past underproduction;

(4)           unless otherwise agreed, no agency relationship or other relationship of trust and confidence being created between the Parties in regard to disposition of Natural Gas;

(5)           unless otherwise agreed, the delivery point (at which title and risk of loss of Entitlements of Natural Gas shall pass to the Party taking delivery of such Natural Gas) being the point where fiscal calculations are made consistent with the Contract;

(6)           each Party’s provision to Operator of such information respecting such Party’s arrangements for the disposition of its Entitlement of Natural Gas production as Operator may reasonably require in order to conduct Joint Operations in accordance with Article 4.2;

(7)           each Party’s regular periodic nominations to Operator of the amount of such Party’s Entitlement of total available Natural Gas production which it wishes to accept during a defined future period, along with Operator’s regular periodic advice to the Parties of estimates of total Natural Gas production (as reasonably in advance as practicable in order to assist the Parties to plan Natural Gas disposition arrangements); provided, however, that the Parties recognize that Operator’s estimates may vary from the actual Natural Gas volumes produced and that the Parties may rely upon any such information at their own risk; and

(8)           the allocation of Cost Hydrocarbons and Profit Hydrocarbons in relation to such individual Natural Gas disposition.

If such balancing agreement has not been entered into by the date of first delivery of Natural Gas, the Parties shall nonetheless be bound by the principles set forth in this Article 9.3(A) until a Natural Gas balancing agreement has been entered into between the Parties in accordance with this Agreement.

(B)           Unless prohibited by the Laws / Regulations, the Parties may, by unanimous execution of a multiparty Natural Gas disposition agreement, agree to dispose of Natural Gas produced under the Contract on a multiparty basis to a common purchaser or purchasers.  The multiparty Natural Gas disposition agreement shall, subject to the Contract, make provision for:

(1)           the terms of sale or disposition of Natural Gas on a multiparty basis;

(2)           the Parties’ rights and obligations with respect to the disposition of Natural Gas on a multiparty basis, including the extent to which Operator is designated as the Parties’ authorized representative for the purpose of conducting marketing studies, designing and constructing necessary facilities, investigating financing opportunities, and negotiating sales agreements;

(3)           the managerial structure for making decisions governing the multiparty disposal venture;

(4)           the scope and duration of the multiparty disposal venture;

(5)           the extent, if any, to which the costs of the multiparty disposal venture are chargeable to the Joint Account;

(6)           the obligation of the Parties to participate in all Natural Gas infrastructure necessary for such multiparty Natural Gas disposal, and the multiparty disposition venture governing only such Natural Gas infrastructure as is necessary to deliver Natural Gas to the point where fiscal calculations are made for the purposes of the Contract;

(7)           the extent to which a Party shall have, or shall be permitted to hold itself out as having, the authority to create any obligation on behalf of the multiparty disposal venture;

(8)           confirmation that the relationship among the Parties shall be contractual only and shall not be construed as creating a partnership or other recognized association;

(9)           confirmation that formation of the multiparty disposal venture shall not create any rights in any persons not a party thereto; and

(10)         the allocation of Cost Hydrocarbons and Profit Hydrocarbons in relation to the multiparty Natural Gas disposal.

☒           ALTERNATIVE NO. 2

The Parties recognize that if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the Natural Gas, which are consistent with the Development Plan and subject to the terms of the Contract.

9.4          Principles of Natural Gas Agreement(s) with the Government

(A)          The Government Oil & Gas Company may, if necessary and practicable, also be party to the balancing agreement under Article 9.3(A) and/or the multiparty disposition venture under Article 9.3(B).  If the Government Oil & Gas Company is party to the balancing agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in Article 9.3(A).  Furthermore, if the Government Oil & Gas Company is party to the multiparty disposition venture, then the Parties shall endeavor to obtain its agreement to the principles set forth in Article 9.3(B).

(B)           In addition, the Parties shall endeavor to include in the Contract, and in any other agreement with the Government Oil & Gas Company in relation to the disposition of Natural Gas, the following principles:

(1)           assured access to a fair share of the available Natural Gas market, including suitable assurances for Government controlled sales;

(2)           the right to market Natural Gas, including purchase of the Government’s share, to the highest value outlets (domestic or export) and the right to export the Parties’ Entitlements of Natural Gas;

(3)           a minimum contractual term which provides a reasonable period to develop a Natural Gas market and enables Natural Gas reserves to be produced for their full economic life; and

(4)           assured access to infrastructure for the purposes of processing and/or transporting Natural Gas at a competitive tariff.

ARTICLE 10
ABANDONMENT

10.1        Abandonment of Wells Drilled as Joint Operations

(A)          A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B)           Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)           If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws / Regulations, any Party voting against such decision may propose (within the time periods allowed by Article 5.13(A)) to conduct an alternate Exclusive Operation in the wellbore.  If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

(D)          Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with the Laws / Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

Check Paragraph (E), if desired.

☒           OPTIONAL PROVISION

(E)           Notwithstanding anything to the contrary in this Article 10.1:

(1)           If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, subject to the Laws / Regulations, any Party voting against the decision may propose (within five (5) Days after the time specified in Article 5.6, Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, has expired) to take over the entire well as an Exclusive Operation.  Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

Check one Alternative.

☐            ALTERNATIVE NO. 1

In such event, the Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well in the event that the well taken over becomes impaired or fails.

☒           ALTERNATIVE NO. 2

In such event, the Consenting Parties shall be entitled to conduct an Exclusive Operation in the well; provided that the proposed operation may not be in the same Zone from which production was previously obtained nor be in a Zone which is produced by any other Joint Operation wells.

(2)           Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B).  The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with the Laws / Regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

(3)           Subject to Article 7.12(F), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2        Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

Check Article 10.3, if desired.

☐            OPTIONAL PROVISION

10.3        Abandonment Security

If under the Contract or the Laws / Regulations, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall negotiate a security agreement, which shall be completed and executed by all Parties participating in such Development Plan prior to application for an Exploitation Area.  The security agreement shall incorporate the following principles:

(A)          a Security shall be provided by each such Party for each Calendar Year commencing with the Calendar Year in which the Discounted Net Value equals        percent (       %) of the Discounted Net Cost; and

(B)           the amount of the Security required to be provided by each such Party in any Calendar Year (including any security previously provided which will still be current throughout such Calendar Year) shall be equal to the amount by which         percent (       %) of the Discounted Net Cost exceeds the Discounted Net Value.

“Discounted Net Cost” means that portion of each Party’s anticipated before tax cost of ceasing operations in accordance with the Laws / Regulations which remains after deduction of salvage value.  Such portion should be calculated at the anticipated time of ceasing operations and discounted at the Discount Rate to December 31 of the Calendar Year in question.

“Discounted Net Value” means the value of each Party’s estimated Entitlement which remains after payment of estimated liabilities and expenses required to win, save and transport such production to the delivery point and after deduction of estimated applicable taxes, royalties, imposts and levies on such production.  Such Entitlement shall be calculated using estimated market prices and including taxes on income, discounted at the Discount Rate to December 31 of the Calendar Year in question.  No account shall be taken of tax allowances expected to be available in respect of the costs of ceasing operations.

“Discount Rate” means the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits applicable to the date falling thirty (30) Business Days prior to the start of a Calendar Year as published in London by the Financial Times or if not published then by The Wall Street Journal.

ARTICLE 11
SURRENDER, EXTENSIONS AND RENEWALS

11.1        Surrender

(A)          If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender.  Prior to the end of such period, the Operating Committee shall determine pursuant to Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract.  If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted.  If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted.  In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender.  Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(B)           A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2        Extension of the Term

(A)          A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article 5.

(B)           Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee.  If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12
TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

12.1        Obligations

(A)          Subject to the requirements of the Contract,

(i)            any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

(ii)           a Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then:

Check one Alternative.

☒           ALTERNATIVE NO. 1

each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled.  Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

☐            ALTERNATIVE NO. 2

the transferor or Party subject to the Change in Control shall pay to the other Parties in proportion to their Participating Interests, as their exclusive remedy, liquidated damages in an amount equal to           percent (      %) of the Cash Value of the Participating Interest that is the subject of the Transfer or Change in Control.  The Parties agree that it would be difficult if not impossible to determine accurately the actual amount of damages suffered by the other Parties as a result of the failure to comply with the terms of this Article 12 and that these liquidated damages constitute a reasonable approximation of the damages that would be suffered by such other Parties.

(B)           For purposes of this Agreement:

“Cash Transfer” means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

“Cash Value” means

Check one Alternative.

☒           ALTERNATIVE NO. 1
the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

☐            ALTERNATIVE NO. 2
the market value (expressed in U.S. dollars) of the Participating Interest subject to the proposed Transfer or Change in Control, based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Participating Interest represents more than sixty five percent (65%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control.   For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance.  “Encumber” and other derivatives shall be construed accordingly.

“Transfer” means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

12.2.       Transfer

(A)          Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent (5%) or any interest other than a Participating Interest in the Contract and this Agreement.

(B)           Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest.  In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed in accordance with Article 4.11.  If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

(C)           Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer.  Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer

Check one alternative

☐            ALTERNATIVE NO. 1
and shall also include

☒           ALTERNATIVE NO. 2
but shall not include

costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D)          A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1)           it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)           except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall not be unreasonably denied.

No consent shall be required under this Article 12.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)           Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)           such Party shall remain liable for all obligations relating to such interest;

(2)           the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

(3)           such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement; [and]

Check paragraph (4), if desired.

☐            OPTIONAL PROVISION

(4)           the Lien Holder shall first enter into and deliver a subordination agreement in favor of the other Parties, substantially in the form attached to this Agreement as Exhibit       . [NOTE: If possible, the Parties should agree in advance to the form of such subordination agreement and attach such form as an Exhibit to this Agreement ]

Check one Optional Alternative for Paragraph (F), if desired.

☐            OPTIONAL ALTERNATIVE NO. 1 - Preemptive Rights

(F)           Any Transfer of all or a portion of a Party’s Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance as provided in Article 12.2(E), shall be subject to the following procedure.

(1)           Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest (and, if applicable, the determination of the Cash Value of the Participating Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 12.2(F)(3) if, within thirty (30) Days of the transferor’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.2(F)(3) and 12.2(F)(4), where applicable).  If no Party delivers such counter-notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 12.2(F) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are included in the Transfer.

(2)           If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Participating Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee.  In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Participating Interest on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Participating Interest for cash.  In the case of a package sale, no Party may acquire the Participating Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee.  If for any reason the package sale terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed package sale shall also terminate.

(4)           For purposes of Article 12.2(F)(3), the Cash Value proposed by the transferor in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the transferor with a copy to the other Parties within ten (10) Days of receipt of the transferor’s notice stating that it does not agree with the transferor’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful.  In such event, the transferor and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value.  If no agreement has been reached by the end of such fifteen (15) Day period, either the transferor or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)           If the determination of the Cash Value is referred to an independent expert and the value submitted by the transferor is no more than five percent (5%) above the Cash Value determined by the independent expert, the transferor’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert.  If the value submitted by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the transferor shall pay all costs of the expert.  Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)           Once the Cash Value is determined under Article 12.2(F)(5), Operator shall provide notice of such Cash Value to all Parties and

Check one Alternative.

☐            ALTERNATIVE NO. 1
the transferor shall be obligated to sell and the Parties which provided notice of their intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1) shall be obligated to buy the Participating Interest at said value.

☐            ALTERNATIVE NO. 2
if the Cash Value that was submitted to the independent expert by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the transferor may elect to terminate its proposed Transfer by notice to all other Parties within five (5) Days after notice to the Parties of the final Cash Value.  Similarly, if the Cash Value that was determined by the independent expert is more than five percent (5%) above the Cash Value submitted to the independent expert by a Disagreeing Party (or, in the case of a Party that is not a Disagreeing Party, is more than five percent (5%) above the Cash Value originally proposed by the transferor), such Party may elect to revoke its notice of intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1).  If the transferor does not properly terminate the proposed Transfer and one or more Parties which provided notices of their intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1) have not properly revoked their notices of such intention, then the transferor shall be obligated to sell and such Parties shall be obligated to buy the Participating Interest at the Cash Value as determined in accordance with Article 12.2(F)(5).  If all Parties which provided notice of their intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1) properly revoke their notices of such intention, the transferor shall be free to sell the interest to the third party at the determined Cash Value or a higher value and under conditions not more favorable to the transferee than those set forth in the notice of Transfer sent by the transferor to the other Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the determination plus such additional period as may be required to secure governmental approvals.

☐            OPTIONAL ALTERNATIVE NO. 2 - Right of First Negotiation

(F)           Any Transfer (other than a Transfer to an Affiliate and the granting of an Encumbrance as provided in Article 12.2(E)) shall be subject to the following procedure.

(1)           In the event that a Party wishes to transfer any part or all of its Participating Interest, prior to the transferor entering into a written agreement providing for such a Transfer (whether or not such agreement is binding) the transferor shall send the other Parties notice of its intention and invite them to submit offers for the Participating Interest subject to the Transfer.  The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 12.2(F)(3).  If the transferor notifies the offering Party or Parties that the binding offer presents an acceptable basis for negotiating a Transfer agreement, the transferor and that offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable Transfer agreement.  If the transferor does not find that any Party’s offer presents an acceptable basis for negotiating a Transfer agreement, or if the above sixty (60) Days elapse and the transferor in its sole discretion believes that a fully negotiated agreement based on the offer deemed acceptable by the transferor with all offering Parties is not imminent, the transferor shall be entitled for a period of one hundred eighty (180) Days from the expiration of the thirty (30) Day offer period or the sixty (60) Day negotiation period, respectively, plus such additional period as may be necessary to secure governmental approvals, to Transfer all or such portion of its Participating Interest to a third party, subject to the obligations set forth in this Article 12,

Check if desired.

☐            OPTIONAL PROVISION

provided that the terms and conditions of any such Transfer must be more favorable to the transferor than the best terms and conditions offered by any Party.

(2)           If more than one Party counter-notifies the transferor that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           All Parties desiring to give such a counter-notice shall meet to formulate a joint offer.  Each such Party shall make known to the other Parties the highest price or value that it is willing to offer to the transferor.  The proposal with the highest price or value shall be offered to the transferor as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 12.2(F)(1) above.

Check Paragraph (G), if desired, in conjunction with Paragraph (F).

☐            OPTIONAL PROVISION

(G)           Notwithstanding anything to the contrary contained therein, the terms of Article 12.2(F) shall only apply to Cash Transfers and shall not apply to Transfers that are not Cash Transfers.

12.3        Change in Control

(A)          A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

Check Paragraph (B), if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☐            OPTIONAL PROVISION

(B)           A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement.  Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

Check one Optional Alternative for Paragraph (C), if desired.

☐            OPTIONAL ALTERNATIVE NO. 1 - Preemptive Rights

(C)           Any Change in Control of a Party, other than one which results in ongoing Control by an Affiliate, shall be subject to the following procedure.  For purposes of this Article 12.3, the term “acquired Party” shall refer to the Party that is subject to a Change in Control and the term “acquiror” shall refer to the Party or third party proposing to acquire Control in a Change in Control.

(1)           Once the final terms and conditions of a Change in Control have been fully negotiated, the acquired Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Party’s Participating Interest and the determination of the Cash Value of that Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the acquired Party’s Participating Interest on the terms and conditions described in Article 12.3(C)(3) if, within thirty (30) Days of the acquired Party’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.3(C)(3) and 12.3(C)(4), where applicable).  If no Party delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the acquiror than those set forth in the notice to the Parties, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 12.3(C) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are subject to the Change in Control.

(2)           If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of that Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           The acquired Party shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Change in Control, and each other Party shall have a right to acquire such Participating Interest for the Cash Value, on the final terms and conditions negotiated with the proposed acquiror that are relevant to the acquisition of a Participating Interest for cash.  No Party may acquire the acquired Party’s Participating Interest pursuant to this Article 12.3(C) unless and until completion of the Change in Control.  If for any reason the Change in Control agreement terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed Change in Control shall also terminate.

(4)           For purposes of Article 12.3(C)(3), the Cash Value proposed by the acquired Party in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the acquired Party with a copy to the other Parties within ten (10) Days of receipt of the acquired Party’s notice stating that it does not agree with the acquired Party’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful.  In such event, the acquired Party and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value.  If no agreement has been reached by the end of such fifteen (15) Day period, either the acquired Party or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)           If the determination of Cash Value is referred to an independent expert, and the value submitted by the acquired Party is no more than five percent (5%) above the Cash Value determined by the independent expert, the acquired Party’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert.  If the value submitted by the acquired Party is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the acquired Party shall pay all costs of the expert.  Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)           Once the Cash Value is determined under Article 12.3(C)(4), Operator shall provide notice of such Cash Value to all Parties and

Check one Alternative.

☐            ALTERNATIVE NO. 1
the acquired Party shall be obligated to sell and the Parties which provided notice of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) shall be obligated to buy the Participating Interest at said value.

☐            ALTERNATIVE NO. 2
if the Cash Value that was submitted by the acquired Party to the independent expert is more than five percent (5%) above the Cash Value determined by the independent expert, the acquired Party and its Affiliates may elect to terminate the proposed Change in Control by notice to all other Parties within five (5) Days after notice to the Parties of the final Cash Value. Similarly, if the Cash Value that was determined by the independent expert is more than five percent (5%) above the Cash Value submitted to the independent expert by a Disagreeing Party (or, in the case of a Party that is not a Disagreeing Party, is more than five percent (5%) above the Cash Value originally proposed by the acquiror), such Party may elect to revoke its notice of intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1).  If the acquired Party and its Affiliates do not properly terminate the proposed Change in Control and one or more Parties which provided notices of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) have not properly revoked their notices of such intention, then the acquired Party shall be obligated to sell and such Parties shall be obligated to buy the Participating Interest at the Cash Value as determined in accordance with Article 12.3(C)(5).  If all Parties which provided notice of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) properly revoke their notices of such intention, the Change in Control may proceed without further notice, under terms and conditions no more favorable to the acquiror than those in effect at the time of the determination, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the determination plus such additional period as may be required to secure governmental approvals.

☐            OPTIONAL ALTERNATIVE NO. 2 - Right of First Negotiation

(C)           Any Change in Control of a Party, other than to an Affiliate, shall be subject to the following procedure.  For purposes of this 12.3, the term “acquired Party” shall refer to the Party that is subject to the Change in Control.

(1)           In the event that the Affiliates of a Party wish to enter into a transaction that will result in a Change in Control of the Party, prior to such Affiliates entering into a written agreement (whether or not such agreement is binding) the acquired Party shall send the other Parties notice of its Affiliates’ intention and invite them to submit offers for the Participating Interest subject to the Change in Control.  The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 12.3(C)(3).  If the acquired Party notifies an offering Party or Parties that their binding offer presents an acceptable basis for negotiating a transfer agreement, the acquired Party and the offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable transfer agreement.  If the acquired Party does not find that any Party’s offer presents an acceptable basis for negotiating a transfer agreement, or if the above sixty (60) Days elapse and the acquired Party in its sole discretion believes that a fully negotiated agreement with an offering Party or Parties is not imminent, the Change in Control may proceed without further notice, subject to the obligations set forth in this Article 12, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the expiration of the thirty (30) Day offer period or the sixty (60) Day negotiation period, respectively, plus such additional period as may be necessary to secure governmental approvals.

(2)           If more than one Party counter-notifies the acquired Party that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of the Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           All Parties desiring to give such a counter-notice shall meet to formulate a joint offer.  Each such Party shall make known to the other Parties the highest price or value which it is willing to offer to the acquired Party.  The proposal with the highest price or value shall be offered to the acquired Party as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 12.3(C)(1) above.

ARTICLE 13
WITHDRAWAL FROM AGREEMENT

13.1        Right of Withdrawal

(A)          Subject to the provisions of this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw.  Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B)           The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2        Partial or Complete Withdrawal

(A)          Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract.  Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement.  If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B)           Any Party withdrawing under Article 11.2 or under this Article 13 shall

Check one Alternative

☐            ALTERNATIVE NO. 1
withdraw from the entirety of the Contract Area, including all Exploitation Areas and all Discoveries made prior to such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to Cost Hydrocarbons and Profit Hydrocarbons generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

☒           ALTERNATIVE NO. 2
at its option, (1) withdraw from the entirety of the Contract Area, or (2) withdraw only from all exploration activities under the Contract, but not from any Exploitation Area, Commercial Discovery, or Discovery (whether appraised or not) made prior to such withdrawal.  Such withdrawing Party shall retain its rights in Joint Property, but only insofar as they relate to any such Exploitation Area, Commercial Discovery or Discovery, and shall abandon all other rights in Joint Property.

13.3        Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal.  The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal.  After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4        Obligations and Liabilities of a Withdrawing Party

(A)          A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)           costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) or AFE prior to such Party’s notification of withdrawal, regardless of when they are incurred;

(2)           any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

(3)           expenditures described in Articles 4.2(B)(13) and 13.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(4)           all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5)           in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract.  Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal.  A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

(B)           Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or Article 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure.  Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote pursuant to Article 11.2.

13.5        Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6        Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise.  The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7        Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments.  The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals.  Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.  If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8        Security

A Party withdrawing from this Agreement and the Contract pursuant to this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 13.4, but which become due after its withdrawal, including Security to cover the costs of an abandonment, if applicable.

13.9        Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 14
RELATIONSHIP OF PARTIES AND TAX

14.1        Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2        Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

Check Article 14.3, if desired.

☐            OPTIONAL PROVISION

14.3        United States Tax Election

(A)          If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 14.3.  Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)           No Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C)           Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

(D)          A Non-U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

(E)           For the purposes of this Article 14.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement.  “Non-U.S. Party” shall mean any Party that is not subject to such income tax law.

ARTICLE 15
VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1        Venture Information

Check one Alternative for Paragraph (A).

☐            ALTERNATIVE NO. 1

(A)          Except as otherwise provided in this Article 15 or in Articles 4.4 and 8.4(A), each Party will be entitled to receive all Venture Information related to operations in which such party is a participant.  “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract.  Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include, the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

☒           ALTERNATIVE NO. 2

(A)          Each Party may use all information it receives under Article 4.4(A) (the “Venture Information”) without the approval of any other Party, subject to any applicable restrictions and limitations set forth in this Article 15, the Agreement and the Contract. For purposes of this Article 15, the right to use shall entail the right to copy and prepare derivative works.

(B)           Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15.

Check if desired.

☐            OPTIONAL PROVISION

Except as otherwise provided in the Contract, each Party may extend the right to use Venture Information to members of joint ventures or production sharing arrangements in which such Party or its Affiliates have an ownership or equity interest, provided that each such member agrees in writing to keep the Venture Information in confidence at least to the same extent as required in Article 15.2 and to use the Venture Information only for the benefit of that joint venture or production sharing arrangement.

(C)           The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee.  The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

(D)          All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2        Confidentiality

(A)          Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of one (1) year thereafter to any person or entity not a Party to this Agreement, except:

(1)           to an Affiliate pursuant to Article 15.1(B);

(2)           to a governmental agency or other entity when required by the Contract;

(3)           to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)           to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(5)           to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)           to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(7)           to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)           to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

(9)           to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10)         any information which, through no fault of a Party, becomes a part of the public domain.

(B)           Disclosure as pursuant to Articles 15.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least one (1) year and to use the information for the sole purpose described in Articles 15.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

15.3        Intellectual Property

Check one Alternative for Paragraph (A).

☒         ALTERNATIVE NO. 1

(A)       Subject to Articles 15.3(C) and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property.  Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party.  Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the costs thereof shall be for the Joint Account.  Upon unanimous consent of the Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

☐          ALTERNATIVE NO. 2

(A)       Subject to Articles 15.3(C) and 15.5, all intellectual property rights in the Venture Information shall be owned by Operator unless provided otherwise in the Contract.  Each Party and its Affiliates shall have a perpetual, royalty-free, irrevocable license to use, all such intellectual property rights in their own operations (including joint venture operations or a production sharing arrangement in which such Party has an ownership or equity interest) without the approval of any other Party.  If any Venture Information amounts to a patentable invention, Operator shall be entitled to seek patent protection for such invention. If Operator does not intend to seek patent protection, Operator shall offer its rights to such invention for assignment to the other Parties and shall assign such rights to any requesting Party or Parties.  In case of the granting of a license under such rights to a third party other than Affiliates of a Party, the license income shall be shared among the Parties in proportion to their respective Participating Interest.  The Party granting any such license shall (i) be entitled to deduct its reasonable costs incurred in registering and maintaining the rights licensed prior to the aforementioned sharing among the Parties; (ii) keep records of any license income received for any such license; and (iii) if requested, provide each Party with a statement, certified by its statutory auditor to be correct and in accordance with this Article 15.3, regarding such income received.

(B)        Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

Check one Alternative for Paragraph (C).

☒         ALTERNATIVE NO. 1

(C)        If a Party or an Affiliate of a Party has proprietary technology applicable to activities carried out under this Agreement which the Party or its Affiliate desires to make available on terms and conditions other than as specified in Article 15.3(A), the Party or Affiliate may, with the prior approval of the Operating Committee, make the proprietary technology available on terms to be agreed.  If the proprietary technology is so made available, then any inventions, discoveries, or improvements which relate to such proprietary technology and which result from Joint Account expenditures shall belong to such Party or Affiliate.  In such case, each other Party shall have a perpetual, royalty-free, irrevocable license to practice such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

☐          ALTERNATIVE NO. 2

(C)        If in the course of carrying out activities charged to the Joint Account, a Party or an Affiliate of a Party makes or conceives any inventions, discoveries, or improvements which primarily relate to or are primarily based on the proprietary technology of such Party or its Affiliates, then all intellectual property rights to such inventions, discoveries, or improvements shall vest exclusively in such Party and each other Party shall have a perpetual, royalty-free, irrevocable license to use such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D)        Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4        Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any disputes in relation thereto shall be resolved in accordance with Article 18.2.

15.5        Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded.  Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16
FORCE MAJEURE

16.1        Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

16.2        Definition of Force Majeure

Check one Alternative.

☐            ALTERNATIVE NO. 1
For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Contract.

☒           ALTERNATIVE NO. 2
For the purposes of this Agreement, “Force Majeure” shall mean circumstances which were beyond the reasonable control of the Party concerned and shall include strikes, lockouts and other industrial disturbances even if they were not “beyond the reasonable control” of the Party.

ARTICLE 17
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties.  Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 17.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Attention:	Attention:
Fax:	Fax:
Email:	Email:
Telephone:	Telephone:

Attention:	Attention:
Fax:	Fax:
Email:	Email:
Telephone:	Telephone:

ARTICLE 18
APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1        Applicable Law

[NOTE: The provisions of this Agreement must be analyzed taking into consideration the law chosen in this Article 18.1 and any other applicable law.]

Check one Alternative.

☒           ALTERNATIVE NO. 1
The substantive laws of Alberta, Canada, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties.

☐            ALTERNATIVE NO. 2
The laws of                      , to the extent consistent with international law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties. To the extent the laws of                       are not consistent with international law, then international law shall prevail.

18.2        Dispute Resolution

Check Paragraph (A) if Paragraphs 18.2 (B) or (C) are selected. Renumber following paragraphs if Paragraph (A) is not selected.

☒           OPTIONAL PROVISION - Notification

(A)          Notification.  A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 18.

Check Paragraph (B), if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☒           OPTIONAL PROVISION - Senior Executive Negotiations

(B)           Negotiations.  The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives.  A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party.  Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney.  Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) [NOTE: Alternative, if paragraph (C) is selected: mediation proceedings pursuant to Article 18.2 (C)] concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

Check Paragraph (C), if desired. Renumber following paragraphs if Paragraph (C) is not selected.

☒           OPTIONAL PROVISION - Mediation

(C)           Mediation.  Subject to the requirements of negotiation between Senior Executives pursuant to Article 18(B), the parties to the Dispute shall seek to resolve the Dispute by mediation. Within thirty (30) Days after the date of the first negotiation meeting among Senior Executives pursuant to Article 18(B), any party to the Dispute may initiate such mediation pursuant by sending all other parties to the Dispute a written request that the Dispute be mediated.  The Parties receiving such written request will promptly respond to the requesting Party so that all parties to the Dispute may jointly select a neutral mediator and schedule the mediation session.  The mediator shall meet with the parties to the Dispute to mediate the Dispute within thirty (30) Days after the date of receipt of the written request for mediation. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) concerning such Dispute within sixty (60) Days after the date of receipt of the Notice of Dispute.

(D)          Arbitration.  Any Dispute [not finally resolved by alternative dispute resolution procedures set forth in Articles 18.2(B) and 18.2(C)] shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1)           Rules.  The arbitration shall be conducted in accordance with the following arbitration rules (as then in effect) (the “Rules”):

Check one Alternative.

☐            ALTERNATIVE NO. 1
Rules of Arbitration of the International Chamber of Commerce (ICC).

☒           ALTERNATIVE NO. 2
Arbitration Rules of the London Court of International Arbitration (LCIA).

☐            ALTERNATIVE NO. 3
International Arbitration Rules of the American Arbitration Association (AAA).

☐            ALTERNATIVE NO. 4
Arbitration Rules of the Singapore International Arbitration Centre (SIAC).

☐            ALTERNATIVE NO. 5
Arbitration Rules of the Institute of the Stockholm Chamber of Commerce (SCC Institute).

☐            ALTERNATIVE NO. 6
United Nations Commission of International Trade Law (UNCITRAL) Arbitration Rules. The appointing authority shall be [                     Arbitral Institution].

(2)           Number of Arbitrators.  The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 18.2(D), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(3)           Method of Appointment of the Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute.  If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after the filing of the arbitration, then the London Court of International Arbitration shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the London Court of Arbitral Institution shall appoint the remainder of the three arbitrators not yet appointed.

If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then London Court Arbitral Institution shall appoint

Check one Alternative.

☐            ALTERNATIVE NO. 1
all three arbitrators.

☒           ALTERNATIVE NO. 2
the remainder of the three arbitrators not yet appointed.

[NOTE: If the laws of France (and possibly other jurisdictions that have not yet addressed the “Dutco”  problem) are applicable to the arbitration, Alternative 2 may result in an unenforceable arbitral award.]

Check Paragraph (4), if desired. Renumber following paragraphs if Paragraph (4) is not selected.

☒           OPTIONAL PROVISION (Paragraph (4))

(4)           Consolidation.  If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(5)           Place of Arbitration.  Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Calgary, Alberta, Canada.

(6)           Language.  The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(7)           Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8)           Notice.  All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 17.

(9)           Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

Check if desired.

☐            OPTIONAL PROVISION

Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(10)         Interim Measures.  [Notwithstanding any requirements for alternative dispute resolution procedures as set forth in Articles 18(B) and (C)], [a]ny party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

Check if desired.

☐            OPTIONAL PROVISION

Without limiting the generality of the foregoing, any party to the Dispute may have recourse to and shall be bound by the Pre-arbitral Referee Procedure of the International Chamber of Commerce in accordance with its rules then in effect.

(11)         Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12)         Interest.  The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall be awarded at the Agreed Interest Rate.

(14)         Currency of Award.  The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(15)         Exemplary Damages.  The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(16)         Waiver of Challenge to Decision or Award.  To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

Check Paragraph (E), if desired.

☒           OPTIONAL PROVISION

(E)           Confidentiality.  All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

Check Article 18.3, if any of Article 8.4 - Alternative No. 2, Article 12.2(F) - Alternative No. 2, or Article 12.3(C) - Alternative No. 2 is selected. Renumber following article if Article 18.3 is not selected.

☒           OPTIONAL PROVISION (Article 18.3)

18.3        Expert Determination

For any decision referred to an expert under Articles [8.4, 12.2 or 12.3], the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute.  The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other parties to the Dispute written notice of the request for such determination.  If the parties to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.  All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing his final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it.  The expert shall endeavor to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.  The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration pursuant to Article 18.2(D) within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute and until replaced by such subsequent arbitral award. In such arbitration (i) the expert determination on the specific matter under Articles [8.4, 12.2 or 12.3] shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the parties to the Dispute.

18.4        Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

ARTICLE 19
ALLOCATION OF COST & PROFIT HYDROCARBONS

Check one Alternative for Articles 19.1 and 19.2.

☐            ALTERNATIVE NO. 1 (Article 19.1 and Article 19.2) - Allocation by Exploitation Area

19.1                        Allocation of Total Production

(A)                              The total quantity of Hydrocarbons produced and measured at the delivery point (as determined in accordance with Article 9) from each Exploitation Area and to which the Parties are collectively entitled under the Contract shall be composed of Cost Hydrocarbons and Profit Hydrocarbons in accordance with the provisions of the Contract.

(B)                                Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons and Profit Hydrocarbons during each Calendar Quarter among the individual Exploitation Areas based upon the following principles.

(1)                                  Cost Hydrocarbons and Profit Hydrocarbons shall first be allocated to Exploitation Areas based on the principle that an earlier established operation shall not be enhanced or impaired in any way through the subsequent establishment of any Exploitation Area, whether the subsequently established Exploitation Areas are Exclusive Operations or Joint Operations.

(2)                                  All allocations made pursuant to this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2                        Allocation of Hydrocarbons to Parties

(A)                              Cost Hydrocarbons and Profit Hydrocarbons allocated to Exploitation Areas pursuant to Article 19.1 shall be allocated to the Parties in proportion to their Participating Interests in each such Exploitation Area.

(B)                                Notwithstanding anything to the contrary contained in this Article 19, and to the extent allowed under the Contract, Cost Hydrocarbons which are not specifically attributable to an Exploitation Area, if any, shall be allocated to the Parties in proportion to their respective participation in the operations which underlie any such Cost Hydrocarbons, provided, however, that the rights of a Party to Cost Hydrocarbons or Profit Hydrocarbons from an Exploitation Area to which it is a participant shall not be impaired by the rights of any other Party to recover Cost Hydrocarbons which are not specifically attributable to such Exploitation Area.

☒           ALTERNATIVE NO. 2 (Article 19.1 and Article 19.2) - Allocation by Type of Operation

19.1                        Allocation of Total Production

(A)                              The total quantity of Hydrocarbons produced and measured at the delivery point (as determined in accordance with Article 9) from each Exploitation Area and to which the Parties are collectively entitled under the Contract shall be composed of Cost Hydrocarbons and Profit Hydrocarbons in accordance with the provisions of the Contract.

(B)                                Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons and Profit Hydrocarbons during each Calendar Quarter among the individual operations based upon the following principles.

(1)                                  Cost Hydrocarbons and Profit Hydrocarbons shall first be allocated to Joint Operations based on the principle that Joint Operations shall not be enhanced or impaired in any way by the execution of any Exclusive Operations.  Any remaining Cost Hydrocarbons and Profit Hydrocarbons shall be allocated to

Exclusive Operations based on the principle that an earlier executed Exclusive Operation shall not be enhanced or impaired in any way by the subsequent execution of another Exclusive Operation.

(2)                                  All allocations made pursuant to this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2                        Allocation of Hydrocarbons to Parties

(A)                              Cost Hydrocarbons and Profit Hydrocarbons allocated to Joint Operations or Exclusive Operations pursuant to Article 19.1 shall be allocated to the Parties in proportion to their respective Participating Interests in such operations.

(B)                                Notwithstanding anything to the contrary contained in this Article 19, and to the extent allowed under the Contract, Cost Hydrocarbons which are not specifically attributable to an operation, if any, shall be allocated to the Parties in proportion to their respective participation in the operations which underlie any such Cost Hydrocarbons, provided, however, that the rights of a Party to Cost Hydrocarbons or Profit Hydrocarbons from an operation to which it is a participant shall not be impaired by the rights of any other Party to recover Cost Hydrocarbons which are not specifically attributable to an operation.

19.3                        Use of Estimates

Initial distribution of Hydrocarbons pursuant to this Article 19 shall be based upon estimates furnished by Operator pursuant to Article 9, with adjustments for actual figures to be made in kind within forty-five (45) Days after the end of the Calendar Quarter and at any later date when adjustments must be made with the Government under the Contract.

19.4                        Principles

If no allocation procedure is approved by the Operating Committee in accordance with Article 19.1, the Parties shall nonetheless be bound by the principles set forth in this Article 19 with regard to the allocation of Cost Hydrocarbons and Profit Hydrocarbons.

ARTICLE 20
GENERAL PROVISIONS

20.1                        Conduct of the Parties

(A)                              Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Canada; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.  Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty.  Such indemnity obligation shall survive termination or expiration of this Agreement.

(B)                                Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it.  Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement.  No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

20.2                        Conflicts of Interest

(A)                              Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B)                                The provisions of the preceding paragraph shall not apply to:  (1) Operator’s performance which is in accordance with the local preference laws or policies of the Government; or (2) Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

(C)                                Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

20.3                        Public Announcements

(A)                              Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties which are not Affiliates of Operator holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained.  Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)                                If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

20.4                        Successors and Assigns

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

20.5        Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.  Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.6                        No Third Party Beneficiaries

Except as provided under Article 4.6 (B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

20.7                        Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8        Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9                        Modifications

Except as is provided in Articles 11.2(B) and 20.8, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

20.10                 Interpretation

(A)                              Headings.  The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)                                Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(C)                                Gender.  Reference to any gender includes a reference to all other genders.

(D)                               Article.  Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)                                 Include.  “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

20.11                 Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.  For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

20.12                 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

(Company Name)
By:

(Print or type name)
Title:
Date:

(Company Name)
By:

(Print or type name)
Title:
Date:

(Company Name)
By:

(Print or type name)
Title:
Date:

(Company Name)
By:

(Print or type name)
Title:
Date:

EXHIBIT A

2004

AIPN MODEL FORM

MODEL FORM INTERNATIONAL ACCOUNTING PROCEDURE

Offshore Nova Scotia

DISCLAIMER

This model contract has been prepared only as a suggested guide and may not contain all of the provisions that may be required by the parties to an actual agreement. This model contract has not been endorsed by the Association of International Petroleum Negotiators (AIPN) or by any members of the AIPN. Use of this model contract or any portion or variation thereof shall be at the sole discretion and risk of the user parties. Users of the model contract or any variation thereof are encouraged to seek the advice of legal counsel to ensure that the final document reflects the actual agreement of the parties. The AIPN disclaims any and all interests or liability whatsoever for loss or damages that may result from use of this model contract or portions or variations thereof.  All logos and references to the AIPN must be removed from this model contract when used as an actual agreement.

© Association of International Petroleum Negotiators

EXHIBIT “A”

ACCOUNTING PROCEDURE

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EXHIBIT “A”

ACCOUNTING PROCEDURE

Attached to and made part of the Operating Agreement, hereinafter called the “Agreement,” effective as of the 17th day of November, 2004, by and between Challenger Energy Corp. and Canadian Superior Energy, Inc.

SECTION 1
GENERAL PROVISIONS

1.1           PURPOSE.

1.1.1                                 The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

1.1.2                                 The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2           CONFLICT WITH AGREEMENT.

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3           DEFINITIONS.

The definitions contained in the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein.  Certain terms used herein are defined as follows:“Accrual basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises, regardless of when invoiced, paid, or received.

“Cash basis” means that basis of accounting under which only costs actually paid and revenue actually received are included for any period.

“Country of Operations” means                                        .

“Material” means machinery, equipment and supplies acquired and held for use in Joint Operations.

“Section” means a section of this Accounting Procedure.

1.4           JOINT ACCOUNT RECORDS AND CURRENCY EXCHANGE.

1.4.1                                 Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

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1.4.2                                 Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Contract and the Agreement.

1.4.3                                 The Joint Account shall be maintained by Operator in the                                    language and in United States of America (“U.S.”) currency and in such other language and currency as may be required by the laws of the Country of Operations or the Contract.  Conversions of currency shall be recorded at the rate actually experienced in that conversion.  Currency translations are used to express the amount of expenditures and receipts for which a currency conversion has not actually occurred. Currency translations for expenditures and receipts shall be recorded

Check one Alternative.

☐        ALTERNATIVE NO. 1

in accordance with Operator’s normal practice.  A statement describing the practice will be provided to the Non-Operators upon request.

☐        ALTERNATIVE NO. 2

at the arithmetic average of the buying and selling exchange rates at the close of business on the                                             Day of the                           (insert “month of” or “month preceding”) the current accounting period as published by                                                  , or if not published by                                               , then by                                    .

☐        ALTERNATIVE NO. 3

at the arithmetic average of the buying and selling exchange rates at the close of business on the                           (insert “first” or “last”) Business Day of the                          (insert “month of” or “month preceding”) the current accounting period as published by                                                   , or if not published by                                                   , then by                                    .

☐        ALTERNATIVE NO. 4

at the arithmetic average of the buying and selling exchange rates at the close of each Business Day of the                          (insert “month of” or “month preceding”) the current accounting period as published by                                               , or if not published by                                              , then by                                            .

☒                      ALTERNATIVE NO. 5

in accordance with the Contract.

1.4.4                                 Any currency exchange gains or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

Check if desired.

☒       OPTIONAL PROVISION

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Any such exchange gains or losses shall be separately identified as such.

1.4.5                                 This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be separately maintained.  For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in U.S. currency (irrespective of the currency in which the expenditure was incurred).

1.4.6                                 The Accrual basis for accounting shall be used in preparing accounts concerning the Joint Operations.  If a Cash basis for accounting is used, Operator shall show accruals as memorandum items.

1.5           STATEMENTS AND BILLINGS.

1.5.1                                 Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the 25th Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:

•                              advances of funds setting forth the currencies received from each Party,

•                              the share of each Party in total expenditures,

•                              the accrued expenditures,

•                              the current account balance of each Party,

•                              summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties (such expenditures shall be grouped by the categories and line items designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement so as to facilitate comparison of actual expenditures against that Work Program and Budget), and

•                              details of unusual charges and credits in excess of  U.S. $50,000.00.

1.5.2                                 Operator shall, upon request, furnish a description of the accounting classifications used by it.

1.5.3                                 Amounts included in the statements and billings shall be expressed in U.S. currency and reconciled to the currencies advanced.

1.5.4                                 Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject.  Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary information to facilitate the discharge of such responsibility.

1.6           PAYMENTS AND ADVANCES.

1.6.1                                 Upon approval of any Work Program and Budget, if Operator so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding month’s operations.  Each such cash call shall be equal to the Operator’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during

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the month concerned.  For informational purposes the cash call shall contain an estimate of the funds required for the succeeding 2 months detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement.

1.6.2                                 Each such cash call, detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement, shall be made in writing and delivered to all Non-Operators not less than 15 Days before the payment due date.  The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required.  All advances shall be made without bank charges.  Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

1.6.3                                 Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator and at a bank designated by Operator.  If currency provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

1.6.4                                 Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators’ share of such payments.  Each such Non-Operator shall make its proportional special advances within 10 Days after receipt of such notice.

Check if desired.

☐        OPTIONAL PROVISION

When the total of such cash calls for any month is U.S. $                    or less, each Non-Operator shall advance its share thereof in accordance with Section 1.6.  When the total cash requirements exceed the aforesaid amount, each Non-Operator shall advance its share of the estimated funds required in 3 installments of amounts to be specified by Operator, the first installment to be paid not later than the first Business Day of the month for which the advance is required and the second installment to be paid not later than the tenth Day of the month for which the advance is required or if such Day is not a Business Day, then the following Business Day and the third installment to be paid not later than the twentieth Day of the month for which the advance is required or if such Day is not a Business Day, then the following Business Day.  The third installment can be adjusted by Operator by notifying the Non-Operators of the adjusted amount no later than the fifteenth Day of the month for which the advance is required.

1.6.5                                 If a Non-Operator’s advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly.  However, if the amount of such excess advance is greater than the amount of the next month’s estimated cash requirements for such Non-Operator, the Non-Operator may request a refund of the difference, which refund shall be made by Operator within 10 Days after receipt of the Non-Operator’s request provided that the amount is in excess of U.S. $25,000.00.

Check if desired.

☐        OPTIONAL PROVISION

If Operator does not refund the money within the time required, the unpaid balance shall bear and accrue interest at the Agreed Interest Rate from the due date until the payment is received by the Non-Operator who requested the refund.

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1.6.6                                 If Non-Operator’s advances are less than its share of cash expenditures, the deficiency shall, at Operator’s option, be added to subsequent cash advance requirements or be paid by Non-Operator within 10 Days following the receipt of Operator’s billing to Non-Operator for such deficiency.

1.6.7                                 If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly.  The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account.  A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties.

Check if desired.

☒       OPTIONAL PROVISION

Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set forth above.

1.6.8                                 If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within 10 Days following receipt of Operator’s billing.

1.6.9                                 Payments of advances or billings shall be made on or before the due date. In accordance with Article 8 of the Agreement, if these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate.  For the purpose of determining the unpaid balance and interest owed, Operator shall translate to U.S. currency all amounts owed in other currencies using the currency exchange rate, determined in accordance with Section 1.4.3, at the close of the last Business Day prior to the due date for the unpaid balance.

1.6.10                          Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations.  The cost of any such conversion shall be charged to the Joint Account.

1.6.11                          Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

1.6.12                          If under the Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under Section 1.6 for payments and advances by Non-Operators shall apply also to Operator.

Check if desired.

☒       OPTIONAL PROVISION

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1.6.13 Funding By Operator

The Parties may agree on additional funding mechanisms including funding by Operator.

1.7           ADJUSTMENTS.

Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after 24 months following the end of such Calendar Year, unless within the said 24 month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment.  Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon.  No adjustment favorable to Operator shall be made unless it is made within the same prescribed period.  The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Material as provided for in Section 6.  Operator shall be allowed to make adjustments to the Joint Account after such 24 month period if these adjustments result from audit exceptions outside of this Accounting Procedure, third party claims, or Government or Government Oil & Gas Company requirements.  Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8           AUDITS.

1.8.1                                 A Non-Operator, upon at least 60 Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Calendar Year within the 24 month period following the end of such Calendar Year except as otherwise provided in Section 3.1. Non-Operators shall have reasonable access to Operator’s personnel and to the facilities, warehouses, and offices directly or indirectly serving Joint Operations. The cost of each such audit shall be borne by Non-Operators participating in the audit.  Where there are two or more Non-Operators, the Non-Operators shall make a reasonable effort to conduct joint or simultaneous audits in a manner that will result in a minimum of inconvenience to the Operator.  Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said 24 month period.  Non-Operators may request information from the Operator prior to the commencement of the audit.  Operator will provide the information in electronic format or hard copy documents, if electronic format is not available.  Operator will provide the information requested within 30 Days before commencement of the audit but in no event sooner than 30 Days after the written request.  The information requested shall be limited to that normally used for pre-audit work such as trial balance, general ledger, and sub-ledger data.

1.8.2                                 Operator shall endeavor to produce information from its Affiliates reasonably necessary to support charges from those Affiliates to the Joint Account other than those charges referred to in Section 3.1.

1.8.3                                 Except for charges under Section 2.5.1, if selected, and Section 2.7.1, the following provisions apply to all charges from Operator for its Affiliates.

Check one Alternative

☐ ALTERNATIVE NO. 1 – RESTRICTED AFFILIATE AUDIT

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In addition to the information provided by the Operator under Section 1.8.2, a Non-Operator may seek to audit the books and records of an Affiliate of Operator relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1 above.  The charges of the Affiliate shall be subject to audit in accordance with (a), (b), or (c) below or any combination thereof.

(a)       If the Affiliate of Operator consents to the audit, the audit may be conducted in the same manner as the audit of the books and records of Operator.

If all or part of the charges are not audited under (a) above, the unaudited portion may be audited under (b) and/or (c) below.

(b)       The Affiliate may require use of an internationally recognized independent public accounting firm to confirm confidential or proprietary information and charges.  The cost of the internationally recognized independent public accounting firm shall be                  (insert “borne by Operator”, “borne by Non-Operators who requested the confirmation”, or “charged to the Joint Account”).   The Non-Operator will seek agreement with the Affiliate on the audit scope to confirm the details and facts relating to such information and charges.

If the independent public accounting firm of the Affiliate declines to conduct the audit or is not internationally recognized, the Non-Operator will seek agreement with the Affiliate on an accounting firm that is internationally recognized .  The cost of using such firm shall be                       (insert  “borne by Operator”, “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

Operator will endeavor to cause its Affiliate to not unreasonably withhold approval of the use of an internationally recognized independent public accounting firm or the scope of examination requested by Non-Operators.

If all or part of the charges are not audited under (a) or (b) above, the unaudited portion may be audited under (c) below.

(c)       Operator may request its Affiliate to provide Non-Operators an annual report from an internationally recognized independent public accounting firm attesting that charges billed from such Affiliate to the Joint Account represent a complete and accurate allocation of its costs to the Joint Operations, exclude any element of profit, exclude any duplication of costs covered under Sections 2 and 3, and are consistent in application to all of its activities.  The report will be furnished by the Operator within 12 months of the request from the Non-Operator.  The cost of providing the annual report shall be                    (insert “borne by Operator” “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above.

☐  ALTERNATIVE NO. 2 – AUDIT REPORT

The internal records of an Operator’s Affiliate providing services to the Joint Operations may not be audited by the Non-Operator.  However, in addition to the information provided by the Operator under Section 1.8.2, and upon request by a Non-Operator within 24 months following the end of the same Calendar Year as provided in Section 1.8.1 above Operator will cause its Affiliate to provide Non-Operator an annual report from an internationally recognized independent public accounting firm.  The report will attest that charges billed from such Affiliate to the Joint Account represent a complete and accurate allocation of its costs to the Joint Operations, exclude any element of profit, exclude any duplication of costs covered under Sections 2 and 3, and are consistent in application to all of its activities.  The report will be furnished by the Operator within 12 months of the request from the Non-Operator.  The cost of providing the annual report shall be                       (insert “borne by Operator” “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not furnish the audit report as provided above.

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☐  ALTERNATIVE NO. 3 – INDEPENDENT PUBLIC AUDITOR

In addition to the information provided by the Operator under Section 1.8.2, a Non-Operator may seek to audit the books and records of an Affiliate of Operator relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1.  The audit shall be conducted by an independent public accounting firm designated by the Affiliate.  The cost of such firm shall be                 (insert “borne by Operator”, “borne by Non-Operators who requested the confirmation”, or “charged to the Joint Account”).   The Non-Operator will seek agreement with the Affiliate on the audit scope to confirm the details and facts relating to such charges. The audit scope proposed by Non-Operator shall be fair and reasonable.

If the independent public accounting firm of the Affiliate declines to conduct the audit or is not internationally recognized, the Non-Operator will seek agreement with the Affiliate on a firm that is an internationally recognized independent public accounting firm.  The cost of using such firm shall be                           (insert  “borne by Operator”, “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

Operator will endeavor to cause its Affiliate to not unreasonably withhold approval of the use of an internationally recognized independent public accounting firm or of the scope of examination requested by Non-Operators.

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above and the scope of audit proposed by the Non-Operator was fair and reasonable.

☒  ALTERNATIVE NO. 4 – FULL AUDIT

In addition to the information provided by the Operator under Section 1.8.2, and upon request by a Non-Operator, Operator will cause its Affiliate to allow the Non-Operator to audit the books and records of the Affiliate relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1 above.  The audit may be conducted in the same manner as the audit of the books and records of Operator.

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above.

1.8.4                                 Any Party may audit the records of Operator’s Affiliate relating to charges under Section 2.5.1, if selected.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audit unless otherwise agreed by the Parties.

Any Party may audit the records of an Affiliate of another Party relating to that Affiliate’s charges under Section 2.7.1.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audits unless otherwise agreed by the Parties. Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service.

Any Party may audit the records of Operator’s Affiliate relating to charges under Section 2.6.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audits unless otherwise agreed by the Parties.

Any Party may audit the records of a Non-Operator or its Affiliate relating to charges under Section 2.7.3.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audit, unless

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otherwise agreed by the Parties.  Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service.

1.8.5                                 Any information obtained by a Party under the provisions of Section 1.8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by Article 15.2(A)(3) and (10) of the Agreement.

1.8.6                                 In the event that the Operator is required by law or the Contract to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.

1.8.7                                 At the conclusion of each audit, the Parties shall endeavor to settle outstanding matters expeditiously.  To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within 90 Days after the conclusion of each audit.  The report shall include all claims, with supporting documentation, arising from such audit together with comments pertinent to the operation of the accounts and records.  Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than 90 Days after receipt of the report.  Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Sections 1.7 and 1.8.1 that the period of 24 months may have expired.  However, conducting such further investigation shall not extend the 24 month period for taking written exception to and making a claim upon the Operator for all discrepancies disclosed by said audit. Such further investigations shall be commenced within 30 Days and be concluded within 60 Days after the receipt of such report or reply, as the case may be.

1.8.8                                 All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Joint Account by the Operator and reported to the Non-Operator(s).  If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article 18 of the Agreement. If all the parties to the dispute so agree, the adjustment(s) may be referred to an independent expert agreed to by the parties to the dispute e.g. an independent accounting firm.  At the election of the parties to the dispute, the decision of the expert will be binding upon such parties.  Unless otherwise agreed, the cost of such expert will be shared equally by all parties to the dispute.

1.8.9                                 The provisions of this Section 1.8 apply to audits conducted under Article 4.11(D) of the Agreement except that the 60 Day advance notice and the advance information provisions of Section 1.8.1 shall not apply.

1.9           ALLOCATIONS.

If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis.  For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Program and Budget. Such allocation basis shall be subject to audit under Section 1.8.

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SECTION 2
DIRECT CHARGES

Operator shall charge the Joint Account for all costs and expenditures incurred by Operator for the conduct of Joint Operations within the limits of approved Work Programs and Budgets or as otherwise specified in the Agreement.  Charges for services normally provided by an operator such as those contemplated in Sections 2.7.2 and 2.7.3 which are provided by a Party’s Affiliate shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6, Section 2.7.1, and Section 2.5.1 if selected.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under the Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject.

Chargeable costs and expenditures may include:

2.1           LICENSES, PERMITS, ETC.

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2           SALARIES, WAGES AND RELATED COSTS.

Salaries, wages and related costs include everything constituting the employees’ total compensation, as well as the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, severance payments required by the laws or regulations of the Country of Operations

(Check only one of the following Alternative Provisions.)

☐            (additional severance payments in excess of those provided by the laws or regulations of the Country of Operations shall be chargeable to the Joint Account to the extent that they are in accordance with Operator’s benefit policies),

☐            (additional severance payments in excess of those provided by the laws or regulations of the Country of Operations, which are made in accordance with Operator’s benefit policies, shall be allocated to the Joint Account in the proportion that the time the employee was directly engaged in Joint Operations on a full time basis bears to the employee’s total tenure with the Operator and its Affiliates),

☒          (approval of the Parties shall be required to charge the Joint Account with any severance payments in excess of those provided by the laws or regulations of the Country of Operations),

and other benefit plans of a like nature applicable to labor costs of Operator.

All costs associated with organizational restructuring (e.g., separation benefits, relocation costs, asset disposition costs) of Operator or its Affiliates, other than those costs which are directly related to employees of Operator who are directly engaged in Joint Operations on a full time basis, will require the approval of the Parties to be chargeable to the Joint Account.

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Any costs associated with Country of Operations benefit plans which are not currently funded shall be accrued and not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement and then only by the withdrawing Party, or upon termination of the Agreement, whichever occurs first.

Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect to or on account of employees described in Section 2.2.1 and Section 2.2.2 shall be chargeable to the Joint Account.

Check if desired.

☐                         OPTIONAL PROVISION

Because the funding of a defined benefit plan is not necessarily representative of the cost to the Operator for the retirement plan, the actuarially determined service cost shall be charged to the Joint Account instead of the amount of cash paid to fund the retirement plan.

2.2.1                                 The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned in the Country of Operations and directly engaged in Joint Operations shall be chargeable to the Joint Account.

2.2.2                                 The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned outside the Country of Operations directly engaged in Joint Operations and not otherwise covered in Section 2.7.2 shall be chargeable to the Joint Account.

2.2.3                                 Costs for salaries, wages and related costs may be charged to the Joint Account on an actual basis or at a rate based upon the average cost in accordance with Operator’s usual practice.  In determining the average cost, expatriate and national employees’ rates shall be calculated separately and reviewed at least annually.

2.2.4                                 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 and for which expenses the employees are reimbursed under the usual practice of Operator shall be chargeable to the Joint Account.

2.2.5                                 If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis.

2.3           EMPLOYEE RELOCATION COSTS.

2.3.1                                 Except as provided in Section 2.3.3, Operator’s cost of employees’ relocation to or from an assignment with the Joint Operations, whether within or outside the Country of Operations and whether permanently or temporarily assigned to the Joint Operations, shall be chargeable to the Joint Account. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

2.3.2                                 Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator’s usual practice.

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2.3.3                                 Relocation costs to an assignment that is not with the Joint Operations shall not be chargeable to the Joint Account unless the place of the new assignment is the point of origin of the employee or unless otherwise agreed by the Operating Committee.

2.4           OFFICES, CAMPS, AND MISCELLANEOUS FACILITIES.

Cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations.  If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the properties served on an equitable basis.

2.5           MATERIAL.

Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator.  Such costs shall include, but are not limited to, export brokers’ fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance.  So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

Check if desired.

☐                         OPTIONAL PROVISION

2.5.1                                 Purchasing Fee.

When economical to do so, and required for the benefit of the Joint Operations, Operator may request its Affiliates to provide purchasing, expediting and traffic coordination services.  Charges to the Joint Account for the provision of these purchasing services shall be based on the Affiliate’s standard purchasing fee currently set at:

           % on the amount of each purchase order subject to a minimum fee of $            and a maximum fee of $            per purchase order.

The fee shall be reviewed periodically by Operator’s Affiliates, and future changes shall be made upward or downward as indicated by the Affiliate’s cost experience for the provision of these purchasing services.  Any changes affecting the charges to the Joint Account shall be subject to notification by Operator and approval by the Parties.  Such charges shall be in lieu of any charges for the same or similar services provided herein.

2.6           EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES OF OPERATOR AND AFFILIATES.

Charges for exclusively owned equipment, facilities, and utilities of Operator or any of its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder.  On request, Operator shall furnish Non-Operators a list of rates and the basis of application.  Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

Exclusively owned drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

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2.7           SERVICES.

2.7.1                                 The charges for services provided by third parties, including the Affiliates of the respective Parties which have contracted with Operator to perform services that are normally provided by third parties, other than those services covered by Section 2.7.2 and Section 2.7.3, shall be chargeable to the Joint Account.  Such charges for services by the Affiliates of the respective Parties shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services.

2.7.2                                 The cost of services performed by Operator’s Affiliates technical and professional staffs not located within the Country of Operation and not otherwise covered under Section 2.2.2, shall be chargeable to the Joint Account. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits.  Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.  Examples of such services include the following:

Geologic Studies and Interpretation

Seismic Data Processing

Well Log Analysis, Correlation and Interpretation

Laboratory Services

Ecological and Environmental Engineering

Decommissioning (Abandonment) and Reclamation

Well Site Geology

Project Management and Engineering

Source Rock Analysis

Petrophysical Analysis

Geochemical Analysis

Drilling Supervision

Development Evaluation

Project Accounting and Professional Services

Other Data Processing

Check if desired.

☐   OPTIONAL PROVISION

Costs incurred as payment for access to, and use of, technical data, intellectual property and know-how of the Operator’s group of Affiliates in accordance with the technology participation agreement between the Operator and its Affiliates and in accordance with the customary cost sharing system applicable to operating companies within the Operator’s group of Affiliates.  Such costs shall be included in annual Work Program and Budgets as a separate line item subject to the approval of the Operating Committee.

2.7.3                                 The cost of services performed with the approval of Operator by the technical and professional staffs of the Non-Operators and the Affiliates of the respective Non-Operators, including the cost to such Affiliates and Non-Operators of their respective secondees, shall be chargeable to the Joint Account.  The individual rates shall include salaries and wages of such technical and professional personnel and secondees, lost time, governmental assessments, and employee benefits.  Costs (other than for secondees) shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited, to rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.

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2.7.4                                 A Non-Operator shall bill Operator for direct costs of services and of secondees charged under the provisions of Section 2.7.3 on or before the last Day of each month for charges for the preceding month, to which charges Non-Operator shall (Option - insert “not”, place a period after the word “rate” and delete the remainder of this sentence) add an administrative overhead rate of 5.0%.  Within 30 Days after receipt of a bill for such charges, Operator shall pay the amount due thereon.

Check if desired.

☒           OPTIONAL PROVISION

2.7.5                                 The charges for services under Section 2.7.2 and Section 2.7.3 shall not exceed those currently prevailing if performed by non-affiliated third parties, considering the quality and availability of such services.

2.8           INSURANCE.

Premiums paid for insurance required by law, the Contract or the Agreement to be carried for the benefit of the Joint Operations.

2.9           DAMAGES AND LOSSES TO PROPERTY.

2.9.1                                 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause shall be chargeable to the Joint Account.  Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of U.S. $50,000.00 as soon as practical after report of the same has been received by Operator.  All losses in excess of U.S. $50,000.00 shall be listed separately in the monthly statement of costs and expenditures.

2.9.2                                 Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials shall be chargeable to the Joint Account.  Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

2.9.3                                 Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations shall be chargeable to the Joint Account.

2.10         LITIGATION, DISPUTE RESOLUTION AND ASSOCIATED LEGAL EXPENSES.

The costs and expenses of litigation, dispute resolution and associated legal services necessary for the protection of the Joint Operations under the Agreement as follows:

2.10.1                          Legal services, other than those provided by the Parties or their Affiliate employees, necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys’ fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

2.10.2                          If the Parties agree, litigation, arbitration or other alternative dispute resolution procedures resulting from actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties or their respective Affiliates; and a charge commensurate

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with the reasonable costs of providing and furnishing such services rendered may be made by the Party or its Affiliates providing such service to Operator for the Joint Account.

3.2           AMOUNT.

3.2.1                     The indirect charge under Section 3.1 for any month shall equal the greater of the total amount of indirect charges for the period beginning at the start of the Calendar Year through the end of the period covered by Operator’s invoice (“Year-to-Date”) determined under Section 3.2.2, less indirect charges previously made under Section 3.1 for the Calendar Year in question, or the amount of the minimum assessment determined under Section 3.2.3, calculated on an annualized basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Section 3.1 for the Calendar Year in question.

3.2.2                     Unless exceeded by the minimum assessment under Section 3.2.3, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (U.S. Dollars):

Annual Expenditures

$0 to $250,000 of expenditures = [*]

Next $250,000 of expenditures = [*]

Excess above $500,000 of expenditures = [*]

3.2.3                     A minimum amount of U.S. [*] shall be assessed each Calendar Year calculated from the Effective Date and shall be reduced pro rata for periods of less than a year.

 3.2.4                  Indirect Charge for Projects.

As to major projects (such as, but not limited to, pipelines, gas reprocessing and processing plants, final loading and terminalling facilities, and dismantling for decommissioning of platforms and related facilities) when the estimated cost of each project amounts to more than U.S. $30,000,00, a separate indirect charge for such project shall be approved by the Parties                               (here insert either “Operating Committee” or “Parties”) at the time of approval of the project.

Check if desired.

☐            OPTIONAL PROVISION

During its process of winding-up Joint Operations Operator shall have the right to charge the greater of the sliding scale percentage rate or the minimum indirect charge for a period of       months.  If the winding-up process continues beyond the end of such period, the charge shall be confined to and based upon the sliding scale percentage rate.

Check if desired.

☐            OPTIONAL PROVISION

Notwithstanding the foregoing, the indirect rates and related calculation method for development operations, production operations, and dismantling for decommissioning of platforms and related facilities shall be agreed upon by the                     (here insert either “Operating Committee” or “Parties”) prior to the submission of the first annual budget for those phases of operations.

Check if desired.

☐            OPTIONAL PROVISION

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At the beginning of each year, the dollar amounts noted in Section 3.2 shall be adjusted based on the previous year’s annual change in the                                    Index as published by                                                   .  For this purpose, the starting index base shall be                                    as published on                           , 20        .

3.3           EXCLUSIONS.

The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes on production or revenue to the Joint Account paid by Operator, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

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SECTION 4
ACQUISITION OF MATERIAL

4.1           ACQUISITIONS.

Materials purchased for the Joint Account shall be charged at net cost paid by the Operator.  The price of Materials purchased shall include, but shall not be limited to export broker’s fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials,

(Check the following Optional Provision only if the Optional Provision for Section 2.5.1 is selected.)

☐            OPTIONAL PROVISION

the purchasing fee provided for in Section 2.5.1,

and applicable taxes, less all discounts taken.

4.2           MATERIALS FURNISHED BY OPERATOR.

Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

4.2.1           New Materials (Condition “A”).

New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 as if Operator had purchased such new Material just prior to its transfer.

Such net costs shall in no event exceed the then current market price.

4.2.2           Used Materials (Conditions “B” and “C”).

4.2.2.1                Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition “B” and priced at 75% of such new purchase net cost at the time of transfer.

4.2.2.2                Materials not meeting the requirements of Section 4.2.2.1, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition “C” and priced at 50% of such new purchase net cost at the time of transfer.  The cost of reconditioning shall also be charged to the Joint Account provided the Condition “C” price, plus cost of reconditioning, does not exceed the Condition “B” price; and provided that Material so classified meet the requirements for Condition “B” Material upon being repaired or reconditioned.

4.2.2.3                Material, which cannot be classified as Condition “B” or Condition “C”, shall be priced at a value commensurate with its use.

4.2.2.4                Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as

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provided in Section 4.2.2, and priced on the basis of knocked-down price of like new Material.

4.2.2.5                Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in Section 4.2.2.  Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

4.3           PREMIUM PRICES.

Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator’s actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least 30 Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds U.S. $100,000.  Each Non-Operator shall have the right, by so electing and notifying Operator within 20 Days (or such shorter period as may be specified by Operator) after receiving notice from Operator, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery.  Such acceptance by Operator shall not be unreasonably withheld.  If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties.  If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator.  If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a “normal” pricing period in effect at time of movement.

4.4           WARRANTY OF MATERIAL FURNISHED BY OPERATOR.

Operator does not warrant the condition or fitness for the purpose intended of the Material furnished. In case defective Material is furnished by Operator for the Joint Account, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

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SECTION 5
DISPOSAL OF MATERIALS

5.1           DISPOSAL.

Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials.  Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of U.S. $25,000 or more.  When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records.  Credits for Material sold by Operator shall be made to the Joint Account in the month in which payment is received for the Material.  Any Material sold or disposed of under this Section 5 shall be on an “as is, where is” basis without guarantees or warranties of any kind or nature.  Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

5.2           MATERIAL PURCHASED BY A PARTY OR AFFILIATE.

Proceeds received from Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Parties (insert either “Operating Committee” or “Parties”).

5.3           DIVISION IN KIND.

Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material.  Each Party will thereupon be charged individually with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

5.4           SALES TO THIRD PARTIES.

Proceeds received from Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer.  If the sales price is less than the value determined in accordance with the procedure set forth in Section 5.2, then approval by the Parties (insert either “Operating Committee” or “Parties”) shall be required prior to the sale.  Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

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SECTION 6
INVENTORIES

6.1           PERIODIC INVENTORIES - NOTICE AND REPRESENTATION.

At reasonable intervals,

Check the following Optional Provision if desired.

☒           OPTIONAL PROVISION

but at least annually,

inventories shall be taken by Operator of all Material held in warehouse stock on which detailed accounting records are normally maintained.  The expense of conducting periodic inventories shall be charged to the Joint Account.  Operator shall give Non-Operators written notice at least 60 Days in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present.  The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator.  Operator shall in any event furnish each Non-Operator with a reconciliation of overages and shortages.  Inventory adjustments to the Joint Account shall be made for overages and shortages.  Any adjustment equivalent to U.S. $25,000 or more shall be brought to the attention of the Operating Committee.

6.2           SPECIAL INVENTORIES.

Whenever there is a sale or change of a Participating Interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof.  In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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APPENDIX 1

1.6.13     Funding by Operator

EXAMPLE NO. 1

1.6.13.1                                        Notwithstanding any of the provisions of Sections 1.6.1 through 1.6.6 to the contrary, Operator may elect to fund the costs of the Joint Operations and bill each Non-Operator for its Participating Interest share of such funding pursuant to the provisions of Section 1.6.13.  Operator shall exercise such election by submission of notice to  Non-Operators at the time of submission of any proposed Work Program and Budget to the Parties pursuant to Article 6 of the Agreement.  In consideration for such funding, each Non-Operator shall pay Operator the financing charge specified in Section 1.6.13.3.

1.6.13.2                                        Not later than the 10th Day after the end of any month for which the Operator has funded the Joint Operations, Operator shall bill each Non-Operator for (1) its share of the cash expenditure, and (2) the financing charge calculated in accordance with Section 1.6.13.3.

1.6.13.3                                        Operator’s financing charge to a Non-Operator for funding the Joint Operations shall be calculated in accordance with the following formula:

F = (C × P) × I × S/365

Where:

F = the finance charge payable by the Non-Operator.

C = cash expenditures funded by the Operator on behalf of the Parties in accordance with Section 1.6.13.1.

P = the Participating Interest of the Non-Operator.

I = interest at the London Interbank Offered U S Dollar rate (“LIBOR”) for 1 month specified in the Financial Times or if not published, then by The Wall Street Journal, applicable on the 15th Day of the month during which such funding cost was incurred, or if such Day is not a Business Day, the first such Business Day thereafter.

S = the number of Days from the fifteenth Day of the month during which such funding costs were incurred until the due date for the payment (both dates inclusive).

1.6.13.4                                        Notwithstanding the provisions of Section 1.6.8, each bill under Section 1.6.13 shall be due on the 20th Day of the month in which the bill was issued, or if such Day is not a Business Day in the Country of Operations, the first Business Day thereafter.

1.6.13.5                                        In any subsequent Calendar Year, Operator may elect to adopt a cash call procedure in accordance with Sections 1.6.1 through 1.6.6 by notice submitted to the Non-Operators at the time of submission of any proposed Work Program and Budget to the Parties pursuant to Article 7 of the Agreement.

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1.6.13.6                                        Whenever a successor Operator is appointed pursuant to Article 4.11 of the Agreement, such successor Operator shall notify the Non-Operators, within 30 Days of its appointment, as to whether it intends to adopt a cash call procedure or an Operator funding procedure for the Joint Operations.

EXAMPLE NO. 2

1.6.13.1                                        Notwithstanding any of the provisions of Sections 1.6.1 through 1.6.6 to the contrary, the Operator may elect to fund the costs of Joint Operations on behalf of the Parties during each accounting period subject to reimbursement of such costs by the Parties pursuant to Section 1.6.13.

1.6.13.2                                         Not later than the 10th Day after the end of any month for which the Operator has funded the Joint Operations, Operator shall bill each Non-Operator for (1) its share of the cash expenditure, and (2) the financing charge calculated in accordance with Section 1.6.13.4.

1.6.13.3                                                                                                                                                                                                                                                                                                                                                                                        When significant expenditures are envisaged during a year Operator may request a funding payment that will remain with Operator for a fixed period of time. However, such payment, if any, will be periodically reviewed and adjustments made as appropriate between Operator and the other Parties. Any funding payment requested by Operator will be called for receipt on the first Day of a calendar month subject to the provision of 10 Days notice of settlement.

1.6.13.4                                        Operator’s financing charge to a Non-Operator for funding the Joint Operations shall be calculated in accordance with the following formula:

F = [(C×P) × (I × S/365)] less [D × (I × T/365)]

Where:

F = the financing charge or credit to be settled between the relevant Non-Operator and Operator.

C = cash expenditures funded by the Operator on behalf of the Parties in accordance with Section 1.6.13.1.

D = the funding payment received by the Operator from the Non-Operator pursuant to Section 1.6.13.3.

P = the Participating Interest of the relevant Non-Operator under the Agreement;

I = interest at London Interbank Offered U.S. Dollar rate (“LIBOR”) for 1 month specified in the Financial Times or if not published, the by The Wall Street Journal applicable on the 15th Day of the month during which such funding cost was incurred, or if such Day is not a Business Day, the first such Business Day in London, the first such Business Day thereafter.

S = the number of Days from the 15th Day of the month during which funding was incurred until the due date for the payment (both dates inclusive).

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T = the number of Days in the month relating to the invoice.

1.6.13.5                                         Notwithstanding the provisions of Section 1.6.8, each bill under Section 1.6.13 shall be due on the 20th Day of the month in which the bill was issued, or if such Day is not a Business Day in the Country of Operations, the first Business Day thereafter.

1.6.13.6                                        In times of major expenditures, Operator reserves the right to introduce cash call advances as provided in Section 1.6.1 through 1.6.6 as an alternative method of funding Joint Operations.

☐                                  OPTIONAL PROVISION

“Similarly cash calls shall also be applied upon the unanimous request of all Non-Operators.

1.6.13.7                                         In any subsequent Calendar Year, Operator may elect to adopt a cash call procedure in accordance with Sections 1.6.1 through 1.6.6 by notice submitted to the Non-Operators at the time of submission of any proposed Work Program and Budget to the Parties pursuant to Article 7 of the Agreement.

1.6.13.8                                        Whenever a successor Operator is appointed pursuant to Article 4.11 of the Agreement, such successor Operator shall notify Non-Operators, within 30 Days of its appointment, as to whether it intends to adopt a cash call procedure or an Operator funding procedure for the Joint Operations.

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* * * * * * * * * * * * * * * * * * * *

THIS PAGE IS NOT A PART OF

THE ACCOUNTING PROCEDURE OR

THE OPERATING AGREEMENT

* * * * * * * * * * * * * * * * * * * * * *

References to the following Model Operating Agreement Articles may be found in this Accounting Procedure in the Sections indicated.

Article 4.11	Section 1.6.13.5, 1.6.13.8 (Appendix 1)
Article 6	Section 1.6.13.1 (Appendix 1)
Article 6.4	Sections 1.5.1, 1.6.1 and 1.6.2
Article 7	Sections 1.6.13.5, 1.6.13.7 (Appendix 1)
Article 8	Section 1.6.9
Article 15	Section 2.7.2 Optional
Article 15.1(A)(3) and (10)	Section 1.8.4
Article 18	Section 1.8.8

Schedule “C”

This is Schedule “C” forming part of the Amended and Restated Farmout and Option

Agreement dated December 30, 2005 between Canadian Superior Energy Inc. and

Challenger Energy Corp.

ARDAL OVERRIDING ROYALTY

PURCHASE OF EXPLORATION PROSPECTS
AND
PARTICIPATION AGREEMENT

This Agreement made as of the 21st day of September, 2000.

BETWEEN:

ARDAL PETROLEUM INC., a body corporate having an office in the City of Calgary; in the Province of Alberta, (hereinafter, called “Ardal”),

and

CANADIAN SUPERIOR ENERGY INC., a body corporate having an office in the City of Calgary, in the Province of Alberta, (hereinafter called “Superior” or the “Licensee”),

WHEREAS Ardal and Superior are both in the business of investing in mineral leases, participating in exploration projects, drilling, leasing lands, developing plays and leads to actively explore and participate in the development and production of oil and gas.

WHEREAS Ardal has compiled and developed technical geologic and remote sensing information and has interpreted this information (herein after collectively called the “Ardal Information”) covering certain oil and gas exploratory drilling prospects within the Scotian Shelf of Eastern Canada.

WHEREAS Ardal has incurred specific costs related to the development of the Ardal Information including:  Geophysical consultants and interpretation, assimilation of geologic, geophysical, and other raw data, interpretive workstation, interpretive software, office space, support staff and technicians, plotting, external mapping vendors, processing of data and other similar exploration expenses associated with the development oil and gas plays and leads.

WHEREAS Superior has conducted an independent evaluation of the Ardal Information and agrees and accepts the Information in an “as is state” as a copy of the information available for the exclusive use of Superior during the term of this agreement, which shall not preclude Ardal’s use of the information after the term of this agreement.  Further, Superior has agreed that it has arrived at the consideration paid herein independently and accepts the consideration as fair and reasonable.

WHEREAS Superior wishes to acquire the Ardal Information and has offered and shall pay [*] (the “Purchase Price”) which payment shall be made at the time set forth in this agreement or at such time as the parties may otherwise agree; and in lieu of Ardal participating directly with Superior, Superior has agreed to grant to Ardal a non-convertible gross overriding royalty under the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the premises, of the terms and conditions of this Agreement, and of the benefits and advantages to be derived by each party from the furtherance of this Agreement, the parties do hereby agree as follows:

1.             DEFINITIONS

Throughout this Agreement, unless the context requires otherwise, the definitions set forth in the Canadian Association of Petroleum Landmen 1990 Standard Form Operating Procedure shall apply, any terms defined in the schedules attached hereto are duly incorporated, and are in addition the following terms which shall have the following meanings, namely:

(a)                                  “Abenaki Reef” means that area so identified in Schedule ”A” attached hereto and made a part hereof.

(b)                                 “Affiliate” means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, partnership, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, partnerships, corporations or bodies politic which own or effectively control, other than by way of security.  only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors, provided that a partnership one or more of the partners of which is a Party or an Affiliate of a Party as described above shall be deemed to be an Affiliate of the Party means any corporation, partnership, trust or other entity which (i) is wholly owned by the Licensee; or (ii) wholly owns the Licensee.

(c)                                  “AMI” means an area of mutual interest, being the area defined herein as the Scotian Shelf.

(d)                                 “Ardal Information” means the maps, interpretations, reports, and all other information as detailed in Schedule ”C” attached hereto and made a part hereof and includes any information or material provided to Superior prior to the effective date.

(e)                                  “Non-Convertible Overriding Royalty Procedure” means the form which is attached hereto as Schedule ”B” and hereby made a part.

(f)                                    “Scotian Shelf” means the area enclosed by the following 5 points:

Longitude	Latitude
1.56° 0’W	44° 0’ N
2.57° 0’W	45° 30’N
3.66° 0’W	43° 15’N
4.65° 15’W	41° 0’N
5.63° 0’W	41° 0’N

if straight lines are drawn in a circular fashion connecting the foregoing points.

2.             EFFECTIVE DATE

This Agreement shall become effective when it has been executed by both parties and a fully executed copy delivered to each party.

3.                                      DELIVERY OF DATA

On or within a reasonable time after the Effective Date, Ardal shall deliver the Ardal Information to Superior and Superior shall, concurrently with such delivery, pay the Purchase Price.  The use of the Ardal Information shall be subject to the following conditions:

(a)           Superior shall enjoy exclusive right to the Ardal Information within the AMI until October 1, 2002.  During that period, Ardal shall not sell, display, or in any way dispose of the Ardal Information covering the AMI to any third party without Superior’s written permission, which permission may be arbitrarily withheld; and

(b)           Superior shall be free to further develop and interpret the Ardal Information, and shall not be required to deliver to Ardal any copies of its further developments or interpretations except pursuant to Clause 6 hereof.

4.                                      AREA OF MUTUAL INTEREST NON-COMPETITION

During the period commencing on the date of this Agreement and terminating on October 1, 2002 Ardal shall not compete against Superior in acquiring interests in lands within the area defined as the Abenaki Reef.  If Ardal acquires any interest in lands within the Abenaki Reef prior to that date other than as set forth in this Agreement, Ardal shall immediately offer such interests to Superior at the same cost which Ardal paid.  Superior may accept the offer to acquire such interests by serving written notice of acceptance and reimbursing Ardal’s costs within fifteen days of receipt of the offer from Ardal.  Failure to accept the offer within the fifteen days-shall be deemed an election not to acquire the interests.

5.             NON-CONVERTIBLE GROSS OVERRIDING ROYALTY

The parties acknowledge that the grant of the Non-convertible Gross Overriding Royalty (“NCGORR”) to Ardal is in lieu of Ardal’s direct participation in the development of the lands covered by the Ardal Information.  Subject to the exception set forth in the immediately following paragraph, Superior hereby reserves and grants to Ardal a NCGORR of one-half of one percent (0.5%) of all Petroleum Substances within, upon or under any lands within the Scotian Shelf, based upon the full (100%) interests held by Superior, its partners and its Affiliates, from all such lands which from time to time become owned by Superior or its Affiliates, in part or in whole by means of any interest whatsoever.  Subject to the exception set forth in the immediately following paragraph, the said NCGORR shall be an interest in all such lands held, earned, purchased or otherwise acquired by Superior and its Affiliates.

Superior has represented that it does not currently have any interests in lands within the Scotian Shelf.  Based upon that representation the parties have agreed that the NCGORR shall not apply to the lands subject to a currently existing Exploration Licence, Production Licence, Significant Discovery Licence or other crown lease, such that in essence the NCGORR applies solely to any unleased Lands; provided, however, that if any currently existing Exploration Licence, Significant Discovery Licence, Production Licence or other crown lease shall hereafter terminate, lapse, expire or otherwise be at an end, without being renewed, converted or otherwise maintained, the NCGORR shall thereafter apply to the lands formerly subject thereto.  Notwithstanding the foregoing, Superior acknowledges that it intends to acquire the interests currently held by Richland Oil Company under Exploration Licences EL 2392, El 2391, EL 2388, and EL 2375.  If Superior or any of its Affiliates are successful in acquiring interests in these Exploration Licences then the NCGORR shall apply to all of the lands included in the said four Exploration Licences which are acquired.

6.             RETURN OF ARDAL INFORMATION

Notwithstanding the provisions of Clause 3 hereof, if Superior or an Affiliate has not acquired any interests in any lands within the Scotian Shelf prior to September 1, 2010, Superior shall immediately thereafter return to Ardal the Ardal Information, and return or destroy all subsequently developed information and interpretations of the Ardal information.

7.             CONFIDENTIALITY AND USE OF INFORMATION

Except for that portion of the Ardal Information which was previously published by other persons without being in breach of any confidentiality or non-disclosure obligations to any party, Superior agrees that it shall keep the Ardal Information strictly secret and confidential at all times and it shall not reveal the Ardal Information except to persons previously authorized in writing by Ardal to receive such information, or to persons from whom Superior has first obtained commitments of confidentiality, non-disclosure and non-competition satisfactory to Ardal.  Superior shall be responsible for any unauthorized disclosure or use of the Ardal Information by itself or any person obtaining the Ardal Information through it.  In the event of disclosure to an Affiliate, such disclosure shall not be made unless and until such Affiliate has executed an agreement with Ardal in form and content satisfactory to Ardal and containing essentially the same terms and conditions as provided for in this Agreement.

The terms of this Agreement shall be kept confidential at all times, and shall not be disclosed or divulged to any third party or parties without the express prior written permission of Ardal, which permission may be arbitrarily withheld.  If Ardal or Superior are required by law to make a disclosure, the party required to make such disclosure (“Disclosing Party”) shall provide the other party with written notice thereof so that the other party may seek a protective order or other appropriate remedy or waive compliance by the Disclosing Party with respect to this clause.  If any court or administrative body requires and is legally entitled to such disclosure, then the Disclosing Party shall furnish only that minimum information which is legally required and shall exercise its reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded to such information.

8.             INTEREST IN LAND

The NCGORR granted to Ardal pursuant to this Agreement shall be an interest in land, and shall be subject to all the provisions of this Agreement, including the provisions of the Overriding Royalty Procedure attached hereto as Schedule ”B”.

9.             CONFLICT

In the event of a conflict between the provisions of this Agreement and the provisions of any Schedule hereof, the provisions of this Agreement shall prevail.

10.          ARBITRATION

If there is a dispute between the parties with respect to the terms and conditions of this Agreement, which cannot be resolved by agreement between the parties, then a party may, by notice to the other party, cause the matter to be referred to arbitration under the Arbitration Act (Alberta), as amended from time to time.  The conduct of such arbitration shall be subject to and governed by all the provisions of the said Act but shall in any event permit a right of examination for discovery provided that the period during which such right may be exercised shall not exceed thirty days.

11.          JURISDICTION

This Agreement and the relationship of the parties shall for all purposes be construed and interpreted in accordance with the laws of the Province of Alberta.  The Parties attorn to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

12.          NO WARRANTY

Ardal does not warrant or guarantee the Ardal Information as complete or accurate.  Superior acknowledges that it has inspected and reviewed the Ardal Information and it accepts the Ardal Information on an “as-is” basis without conditions of any kind.  Superior further agrees that Ardal shall not be liable in any manner for any representation or warranty of any kind whether arising by operation of law or otherwise including without limitation any warranty of merchantability, quality, or fitness for a particular purpose, or that the Ardal Information will be error free.

13.          NOTICES

All notices given hereunder shall be in writing to the addresses set forth below (or to such other address as a party shall have notified the other) and shall be deemed received as follows:

(a)           if delivered by hand, on the first business day following the date of delivery,

(b)                                 if delivered by written facsimile telecommunication on the first business day following the date of delivery;

(c)           if sent by mail, on the fourth business day following the date of posting,

(d)           if delivered in any other manner, on the date of actual receipt by the addressee:

(i)            if to Ardal, at:

Geophysical Service Incorporated
206, 525 — 11th Avenue S.W.
Calgary, Alberta T2R 0C9.
Attention:  President
Phone:    (403) 215-2720
Fax:         (403) 215-2724

(ii)           if to the Licensee, at:

Canadian Superior Energy Inc.
Suite 3300, 400 — 3rd Avenue S.W.
Calgary, Alberta,
Attention:  Manager
Phone:    (403) 294-1411
Fax:         (403) 266-2374.

14.          MISCELLANEOUS

(a)                                  Time shall be of the essence hereof.

(b)                                 No amendment or variation of this Agreement or of the Schedules hereof shall be binding until and unless it is expressed in writing executed by the parties.

(c)                                  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(d)                                 If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to the persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and such term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(e)                                  Paragraph headings are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision of this Agreement.

(f)                                    Whenever the singular or masculine or neuter is used in this Agreement the same shall be construed as meaning the plural, feminine or body politic or corporate, and vice versa, as the context requires.

(g)                                 The parties acknowledge that any default or forfeiture provisions contained in this Agreement are reasonable and equitable in view of the risks inherent in the oil and gas industry, and each party waives any and all rights which it may have at law, in equity or by governmental regulation against default or forfeiture if such provisions are invoked.

(h)                                 No failure by Ardal in exercising any right, power or privilege of this Agreement shall operate as a waiver thereof, nor shall any single-or partial exercise thereof preclude any other or future exercise of any right (equitable or otherwise), power or privilege hereunder.

(i)                                     This Agreement comprises the entire agreement between the parties, and as such it supersedes and replaces all other agreements, documents, writings and verbal understandings between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties have executed these presents.

ARDAL PETROLEUM INC.

Per:	/s/ [illegible]

CANADIAN SUPERIOR ENERGY INC.

Per:	/s/ Paul Moller
General Manager

This is Schedule ”A” attached to and forming a part of the Purchase of Exploration Prospects and Participation Agreement dated September 21, 2000 between Ardal Petroleum Inc. and Canadian Superior Energy Inc.

ABENAKI REEF

Located between the following coordinates:

NW corner:	.61° 0’ W Longitude	440 20’ N Latitude

NE corner:	59° 40’ W Longitude	44° 20’ N Latitude

SE corner:	59° 40’ W Longitude	44° 5’ N Latitude

SW corner:	61° 0’ W Longitude	43° 50’ N Latitude

This is Schedule ”B” attached to and forming part of the Purchase of Exploration Prospects and Participation Agreement dated September 21, 2000 between Ardal Petroleum Inc. and Canadian Superior Energy Inc.

GROSS OVERRIDING ROYALTY PROCEDURE

1.00         DEFINITIONS AND INTERPRETATION

1.01         Definitions

In this Gross Overriding Royalty Procedure:

(a)           “Agreement” means the Head Agreement and the Schedules attached to it.

(b)           “Effective Date” means September 21, 2000.

(c)           “Facility Fees” means, as applicable:

1.                                       for Facility Usage of facility capacity owned by third parties (other than Affiliates of the Royalty Payor), all costs and expenses paid by the Royalty Payor for that Facility Usage; and

2.                                       for Facility Usage of facility capacity owned by the Royalty Payor (or an Affiliate of the Royalty Payor), an expense equal to the lowest fee charged or chargeable to any third party for the same or similar use as the Facility Usage, provided that any dispute respecting the Facility Usage fee shall be resolved under Clause 7.01.

(d)                                 “Facility Usage” means the Royalty Payor’s use of facilities downstream of the Royalty Delivery Point to make merchantable and to deliver to market Petroleum Substances produced from a Royalty Well, including, as applicable, the compression, treatment, processing, and transportation of those Petroleum Substances, but excluding any basis adjustments made in the determination of the Market Price of natural gas.

(e)                                  “Head Agreement” means the Purchase of Exploration Prospects and Participation Agreement to which this Gross Overriding Royalty “Procedure is attached, but does not include the Schedules attached thereto.

(f)                                    “Market Price” means at any time the greater of:

1.                                                                                       the price at which the Royalty Payor sells its share of Petroleum Substances pursuant to any arrangement made at arm’s length between Royalty Payor and a third party provided such price is not unreasonable having regard to market conditions applicable to similar production in aim’s length transactions at the time of such disposition, or if such price is unreasonable or is not made at arm’s length, then

2.                                                                                       the price at which Petroleum Substances would reasonably be sold in an arm’s length transaction at the time of such disposition taking into account all relevant factors including, without restricting the generality thereof, such factors as the volume of the Royalty Payor’s production, the kind and quality of Petroleum Substances to be sold, the effective date of the sale, the term of the sale agreement, the point of sale, and.  the type of transportation service available for delivery of the Petroleum Substances to be sold, which price shall not be less than any minimum amount accepted from time to time by any governmental body collecting royalties or taxes on production or sales of production from the same or adjacent lands.

(g)                                 “Gross Overriding Royalty” means that interest in a portion of the Petroleum.  Substances within, upon, under or attributed to the Royalty Lands that is reserved by or granted to the Royalty Owner pursuant to the Head Agreement, as more particularly outlined in Article 2.00.

(h)                                 “Gross Overriding Royalty Procedure” means this Schedule.

(i)                                     “Party” means a person, firm, partnership, corporation, trust or other body politic or corporate which is bound by this Gross Overriding Royalty Procedure.

(j)                                     “Royalty Delivery Point” means the first onshore mainland point at which the Petroleum Substances are or can be measured or allocated after, as applicable: (i) any treatment of crude oil for the separation, removal and disposal of basic sediment and water; (ii) any extraction of liquid hydrocarbons from natural gas and any separation, removal and disposal of basic sediment and water from those liquid hydrocarbons; and (iii) any dehydration of natural gas.

(k)                                  “Royalty Determination Point” means the wellhead or the first point downstream thereafter at which the Petroleum Substances are or can be measured or allocated.

(l)                                     “Royalty Lands” means the aerial, stratigraphic and substance rights made subject to the Gross Overriding Royalty in the manner outlined in the Head Agreement and so much of those rights as remain subject to the Agreement and the Title Documents.

(m)                               “Royalty Owner” means the party identified in the Head Agreement to receive the Gross Overriding Royalty.

(n)                                 “Royalty Payor” means the party identified in the Head Agreement to pay the Gross Overriding Royalty.

(o)                                 “Royalty Well” means any well from which production is obtained from the Royalty Lands or through which production may be allocated to the Royalty Owner or the Royalty Lands pursuant to a pooling, unit or other arrangement.

(p)                                 “Title Documents” means the documents of title relating to the Royalty Lands and all renewals, extensions, continuations or documents of title issued in substitution or in replacement therefor or by selection therefrom.

1.02                           Incorporation of Provisions From CAPL 1988 Model Frontier Joint Operating Procedure

The following provisions of the standard form 1988 CAPL Model Frontier Joint Operating Procedure are incorporated herein by reference, as may be modified below:

1.01                           “Affiliate”

“Petroleum Substances”

“the Regulations”

1.03                           References

1.04                           Headings

1.05                           Singular/Plural

1.06                           Reference To Entities

1.07                           Derivatives

1.08                           Time

1.09                           Use of Canadian Funds

1.11                           References To Days

1.12                           Conflicts

6.02                           Operations Conducted In Proper Manner

6.03                           Books and Records

6.04                           Protection from Liens

6.05                           Non-Operator’s Rights of Access

6.06                           Maintenance Of Documents Of Title

6.16                           Operator To Hold Joint Property In Trust

17.01                     Waiver Must Be In Writing

18.00                     Notices (The Parties’ Addresses.  For Service will be as set forth in the Head Agreement)

20.00                     Disposition Of Interests (with election 20.02 B) 23.01 Time Of Essence

23.02                     No Amendment Except In Writing 23.03 Enurement

23.05                     Supersedes Earlier Agreements

23.06                     Perpetuities

23.07                     Applicable Laws

23.08                     Use Of Names

23.09                     Further Assurances

23.10       Waiver Of Relief

In those incorporated provisions, “Operating Procedure” will be read as “Gross Overriding Royalty Procedure”, “Operator” will be read as “Royalty Payor”, “Non-Operator” will be read as “Royalty Owner”, “Working Interests” will be read as “Interests”, “Agreement Lands” will be read as “Royalty Lands”, “joint operations” will be read as “operations”, and “title documents will be read as “Title Documents”.  References to “Authority For Expenditure”, “for the Joint Account” and “production facility” will be deleted.  Nothing in any of those incorporated provisions will require the Royalty Owner to assume any cost, risk or expense associated with an operation conducted hereunder unless otherwise provided herein or in the Head Agreement.

1.03         Multiple Royalty Payor Parties

If the Royalty Payor subsequently disposes of a portion of its interest hereunder, or contracts with a third party to share the responsibility to pay the Gross Overriding Royalty on some or all of the Royalty Lands, the Royalty Payor shall remain responsible for the payment of the entire Gross Overriding Royalty until such third party has been novated into this Agreement or has entered into a separate agreement with the Royalty Owner covering the portion of responsibility, whereupon the Royalty Owner’s responsibility shall be proportionately reduced in respect of that portion of the Royalty Lands.

2.00         GROSS OVERRIDING ROYALTY

2.01         Quantification Of Gross Overriding Royalty

The Gross Overriding Royalty is created effective as of the date and in the manner provided in the Head Agreement and this Gross Overriding Royalty Procedure.  Subject to the other provisions of this Article, including modified calculation under Subclause 2.02 for production of Petroleum Substances allocated to the Royalty Lands, the Gross Overriding Royalty shall be [*] of all Petroleum Substances within, upon, under, or allocated to the Royalty Lands (based on [*] working interest).  The amount to be paid or delivered to the Royalty Owner from time to time shall be determined on a well by well basis at the Royalty Determination Point as [*] of the gross monthly production of crude oil, natural gas, hydrocarbon liquids, and all other commercial substances produced from each Royalty Well or otherwise allocated to the Royalty Lands.

Notwithstanding the calculation at the Royalty Determination Point, the Gross Overriding Royalty which shall be delivered to the Royalty Owner at the Royalty Delivery Point will not include Petroleum Substances that the Royalty Payor reasonably uses or unavoidably loses in the Royalty Payor’s drilling and production operations for the Royalty Lands.  Those drilling and production operations include the proportionate use of Petroleum Substances in offshore treatment facilities such as batteries, treaters, compressors, separators, and similar equipment serving Royalty Wells, but-do not include the use of Petroleum Substances for any enhanced recovery operations.

2.02         Effect Of Pooling On Calculation

The Royalty Payor may pool the Petroleum Substances in a zone underlying any portion of the Royalty Lands provided that the pooling allocates production therefrom to the applicable Royalty Lands in no less proportion than the proportion that the surface area of the Royalty Lands placed in the pooling bears to the total surface area of the pooling.

The Royalty Payor shall promptly dive: notice to the Royalty Owner describing the pooling and the extent to which the Royalty Lands are affected.  Upon such pooling, Clause 2.01 will be deemed to be amended to calculate the volume of the Gross Overriding Royalty by applying the percentages set forth in that Clause to the quantity of Petroleum Substances thereby allocated to the affected Royalty Lands.

2.03         Royalty Owner’s Rights To Take Gross Overriding Royalty In Kind

(a)                                  Subject to the provisions of this Clause, the Royalty Payor is appointed as the agent of the Royalty Owner for the handling and disposition of the Gross Overriding Royalty share of Petroleum Substances.  All acts of the Royalty Payor under this Clause in the handling and disposition of those Petroleum Substances and the receipt of proceeds of sale therefrom shall be as trustee for the Royalty Owner.

(b)                                 The Royalty Owner may, on a minimum of 60 days’ notice to the Royalty Payor, revoke the agency established in Subclause 2.03(a) and elect to take delivery and separately dispose of the Petroleum Substances comprising the Gross Overriding Royalty at its choice of either the Royalty Determination Point or the Royalty Delivery Point.  This right may be exercised separately for each type of Petroleum Substance, effective at the first day of the calendar month next following that minimum 60 day period.  The Royalty Owner will supply the Royalty Payor with such information regarding the Royalty Owner’s arrangements for disposition of those Petroleum Substances as the Royalty Payor may reasonably require to coordinate custody transfer and shipping arrangements for those Petroleum Substances.  Failure to provide the Royalty Payor with that information will be deemed to be a failure by the Royalty Owner to take those Petroleum Substances in kind.

(c)                                  If the Royalty Owner takes in kind its Gross Overriding Royalty share of crude oil or other liquid products, the Royalty Payor shall, at the Royalty Payor’s cost, remove basic sediment and water from those Petroleum Substances in accordance with good oilfield practice so that relevant pipeline specifications can be met.  The Royalty Payor shall provide to the Royalty Owner, at the Royalty Payor’s cost, production tankage capacity for an accumulation of the Gross Overriding Royalty share of those Petroleum Substances consistent with the Royalty Payor’s shipping schedule for its own share of those Petroleum Substances.  Subject to Subclause 2.04(c), the Royalty Payor shall deliver the Gross Overriding Royalty share of those Petroleum Substances to the Royalty Owner or the Royalty Owner’s nominee, at the Royalty Delivery Point, in accordance with the usual and customary pipeline and shipping practice, free and clear of all charges.  If the Royalty Owner takes its Gross Overriding Royalty share of natural gas in kind, the Royalty Payor shall deliver that gas to the Royalty Owner, or the Royalty Owner’s nominee, at the Royalty Delivery Point for the relevant well at the Royalty Payor’s cost.

(d)                                 Notwithstanding any other, provision of this Article, if the Royalty Payor is required to incur costs to enrich the: Gross Overriding Royalty share of Petroleum Substances to increase the heating value or to facilitate transportation or Marketing of those Petroleum Substances, the Royalty Owner shall reimburse its proportionate share of those costs, with the intention that neither the Royalty Payor nor the Royalty Owner suffer a loss as a result of that enrichment.  Enrichment operations include, without limitation, condensate blending in the case of heavy oil and enrichment by propane or butane in the case of gas with low heating value.

(e)                                  Except to the extent otherwise agreed by the Royalty Payor and the Royalty Owner, insofar as the Royalty Payor takes possession of Petroleum Substances comprising the Gross Overriding Royalty as agent of the Royalty Owner, the Royalty Payor will dispose of those Petroleum Substances by:

1.                                                                                       selling those Petroleum Substances at Market Price and accounting to the Royalty Owner for the proceeds of the sale; or

2.                                                                                       purchasing those Petroleum Substances for the Royalty Payor’s own account (or the account of an Affiliate) at Market Price and accounting to the Royalty Owner therefor.

(f)                                    Insofar as the Royalty Owner has elected to revoke the agency established by this Subclause 2.03, the Royalty Owner may re-establish that agency on a minimum of 60 days’ notice to the Royalty Payor, effective as of the first day of the calendar month next following that minimum 60 day period.  This right may be exercised separately for each type of Petroleum Substance.

2.04         Royalty Payor’s Allowed Deductions If Gross Overriding Royalty Not Taken In Kind

(a)                                  To the extent that the Royalty Payor disposes of the Petroleum Substances comprising the Gross Overriding Royalty on behalf of the Royalty Owner, the Royalty Owner’s share of those Petroleum Substances shall be free and clear of any deductions for costs and expenses incurred by the Royalty Payor to and including the Royalty Delivery Point.  Subject to the limits prescribed below, the Royalty Payor may deduct, and the Royalty Owner will be responsible, on a well by well basis, for the following costs and expenses incurred after the Royalty.  Delivery Point with respect to the Royalty Owner’s share of those Petroleum Substances:

1.                                       for crude oil and other liquid products, any associated Facility Fees and any transportation costs to transport those Petroleum Substances from the Royalty Delivery Point to the point of sale; and

2.                                       for all other Petroleum Substances, any associated Facility Fees.

A cost or expense attributable to more than one Petroleum Substance being sold by the Royalty Payor may only be deducted once.  The total of all deductions for each type of Petroleum Substance as set forth in this Subclause 2.04(a) shall not exceed 25% of the Market Price for that type of Petroleum Substance.

(b)                                 Notwithstanding any other provision of this Article, if the Royalty Payor is required to incur costs to enrich the Gross Overriding Royalty share of Petroleum Substances to increase the heating value or to facilitate transportation or marketing of those Petroleum Substances, those costs will be deductible by the Royalty Payor against the gross proceeds of sale applicable to those enriched Petroleum Substances, with the intention that neither the Royalty Payor nor the Royalty Owner suffer a loss as a result of that enrichment.

(c)                                  The location of the Royalty Determination Point, the Royalty Delivery Point, and the Royalty Payor’s right to make the deductions set forth in this Clause pertains to the costs and expenses that would otherwise be incurred by the Royalty Payor and the Royalty Owner to bring those Petroleum Substances to the point of sale if the Royalty Owner were taking those Petroleum Substances in kind.  The allowable deductions from the proceeds of sale of the Royalty Owner’s Gross Overriding Royalty share of Petroleum Substances are expressed as, cash obligations for convenience of record keeping and audit, and are not to be construed as altering the nature of the Gross Overriding Royalty as an interest in land.

2.05                           Royalty Payor To Account To Royalty Owner Monthly

If the Royalty Payor receives funds on account of or as the proceeds of the sale of the production of Petroleum Substances comprising the Gross Overriding Royalty, the Royalty Payor shall receive the Royalty Owner’s share of those funds as trustee for the Royalty Owner.  The Royalty Payor must remit to the Royalty Owner all funds accruing to the Royalty Owner on account of the Gross Overriding Royalty on or before the 25th day of the calendar month next following the calendar month in which those funds were received by the Royalty Payor, provided that for the purpose of the timing of receipt of proceeds in this Clause “received” will be read as “normally received” if the purchaser of those Petroleum Substances fails to pay the Royalty Payor for that production.  The Royalty Payor must provide the Royalty Owner with a statement in written or electronic format showing in reasonable detail the manner in which the Royalty Payor calculated that payment, including the unit sale price for those Petroleum Substances and, if requested by the Royalty Owner, a copy of all reports the Royalty Payor is required to submit under the Regulations for the production of those Petroleum Substances.

2.06         Royalty Owner’s Lien

As of the effective date that the Gross Overriding Royalty is created, the Royalty Owner will have a first and prior lien on the Royalty Payor’s interest in the Royalty Lands, the Petroleum Substances within, upon or under the Royalty Lands, or produced therefrom, and the wells and other equipment thereon to secure the Gross Overriding Royalty.  The Gross Overriding Royalty and the lien are interests in land that attach to the Title Documents.

2.07         Royalty Owner’s Rights Upon Surrender

If the Royalty Payor proposes to surrender all or a portion of the Royalty Lands to the grantor of the Title Documents, the provisions of Article 11.00 of the standard form.  CAPL 1988 Model Frontier Joint Operating Agreement shall apply between the Royalty, Payor and the Royalty Owner, except that the notice and reply periods in Clause 1.1.01 and 11.02 are reduced from 60 and 30 days to 20 and 10 days respectively.

2.08         Audits Of Gross Overriding Royalty

(a)                                  The Royalty Payor shall; with respect to the production, disposition or sale of the Gross Overriding Royalty, keep and maintain in Canada true and correct books, records and accounts showing credits and charges with respect thereto and evidence of all payment of all applicable claims and accounts.

(b)                                 The Royalty Owner may, upon reasonable notice to the Royalty Payor and at the Royalty Owner’s own expense, audit the books, records and accounts of the Royalty Payor with respect to the production, disposition or sale of the Gross Overriding Royalty within 24 months next following the end of the applicable calendar year.  The Royalty Owner will conduct any such audit in accordance with PASC Joint Venture Audit Protocol Bulletin No. 6 (or any replacement therefor).

(c)                                  Any statement issued by the Royalty Payor to the Royalty Owner respecting the calculation of the Gross Overriding Royalty will be presumed to be true and correct 26 months following the end of the calendar year in which that statement was issued, unless the Royalty Owner takes written exception thereto and requests an adjustment pursuant to this Clause within that 26 month period.  If a Party discovers during that period that there was an error in the calculation of the Gross Overriding Royalty and can demonstrate that the error applied both to that period and prior period, the Royalty Payor shall make the required adjustment retroactively to either the inception of that error or such other time as the Parties may agree, provided that any dispute respecting the proposed retroactive adjustment shall be resolved pursuant to Clause 7.01.  Except to the extent required to confirm the adjustment proposed by the Royalty Payor, the retroactive adjustment contemplated by the previous sentence shall not extend the Royalty, Owner’s audit rights beyond the 24 month limitation provided for in Subclause 2.08(a).

3.00                           WELL INFORMATION TO ROYALTY OWNER

3.01         Royalty Owner’s Notification

The Royalty Payor shall supply to the Royalty Owner notice of its intention to drill each Royalty Well on the Royalty Lands prior to the spudding of that well.

4.00         LIABILITY AND INDEMNITY

4.01         Royalty Payor’s Responsibility

The Royalty Payor will:

(a)                                  be liable to the Royalty Owner for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise) that the Royalty Owner may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless the Royalty Owner and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Royalty Owner, its directors, officers, agents and employees or that they may sustain, pay or incur;

insofar as they are a direct result of: (i) any act or omission (whether negligent or otherwise) of the Royalty Payor with respect to operations or activities conducted by it or on behalf or it hereunder; (ii) a breach of a provision herein by the Royalty Payor; or (iii) the willful or wanton misconduct of the Royalty Payor, its employees, agents or contractors.  However, this obligation shall not apply to the extent that the particular act or omission was done or omitted to be done in accordance with the.  Royalty Owner’s written instructions or written concurrence.  Costs described in this Clause will include reasonable legal costs on a solicitor-client basis.

4.02         Royalty Owner’s Responsibility

The provisions of the preceding Clause shall apply mutatis mutandis to the Royalty Owner’s operations, activities and obligations with respect to the Royalty Lands.

5.00         ASSIGNMENT

5.01         Incorporation of Assignment Procedure

The 1993 CAPL Assignment Procedure is incorporated by reference into the Agreement, and will be deemed to apply as if it had been included as a Schedule to the Agreement.  Article 20.00 (election 20.02B) of the standard form 1988 CAPL Model Frontier Joint Operating Procedure shall apply mutatis mutandis to any disposition of Royalty Lands by either the Royalty Owner or the Royalty Payor.

6.00         DEFAULT

6.01         Royalty Owner’s Default Remedies

If the Royalty Payor fails to pay the Gross Overriding Royalty or any other amount required to be paid to the Royalty Owner by the Royalty Payor hereunder, Subclauses 8.04B, C, and D of the standard form 1988 CAPL Model Frontier Joint Operating Procedure will apply mutatis mutandis to that default as if the Royalty Owner is the Operator and the Royalty Payor the defaulting Party thereunder, except that the reference in Paragraph 8.04B c) of that document to “Subclause A of this Clause 8.04” shall be amended to read “Clause 2.06”.  The rights ranted to, the Royalty Owner in this Clause shall be in addition to, and not in substitution for any other right or remedy that the Royalty Owner may have under this Agreement.

7.00         DISPUTE RESOLUTION

7.01                           Disputes Initially Referred to Mediation

The Parties will attempt to resolve any dispute arising under this Agreement through consultation and negotiation in good faith.  If those attempts fail, the Parties will then attempt to resolve that dispute through mediation, with costs of the mediation being shared equally by the Parties, however any Party may terminate the mediation at any time upon reasonable notice to the other Party.  Upon termination of the mediation the dispute may be referred to Arbitration under the Arbitration Act of the Province of Alberta, as amended from time to time, or a Party may resort to judicial proceedings to resolve the dispute.

This is Schedule “C” attached to and forming part of the Purchase of Exploration Prospects and Participation Agreement dated September 21, 2000 between Ardal Petroleum Inc. and Canadian Superior Energy Inc.

ARDAL INFORMATION

Data on the Scotian Shelf in general

Technical Summaries of Scotian Shelf, Significant and Commercial Discoveries

Map showing the Bathymetry of the Scotian Shelf

Well Location Map

Regional Geology and Geophysics Information

Gravity and Magnetic Maps

Bedrock Geology Map

Various Stratigraphic Maps with picks

Various Pa lynostratigraphic Cross-Sections

Abenaki Formation Isopach Map

Various Interpreted Cross-Sections

Specific Data on the Abenaki Reef Play

Interpretive Seismic Maps derived from remote sensing Data

Structure Map of the Abenaki Reef Complex

Isochron Maps of Abenaki Reef Complex

Stratigraphic Column Description

Interpretation of remote sensing data

Schedule “D”

This is Schedule “D” forming part of the Amended and Restated Farmout and Option Agreement dated December 30, 2005 between Canadian Superior Energy Inc.
and Challenger Energy Corp.

Amended and Restated Block 5(c) Participation

AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Agreement dated this 30 day of December, 2005

Between:

CHALLENGER ENERGY CORP., a corporation incorporated under the laws of Alberta, Canada (hereinafter “CNE”)

-and-

CANADIAN SUPERIOR ENERGY INC., a corporation incorporated under the laws of Alberta, Canada and having an office in the City of Calgary (hereinafter “Canadian Superior”)

WHEREAS each Party recognizes the abilities and expertise that the other Party possesses with respect to the exploration and development of oil and gas properties;

AND WHEREAS each Party wishes to secure the benefits of the abilities and expertise offered by the other Party and to apply such benefits collectively to the Project;

AND WHEREAS CNE has agreed to participate with Canadian Superior in the Mariner Test Well as defined in a Farmout and Option Agreement between the Parties and dated November 17, 2004 as amended and restated as of the date hereof (“Mariner Farmout”);

AND WHEREAS in furtherance of the foregoing mutually beneficial opportunities, Canadian Superior has entered into a Production Sharing Contract with respect to the Lands;

AND WHEREAS, in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend, restate and extend the provisions of the Participation Agreement dated November 17, 2004 made between them in respect of the joint participation by them in the acquisition, exploration and development of the Lands (the “Prior Agreement”);

AND WHEREAS the Parties wish to confirm the terms of the Parties’ agreement and more formally provide for the respective rights, obligations and benefits of each of them in connection with the acquisition, exploration and development of the Lands;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1          Definitions

Capitalized words and phrases used in this Agreement, including in the recitals hereto, have the meaning set forth in this Section 1.1, namely:

(a)                                  “Affiliate” means a subsidiary company, a parent company, or a sister company of or to a Party hereto.  For the purposes of this definition:

(i)                                                                                     a parent company is a company that controls or ultimately controls a Party hereto;

(ii)                                                                                  a sister company is a company that is controlled by or ultimately controlled by the same parent company as a Party hereto;

(iii)                                                                               a subsidiary company is a company controlled by a Party hereto, a parent company or a sister company; and

(iv)                                                                              “control” means that a company owns at least 50% of share capital (either directly or through other companies which confers upon it a majority of the votes at the shareholders’ meetings) of a company which is controlled or which has a common majority shareholder.

(b)                                 “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(c)                                  “AMI Interests” means any right or interest in and/or to any Petroleum Substances related to the Area of Mutual Interest;

(d)                                 “Area of Mutual Interest” means all lands within the area designated as such on Schedule “C” attached hereto;

(e)                                  “Block 5(c)” means that area of land located offshore Trinidad and designated as “Block 5(c) in the Competitive Bidding Order;

(f)                                    “Business Day” means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, Canada;

(g)                                 “Commitment” has the meaning ascribed to it in Section 3.1;

(h)                                 “Competitive Bidding Order” means the Petroleum Regulations (Competitive Bidding) Order, 2003 made by the Minister of the Ministry;

(i)                                     “Effective Date” means the 17th day of November 2004;

(j)                                     “Existing Data Package” means the seismic data, well information, reports, studies and other documentation made available to Canadian Superior from the Ministry prior to submitting a bid on Block 5(c) at the Competitive Bidding Order;

(k)                                  “Joint Operating Agreement” means the 2002 Model Form International Operating Agreement distributed by the Association of International Petroleum Negotiators (“AIPN”) along with the 2004 AIPN Model Form International Accounting Procedure (“Accounting Procedure”), as amended, copies of which are attached and marked as Schedule “B” hereto with specific agreed upon elections indicated in the documents;

(l)                                     “Lands” means Block 5(c) and the right to produce Petroleum Substances therefrom;

(m)                               “Ministry” means the Ministry of Energy and Energy Industries of Trinidad;

(n)                                 “Operator” shall have the meaning ascribed to it in the Joint Operating Agreement;

(o)                                 “Party” means a party bound by this Agreement;

(p)                                 “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(q)                                 “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(r)                                    “Project” means the joint acquisition, exploration and development of Block 5(c);

(s)                                  “Production Sharing Contract” means that agreement between the President of Trinidad, the Minister of the Ministry and Canadian Superior for the Lands, a copy of which is attached as Schedule “A” hereto, all schedules attached thereto and any agreement entered into between the aforementioned parties concerning the Lands, and if applicable, any documents replacing and/or amending the said agreement;

(t)                                    “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(u)                                 “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the Lands, the Title Documents, and the Production Sharing Contract or otherwise in relation to the subject matter hereof, including without limitation the Ministry;

(v)                                 “Rights Issuance” means the proposed issuance by CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(w)                               “Third Party” means a Person other than a Party;

(x)                                   “Title Documents” means any and all documents of title, including but not limited to the Production Sharing Contract under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefore in whole or in part, from time to time;

(y)                                 “Trinidad” means the Republic of Trinidad and Tobago;

(z)                                   “Working Interest” means with respect to each Party, the following undivided interest of such Party in the rights and obligations derived from the Production Sharing Contract and shall be:

CNE	25%
Canadian Superior	75%

(aa)                            “Work Programme” shall have the meaning ascribed to it in the Production Sharing Contract;

1.2          Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)                                 references to an Article, Section or Schedule are references to an Article, Section or Schedule, as the case may be, in this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)                                 with the exception of the amount set out in clauses 4.1(a) and 4.1(b)(ii), all monetary amounts are expressed in lawful currency of the Canada;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)                                    time shall be of the essence; and

(g)                                 where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3          Business Day

If, pursuant to this Agreement, a Notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such Notice may be given or such action may be taken on the next succeeding Business Day.

1.4          Governing Law

Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of Alberta, Canada.

1.5          Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and any of the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6          Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule “A”	Production Sharing Contract
Schedule “B”	Joint Operating Agreement
Schedule “C”	Area of Mutual Interest

ARTICLE 2
PARTICIPATION

2.1          Grant of Participation Rights

The Parties acknowledge that CNE has agreed to participate with Canadian Superior in certain operations described in the Mariner Farmout.  In consideration of entering into the Mariner Farmout, the premises hereof and the payment of $1.00 by CNE to Canadian Superior, the receipt of which is hereby acknowledged, Canadian Superior hereby rants to CNE the participation rights described in Section 4 of this Agreement.

2.2          Agreement to Participate

CNE hereby acknowledges that Canadian Superior has fulfilled the Commitment set out in clause 3.1 of the Prior Agreement and agrees to participate with Canadian Superior in the acquisition, exploration and development of the Lands and the Project, in accordance with the provisions hereof.

2.3                               Rights Issuance

Canadian Superior agrees that it shall cooperate fully with CNE in all matters relating to the Rights Issuance and that it will take such steps as are required to give effect to it in as timely a manner as possible.

2.4                               Interest Held in Trust

(a)                                  Canadian Superior agrees that Canadian Superior holds and stands possessed, and will continue to hold and stand possessed of the interest of CNE in and to the Production Sharing Contract, the Lands, and the Title Documents and Canadian Superior shall hold such interests in trust for and on behalf of CNE.

(b)                                 Canadian Superior covenants and agrees that it will not sell, assign, transfer, convey, encumber or surrender the Production Sharing Contract, the Lands, and the Title Documents insofar as same affects or relates to the interests held in trust hereunder for CNE, except upon the written instructions of CNE.

ARTICLE 3
DELIVERY OF INFORMATION

3.1                               Delivery of Existing Data Package to CNE

Provided that CNE has complied with the provisions of clause 4.1(a) hereof:

(a)                                  As soon as is reasonably practical following such compliance by CNE, Canadian Superior shall, at Canadian Superior’s expense, deliver to CNE a copy of: i) the Existing Data Package, ii) geological and geophysical mapping of the Lands, iii) interpreted seismic sections covering the Land, iv) a complete copy of the bid and any revisions of the bid submitted to the Ministry on Block 5(c), and v) a copy of information, documents and all other data generated by Canadian Superior respecting the Lands; and

(b)                                 Canadian Superior shall deliver copies of all data and documents acquired or produced by or on behalf of Canadian Superior in fulfilling the Commitment and copies of all Regulatory fillings made in respect of same to CNE or the nominee of CNE immediately upon Canadian Superior’s receipt of such data and documents.

ARTICLE 4
WORK PROGRAMME PARTICIPATION

4.1                               CNE Initial Commitment

(a)                                  on or before April 1, 2006 CNE shall pay to Canadian Superior the sum of Two Million Five Hundred Thousand (US$2,500,000.00) Dollars US to be credited to CNE’s one third share of the costs incurred to date by Canadian Superior in respect of the Production Sharing Contract;

(b)                                 on the earlier of;

(i)                                     April 30, 2006; or

(ii)                                  within 14 business days of CNE having successfully raised a minimum of Twelve Million (US $12,000,000.00) Dollars US by way of the Rights Issuance

CNE shall pay to Canadian Superior the balance of CNE’s one-third share of the costs incurred by Canadian Superior to that date in respect of the Production Sharing Contract;

(c)                                  CNE shall, not less than 10 business days prior to the scheduled spud date of the first Exploration Well to be drilled pursuant to the Work Programme (as defined in the Production Sharing Contract), pay to

Canadian Superior one third of the anticipated dry hole costs of such first Exploration Well, provided that if drilling operations are not commenced within 30 days of such payment, such monies shall be returned to CNE forthwith.  For greater clarity, the Parties acknowledge that in calculating such anticipated dry hole costs, no amounts in respect of anticipated testing or completing costs of such well shall be included; and

(d)                                 CNE further commits to participate for one third of the balance of the costs directly attributable to the Work Programme and the second and third Exploration Wells drilled pursuant thereto.

(e)                                  During the course of the Work Programme Canadian Superior shall consult on a regular basis (no less often than monthly) with CNE concerning progress and fulfillment of the Work Programme and Canadian Superior’s activities as Operator in respect thereof.

4.2                               Default/Early Termination

(a)                                  In the event that CNE fails to pay when due the amounts required pursuant to clause 4.2(c) above, this Agreement shall terminate without further notice, and CNE shall have forfeited its right to participate in the Project or to earn any interest hereunder.

(b)                                 In all other respects, should CNE fail to pay within 30 days any other amounts payable by it pursuant to this Article 4 during the Work Programme,.  Canadian Superior shall be entitled to give notice of such default (the “Default Notice”) to CNE.  Should CNE fail to remedy such default within 30 days of the date the Default Notice is issued, the provisions of Article 8 of the Joint Operating Agreement shall apply.

4.3                               Ongoing Participation

In the event that CNE has complied with the provisions of clause 4.1 hereof, upon completion of the Work Programme:

(a)                                  all rights, duties, obligations, elections and privileges to which Canadian Superior is entitled under the Production Sharing Contract shall be shared and may be separately exercised by each Party as to their Working Interest;

(b)                                 the Parties agree that Canadian Superior shall be Operator and shall represent CNE under the Production Sharing Contract until CNE is formally recognized by the Ministry; and all benefits and obligations arising from any and all operations conducted by the Parties on or in respect of the Lands, including without limitation all revenues from sales of Petroleum Substances produced therefrom and all costs and expenses (including without limitation the Crown Royalty and all applicable operating expenses) associated therewith, shall be shared by the Parties on the basis of their Working Interest, and shall be governed by and conducted in accordance with the Joint Operating Agreement.  Notwithstanding the generality of the foregoing; to the extent that the parties are entitled to apply the Cost Recovery provisions of Article 18 of the Production Sharing Contract to the costs of the Project, such recovered costs shall be for the account of, and be credited to, the parties in the same proportions that such costs were originally borne by them.

ARTICLE 5
TITLE AND OPERATIONAL MATTERS

5.1                               Transfer and Registration of Earned Interests

(a)                                  Canadian Superior agrees to use its best efforts to transfer and convey to CNE the interests CNE is entitled to hereunder and shall use documentation in form and content acceptable to CNE to complete such task, and Canadian Superior shall execute, deliver and register as required under the Regulations or otherwise by a Regulatory Authority, all assignments, transfers and other documents as may be necessary to fully and properly transfer and convey such interests to CNE, when requested to do so in writing by CNE, the cost of which shall be borne equally by the parties.

(b)                                 Provided that CNE has earned its Working Interest, upon receipt of a Notice from CNE, Canadian Superior agrees to use its best efforts to have CNE recognized as a party to the Production Sharing Contract, and any costs relating thereto shall be borne equally by the parties.

5.2                               Joint Operating Agreement and Appointment of Operator

The Parties hereby appoint Canadian Superior as Operator under and for the purposes of the Joint Operating Agreement.  Canadian Superior shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of this Agreement, the Production Sharing Contract and good offshore oilfield practices.  In addition to the applicability of Article 8 of the Joint Operating Agreement pursuant to clause 4.2(b) hereof, the following provisions of the Joint Operating Agreement and the Accounting Procedure are hereby incorporated and shall be applicable to Article 4 hereof, the Work Program and all costs incurred and operations conducted pursuant thereto:

a)                                       Joint Operating Agreement

Article 1	Definitions (to the extent required for interpretation of the relevant provisions of the Joint Operating Agreement incorporated herein

Clause 4.4	Information Supplied by Operator

Clause 6.7	Authorization for Expenditure Procedure

Article 15	Venture information — Confidentiality — Intellectual Property

Article 16	Force Majeure

b)                                     Accounting Procedure

All provisions

5.3                               Access to Pipelines

In consideration of CNE paying to Canadian Superior its proportionate share of all costs and expenses related thereto, Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any pipelines as may be necessary to transport all Petroleum Substances produced from the Lands to any applicable sales point(s) for such Petroleum Substances.

5.4                               Marketing of Petroleum Substances

Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any marketing arrangements for Petroleum Substances produced from the Lands.

ARTICLE 6
ENCUMBRANCES

6.1                               No Encumbrances

At all times while this Agreement remains in force, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents or any of them become encumbered in such a way as to adversely affect the Title Documents or any of them or to make them or the Lands subject to termination or forfeiture in any respect, except as may be expressly provided for in the Production Sharing Contract.

ARTICLE 7
LIABILITY AND INDEMNITY

7.1                               Canadian Superior’s Responsibility

Canadian Superior will:

(a)                                  be liable to CNE for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that CNE may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless CNE against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by CNE, or that it may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by Canadian Superior or on behalf of Canadian Superior hereunder, a result of, the gross negligence or willful or wanton misconduct of Canadian Superior, its employees, agents or contractors.  However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with CNE’s instructions or concurrence.  Costs in this Article will include legal costs on a solicitor-client basis.

7.2                               CNE’s Responsibility

CNE will:

(a)                                  be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that Canadian Superior may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless Canadian Superior and its directors, officers, agents, consultants, and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by Canadian Superior, its directors, officers, agents, consultants, and employees or that they may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by CNE or on behalf of CNE hereunder, a result of the gross negligence or willful or wanton misconduct of CNE, its employees, agents or contractors.  However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with Canadian Superior’s instructions or concurrence.  Costs in this Article will include legal costs on a solicitor-client basis.

ARTICLE 8
NOTICES

8.1                               Notice

All demands, notices or other communications (in each case a “Notice”) to be given in connection with this Agreement shall be in writing and shall be sufficiently given or made if:

(a)                                  delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

(b)                                 sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Energy Inc.:	Suite 3300, 400 — 3rd Avenue SW Calgary,
Alberta T2P 4H2
Attention:	President
Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 - 3rd Avenue SW Calgary,
Alberta T2P 4H2
Attention:	President
Fax No.:	(403) 216-2374

8.2                               Deemed Delivery

Any Notice given or made in the manner set forth in Section 8.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m. Calgary time, and, if not, on the first Business Day thereafter.

8.3                               Change of Address

A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 8.1.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1                               Creation of Area of Mutual Interest

The Parties hereby establish the Area of Mutual Interest.  Except in accordance with the terms of this Agreement, a Party shall not acquire any rights, directly or indirectly, in any exploration licences, wells, or other petroleum and or natural gas interests in the “Area of Mutual Interest” or the “AMI”) at any time for a period commencing on the Effective Date and ending 120 days after the rig release date of the last well drilled pursuant to the Work Programme (the “AMI Period”).  For the purposes hereof each Party shall be deemed to have acquired any AMI Interests acquired by its Affiliates, and shall at all times be required to comply with all obligations provided for hereunder as if those AMI Interests constituted property of that Party.

9.2                               Acquisition of Interests within AMI

(a)                                  If a Party (the “Acquiring Party”) acquires an AMI Interest during the AMI Period, that Party shall, within ten (10) days of acquiring such interest, notify in writing (the “AMI Notice”) the other Party (the “Non-Acquiring Party”) and offer to the other Party their Working Interest percent of the AM] Interest acquired by the Acquiring Party, on the same terms and conditions as apply to the Acquiring Party under the applicable licence, agreement or arrangement.  The Non-Acquiring Party shall have thirty (30) days from receipt of such AMI Notice to accept or decline to exercise its option to acquire such interest from the Acquiring Party.  To be considered a valid AMI Notice, the AMI Notice shall contain such sufficient information and detail of the terms and conditions of the acquisition of the AMI Interest by the Acquiring Party such that the Non-Acquiring Party may reasonably assess the acquisition opportunity.

(b)                                 If the consideration stipulated in the licence, agreement or arrangement referred to in Section 9.2(a) of this Agreement cannot be matched in kind by the other Party, or involves an allocation of cash value to the applicable AMC Interest where it forms a portion only of the assets subject to the applicable transaction, the Acquiring Party shall, in its AMI Notice issued to the Non-Acquiring Party, set out its bona-fide estimate of the cash equivalent of such consideration, and acceptance of the offer and payment of the relevant portion of that cash consideration shall constitute a valid acceptance and satisfaction of the Non-Acquiring Party’s obligations in acquiring the share of the relevant interest.

(c)                                  AMI Interests which are acquired by a Party, in compliance with the terms hereof, with or from a -Third Party shall be governed by and subject to any agreement that may be entered into between them with respect to those AMI Interests separate and apart from this Agreement.

ARTICLE 10
COVENANTS

10.1                        Covenants

The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                        Amendments

All amendments to this Agreement shall be made in a written instrument signed by both Parties.

11.2                        Waiver in Writing

No waiver of any provision, or the breach of any provision; of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver.  Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

113                           Delay Not Waiver

The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

11.4                        Acceptance of Payment Not Waiver

Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

11.5                        Primacy of Participation Agreement

In the event of a conflict between the provisions of this Agreement, the Production Sharing Contract and the Joint Operating Agreement, the provisions of this Agreement shall prevail.  In the event of a conflict between the provisions of the Production Sharing Contract and the Joint Operating Agreement, the provisions of the Production Sharing Contract shall prevail.

11.6                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

11.7                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

11.8                        Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld.

11.9                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.10                 Counterpart and Facsimile Execution

This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement.  Any copies executed in counterpart may be delivered via facsimile transmission and, if so delivered, shall be considered to be originals for all purposes.

11.11                 Delivery

A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Section 8, and any copy so delivered shall be deemed an original for all purposes.  A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability of this Agreement against that Party.

11.12                 Severability

The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

11.13                 Authority

Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to take such further steps as are required to give effect to the provisions hereof.

IN WITNESS WHEREOF the Parties have hereby executed this Agreement as of the year and date first above written.

CHALLENGER ENERGY CORP.

Per:	/s/ Neil MacKenzie

CANADIAN SUPERIOR ENERGY INC.

Per:	/s/ Michael E. Coolen
Michael E. Coolen, Director

Schedule “E”

This is Schedule “E” forming part of the Amended and Restated Farmout and Option
Agreement dated December 30, 2005 between Canadian Superior Energy Inc. and
Challenger Energy Corp.

Amended and Restated MGB Participation

AMENDED AND RESTATED PARTICIPATION IN A FARMOUT AGREEMENT

This Agreement dated this 30 day of December, 2005.

Between:

CHALLENGER ENERGY CORP, a corporation incorporated under the laws of Alberta, Canada (hereinafter “CNE”)

— and —

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD, a corporation incorporated under the laws of Alberta, Canada (hereinafter “Canadian Superior”)

                WHEREAS each Party recognizes the abilities and expertise that the other Party possesses with respect to the exploration and development of oil and gas properties;

                AND WHEREAS each Party wishes to secure the benefits of the abilities and expertise offered by the other Party and to apply such benefits collectively to the Project;

                AND WHEREAS CNE has agreed to participate with Canadian Superior in the Mariner Test Well as defined in an Amended and Restated Farmout and Option Agreement between the Parties and dated December 30, 2005 (“Mariner Farmout”);

                AND WHEREAS in furtherance of the foregoing mutually beneficial opportunities, Canadian Superior, on behalf of the Parties, is in the process of finalizing an agreement to acquire the Lands and Licences;

                AND WHEREAS in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend the provisions of the Participation in a Farmout Agreement made by them and dated November 17, 2004 (the “Prior Agreement”);

                AND WHEREAS the Parties wish to confirm the terms of the Parties’ agreement and more formally provide for the respective rights, obligations and benefits of each of them in connection with the acquisition, exploration and development of the Lands and Licences;

                NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

                Capitalized words and phrases used in this Agreement, including in the recitals hereto, have the meaning set forth in this Section 1.1; namely:

(a)                                  “Abandon” means the proper plugging and abandonment of a well including the salvage of salvageable material and equipment therefrom and the restoration of the applicable well site, all in accordance with the Regulations and good offshore oilfield practices;

(b)                                 “Additional Exploration Well” means those wells or well which may or may not be drilled pursuant to Article 2.1(g) of the Farmout Agreement;

(c)                                  “Affiliate” means a subsidiary company, a parent company, or a sister company of or to a Parry hereto.  For the purposes of this definition:

(i)                                      a parent company is a company that controls or ultimately controls a Party hereto;

(ii)                                   a sister company is a company that is controlled by or ultimately controlled by the same parent company as a Party hereto;

(iii)                                a subsidiary company is a company controlled by a Party hereto, a parent company or a sister company; and

(iv)                               “control” means that a company owns at least 30% of share capital (either directly or through other companies which confers upon it a majority of the votes at the shareholders’ meetings) of a company which is controlled or which has a common majority shareholder.

(d)                                 “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(e)                                  “AMI Interests” means any right or interest in and/or to any Petroleum Substances related to the Area of Mutual Interest;

(f)                                    “Area of Mutual Interest” means all lands within the area designated as such on Schedule “D” attached hereto;

(g)                                 “Business Day” means any day other than a Saturday, Sunday or statutory holiday m Calgary, Alberta, Canada;

(h)                                 “Cap” means, with respect to a well, the installation of such production-quality casing, plugs and equipment as are necessary to enable the well to be used for the production of Petroleum Substances at a later date;

(i)                                      “Commitment” has the meaning ascribed to it in Section 3.1;

(j)                                     “Crown Royalty” means the royalty payable or royalty share of Petroleum Substances deliverable to the Ministry pursuant to the Regulations;

(k)                                  “Earned Interest” means an undivided 70% interest in that portion of the Lands and Licences that Canadian Superior is entitled to pursuant to Article 2.1 of the Farmout Agreement;

(l)                                     “Earning Date” means the date on which Canadian Superior has completed the Minimum Work Obligations and earned the Earned Interest pursuant to the Farmout Agreement;

(m)                               “Effective Date” means the 17th day of November, 2004;

(n)                                 “Existing Seismic Data” means the seismic data delivered to Canadian Superior from Petrotrin respecting the Lands and all seismic records, data and information associated with such seismic data;

(o)                                 “Exploration Period” means the period of time described in the Farmout Agreement;

(p)                                 “Exploration Well” shall have the meaning ascribed to it in the Farmout Agreement;

(q)                                 “Farmout Agreement” means the final draft of the Farmout Agreement between Canadian Superior and Petrotrin for the Mayaro Lands and the Guayaguayare Bay Lands a copy of which is attached as Schedule “B” hereto, all schedules attached thereto and any agreements entered into between Petrotrin and Canadian Superior covering the Lands and Licences or, if applicable any documents replacing and/or amending the Farmout Agreement in whole or in part;

(r)                                    “Field” shall have the meaning ascribed to it in the Farmout Agreement;

(s)                                  “Guayaguayare Bay Lands” means all lands within the area designated as such on Schedule “A” hereto and located offshore the Republic of Trinidad and Tobago;

(t)                                    “Guayaguayare Bay Licence” means the licences, leases, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon, or under the Guayaguayare Bay Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Guayaguayare Bay Lands or any lands with which the Guayaguayare Bay Lands are pooled or unitized and includes all renewals and extensions of such documents, and all documents issued in substitution therefor;

(u)                                 “Joint Operating Agreement” means the Joint Operating Agreement between Canadian Superior and Petrotrin that is applicable to the Mayaro Lands and the Guayaguayare Bay Lands a final draft of which is attached as Schedule “C” hereto;

(v)                                 “Lands” means, collectively, the Guayaguayare Bay Lands and the Mayaro Lands;

(w)                               “Lands and Licences” means, collectively, the Guayaguayare Bay Licence, the Mayaro Licence, the Guayaguayare Bay Lands, and the Mayaro Lands;

(x)                                   “Mayaro Lands” means all lands within the area designated as such on Schedule “A” hereto and located offshore the Republic of Trinidad and Tobago;

(y)                                 “Mayaro Licence” means the licences, leases, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon, or under the Mayaro Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Mayaro Lands or any lands with which the Mayaro Lands are pooled or unitized and includes all renewals and extensions of such documents, and all documents issued in substitution;

(z)                                   “Minimum Work Obligations” shall have the meaning ascribed to it in the Farmout Agreement;

(aa)                            “Ministry” means the Ministry of Energy and Energy Industries of the Republic of Trinidad and Tobago;

(bb)                          “New Seismic Data” means approximately one hundred and sixty (160) square kilometres of three-dimensional, seismic data covering such locations within the Guayaguayare Bay Lands and the Mayaro Lands as Canadian Superior may determine and as committed to be acquired by Canadian Superior as part of the Minimum Work Obligations in the Farmout Agreement and all seismic records, data and information associated with such seismic data;

(cc)                            “Operator” has the meaning ascribed to it in the Farmout Agreement; (dd) “Party” means a party bound by this Agreement;

(dd)                          “Permitted Encumbrance” means the Crown Royalty, the Overriding Royalty (as described in the Farmout Agreement) and the Petrotrin Royalty (as described in the Farmout Agreement;

(ee)                            “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(ff)                                “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(gg)                          “Petrotrin” means Petroleum Company of Trinidad and Tobago Limited;

(hh)                          “Project” means the joint acquisition and development of the State Licence as contemplated by this Agreement and the Farmout Agreement;

(ii)                                  “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(jj)                                  “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the State Licence, or otherwise in relation to the subject matter hereof, including without limitation the Ministry;

(kk)                            “Rights Issuance” means the proposed issuance by - CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(ll)                                  “Seismic Data” means, collectively, the Existing Seismic Data and the New Seismic Data and all interpretations and processed versions thereof;

(mm)                      “State Licence” shall have the meaning ascribed to it in the Farmout Agreement;

(nn)                          “Test” means an operation, conducted to the reasonable satisfaction of CNE, Canadian Superior and any Regulatory Authority and in accordance with the Regulations and good offshore oilfield practices, undertaken in respect of a well drilled to evaluate the presence of Petroleum Substances in an interpreted geological structure or stratigraphic trap and to evaluate the capacity thereof to produce such Petroleum Substances from such well;

(oo)                          “Third Party” means a Person other than a Party;

(pp)                          “Title Documents” means any and all documents of title, including but not limited to the State Licence, the Guayaguayare Bay Licence and the Mayaro Bay Licence under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Guayaguayare Bay Lands and/or the Mayaro Bay Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefore in whole or in part, from time to time;

(qq)                          “Well Data” means all data and information gathered from or in connection with the drilling and Testing of a well; and

(rr)                                “Working Interest” means with respect to each Party, the following undivided interest of such Party in the rights and obligations derived from the Farmout Agreement, the Joint Operating Agreement and the State Licence and shall be:

CNE	33.33%
Canadian Superior	66.67%

1.2                               Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)                                 references to an Article, Section or Schedule are references to an Article, Section or Schedule, as the case may be, in this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)                                 all monetary amounts are expressed in lawful currency of the United States of America;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)                                    time shall be of the essence; and

(g)                                 where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3                               Business Day

                If, pursuant to this Agreement, a Notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such Notice may be given or such action may be taken on the next succeeding Business Day.

1.4                               Governing Law

                Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of Alberta, Canada.

1.5                               Conflicts

                If there is a conflict or inconsistency between any provision of the main body of this Agreement and any of the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6                               Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule “A”	Lands
Schedule “B”	Farmout Agreement
Schedule “C”	Joint Operating Agreement
Schedule “D”	Area of Mutual Interest

ARTICLE 2
GRANT OF OPTION

2.1                               Grant of Option

CNE has agreed to participate with Canadian Superior in certain operations described in the Mariner Farmout and in consideration of entering into the Mariner Farmout and $1.00, the receipt of which is hereby acknowledged, Canadian Superior hereby agrees to fulfill the Commitment described in this Agreement and hereby grants to CNE the option described in Section 4 of this Agreement.

2.2                               Acceptance of Option

                CNE hereby accepts the obligation of Canadian Superior to fulfill the Commitment and the granting of the option described in Section 4 of this Agreement.

2.3                               Interest Held in Trust

(a)                                  During the period of time from the Effective Date until the termination of the option described in Section 4 of this Agreement, Canadian Superior agrees that Canadian Superior holds and stands possessed of the interest of CNE in and to the Farmout Agreement, the Joint Operating Agreement, the Lands and Licences and the Title Documents and Canadian Superior shall hold such interests in trust for and on behalf of CNE.

(b)                                 Canadian Superior covenants and agrees that it will not sell, assign, transfer, convey, encumber or surrender the Farmout Agreement, the Joint Operating Agreement, the Title Documents or Lands and Licences insofar as same affects or relates to the interests held in trust hereunder for CNE, except upon the written instructions of CNE.

ARTICLE 3
COMMITMENT

3.1                               Commitment

                On or before the Effective Date, Canadian Superior shall at its sole risk, cost and expense, and subject to the terms and conditions of this Agreement, commence the following operations and initiate the timely fulfillment of the following obligations (collectively, the “Commitment”) on or with respect to the Guayaguayare Bay Lands and the Mayaro Lands and shall conclude such operations and fulfill such obligations prior to December 31, 2006:

(a)                                  use best efforts to finalize and execute the Farmout Agreement ;

(b)                                 reprocess the Existing Seismic Data; and

(c)                                  fulfill any and all requirements from the Ministry and/or Petrotrin relating to security deposits, guarantees or similar instruments that may be necessary in the issuance of the State Licence.

3.2                               Consultation with CNE

                During the course of conducting the Commitment, Canadian Superior shall consult on a regular basis (and no less often than every two weeks) with CNE concerning progress and fulfillment of the Commitment.

3.3                               Delivery of Seismic and Other Data to CNE

(a)                                  Within 60 days following completion of the Commitment, Canadian Superior shall deliver copies of the Existing Seismic Data and any reprocessed copies thereof at no expense to CNE.

(b)                                 Within a reasonable time following the completion of the Commitment, Canadian Superior shall deliver copies of all data and documents acquired or produced by or on behalf of Canadian Superior in relation to the Farmout Agreement and copies of all Regulatory fillings made in respect of same to CNE or the nominee of CNE immediately upon Canadian Superior’s receipt of such data and documents and thereafter provide such aforesaid data and documents on a regular basis to CNE.

ARTICLE 4
OPTION

4.1                               Option Upon Completion of Commitment

                Within fifteen (15) days of Canadian Superior completing the Commitment and after delivery of all information to CNE pursuant to Section 3.3, Canadian Superior shall provide to CNE written notice thereof (“CS Notice”)and CNE shall have the option to elect within 60 days of receipt of the CS Notice, to either:

(a)                                  participate for its Working Interest in that portion of the Minimum Work Obligations that have not been completed by Canadian Superior as of the date of such election by CNE; or

(b)                                 terminate its rights and obligations hereunder.

4.2                               Participation in Farmout Agreement

                In the event CNE elected pursuant to Section 4.1(a) of this Agreement and prior to the Earning Date, all rights, duties, obligations, elections and privileges to which Canadian Superior is entitled under the Farmout Agreement shall be shared and may be separately exercised by each Party as to their Working Interest.  The Parties agree that Canadian Superior shall be Operator and shall represent CNE under the Farmout Agreement until CNE is formally recognized by Petrotrin.

4.3                               Interests of Parties in the Event CNE Participates

                In the event CNE elected pursuant to Section 4.1 (a) of this Agreement, then on the Earning Date, the interest of the Parties and Petrotrin in the Lands and Licences (or any part thereof), the Title Documents and the Farmout Agreement shall be:

Canadian Superior	52.5%

CNE	17.5%

Petrotrin	30.0%

(hereinafter referred to as “Joint Interests”)

4.4                               Option to Drill Additional Exploration Wells

                In the event that Canadian Superior elects to drill one or more Additional Exploration Well(s) pursuant to the Farmout Agreement; then for each such Additional Exploration Well, Canadian Superior shall deliver a written Notice (“Well Notice”) of such election to CNE.  The Well Notice shall contain all relevant information necessary for CNE to make an informed decision to participate or not in the particular Additional Exploration Well including but not limited to: a geological and geophysical discussion along with supporting data, economic data, expected well performance data, expected reservoir data, exact location, detailed cost estimate, estimate of commencement date, estimated duration of the drilling operation and expected total depth.  Within 120 days from receipt of delivery of each Well Notice, CNE shall have the option to elect, by written notice to Canadian Superior, to either:

(a)                                  participate for its Working Interest in each Additional Exploration Well on a well by well basis; however, in the event Petrotrin elects to participate in such Additional Exploration Well, then the interests of each party shall be the Joint Interests; or

(b)                                 terminate such option to participate and forfeit any rights and obligations pursuant to the Farmout Agreement in relation to such Additional Exploration Well.

4.5                               Interests of Parties in the Event CNE Participates in Additional Exploration Wells)

                In the event CNE elected pursuant to Section 4.4(a) of this Agreement, then, upon Canadian Superior earning an interest pursuant to Article 2.1(h) of the Farmout Agreement, the resultant interest in any applicable Field(s) related to such Additional Exploration Well(s) shall be apportioned as per the Joint Interests.  However, in the event Petrotrin does not participate in such Additional Exploration Well(s) then the Parties shall share the Petrotrin interest proportionately to their Working Interest percentage.

4.6                               Participation after Earning

                Once Canadian Superior has earned the Earned Interest pursuant to the Farmout Agreement all benefits and obligations arising from any and all operations conducted by the Parties on or in respect of the Lands, including without limitation all revenues from sales of Petroleum Substances produced therefrom and all costs and expenses (including without limitation the Crown Royalty and all applicable operating expenses) associated therewith, shall be shared by the Parties on the basis of their respective Joint Interests, and all operations conducted on the Lands shall be governed by and conducted in accordance with the Joint Operating Agreement.

ARTICLE 5
PETROTRIN ROYALTIES

5.1                               Overriding Royalty

                The Parties hereto in proportion to each other’s Joint Interests agree to be each responsible for the payment to Petrotrin of the Overriding Royalty described in the Farmout Agreement.  In addition, in the event Petrotrin elects to convert its participating interest to an Overriding Royalty in accordance with Article 7 of the Farmout Agreement, the Parties hereto in proportion to each other’s Joint Interests shall be each entitled to all rights and benefits of such conversion along with being each responsible for all obligations pertaining to such conversion.

5.2                               Petrotrin 1.25% Royalty

                The Parties hereto in proportion to each other’s Joint Interests agree to be each responsible for the payment to Petrotrin of the 1.25% Petrotrin Royalty described in the Farmout Agreement.

ARTICLE 6
TITLE AND OPERATIONAL MATTERS

6.1                               Transfer and Registration of Earned Interests

(a)                                  Canadian Superior agrees to use its best efforts to transfer and convey to CNE the interests CNE is entitled to hereunder and shall use documentation in form and content acceptable to CNE to complete such task, and Canadian Superior shall execute, deliver and register as required under the Regulations or otherwise by a Regulatory Authority, all assignments, transfers and other documents as may be necessary to fully and properly transfer and convey such interests to CNE, when requested to do so in writing by CNE and at no cost to CNE.

(b)                                 Provided that CNE has earned its Working Interest, upon receipt of a Notice from CNE, Canadian Superior agrees to use its best efforts to have CNE recognized as a party to the Farmout Agreement and any costs relating thereto shall be borne equally by the parties.

(c)                                  All rights, duties, obligations, elections and privileges to which Canadian Superior is entitled or subject under the Farmout Agreement and the Joint Operating Agreement shall be shared and may be separately exercised by each Party in accordance with their Working Interest or, if applicable, their Joint Interests.

(d)                                 As of the Effective Date, Canadian Superior shall provide to CNE, on a timely and regular basis (no less than monthly), copies of and access to all Seismic Data, well information, geological and geophysical mapping, aeromagnetic surveys and interpretations thereof in which Canadian Superior creates, produces or acquires pursuant to the Farmout Agreement and the Joint Operating Agreement or in performing the Commitment and the Minimum Work Obligations.

6.2                               Operations

                Subject to the terms and conditions of this Agreement, and during the period of time from the Effective Date until the Earning Date, the following provisions of the Joint Operating Agreement shall apply to any operations conducted under this Agreement:

Article 1	Definitions (to the extent required for interpretation of the by relevant provisions of the Joint Operating Agreement adopted this Section)

Article 4	Operator

Article 8	Default

Article 13	Transfer of Interests or Rights and Changes in Control

Article 16	Venture Information — Confidentiality — Intellectual
Property
Article 17	Force Majeure

6.3                               Joint Operating Agreement and Appointment of Operator

                The Parties hereby appoint Canadian Superior as operator under and for the purposes of the Joint Operating Agreement and the Farmout Agreement.  Canadian Superior shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of this Agreement, the Farmout Agreement, the Joint Operating Agreement, the Regulations and good offshore oilfield practices.

6.4                               Access to Pipelines

                In consideration of CNE paying to Canadian Superior its proportionate share of all costs and expenses related thereto, Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any pipelines as may be necessary to transport all Petroleum Substances produced from the Lands to any applicable sales point(s) for such Petroleum Substances.

6.5                               Marketing of Petroleum Substances

                Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any marketing arrangements for Petroleum Substances produced from the Lands.

ARTICLE 7
ENCUMBRANCES

7.1                               No Encumbrances

                At all times while this Agreement remains in force, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents or any of them become encumbered (other than by a Permitted Encumbrance) in such a way as to adversely affect the Title Documents or any of them or to make them or the Lands and Licences subject to termination or forfeiture in any respect.

ARTICLE 8
LIABILITY AND INDEMNITY

8.1                               Canadian Superior’s Responsibility Canadian Superior will:

(a)                                  be liable to CNE for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that CNE may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless CNE against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by CNE, or that it may sustain, pay or incur;

                insofar as they are, in respect of operations or activities conducted by Canadian Superior or on behalf of Canadian Superior hereunder, a result of: the gross negligence or willful or wanton misconduct of Canadian Superior, its employees, agents or contractors.  However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with CNE’s instructions or concurrence.  Costs in this Article will include legal costs on a solicitor-client basis.

8.2                               CNE’s Responsibility

                CNE will:

(a)                                  be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that Canadian Superior may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless Canadian Superior and its directors, officers, agents, consultants, and employees against all actions, causes of action, proceedings, claims, demands, losses, costs; damages and expenses whatsoever that may be brought against or suffered by Canadian Superior, its directors, officers, agents, consultants, and employees or that they may sustain, pay or incur;

                insofar as they are, in respect of operations or activities conducted by CNE or on behalf of CNE hereunder, a result of the gross negligence or willful or wanton misconduct of CNE, its employees, agents or contractors.  However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with Canadian Superior’s instructions or concurrence.  Costs in this Article will include legal costs on a solicitor-client basis.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1                               Creation of Area of Mutual Interest

                The Parties hereby establish the Area of Mutual Interest.  Except in accordance with the terms of this Agreement, a Party shall not acquire any rights, directly or indirectly, in any exploration licences, wells, or other petroleum and or natural gas interests in the “Area of Mutual Interest” or the “AMI”) at any time for the period from the Effective Date until 120 days after the date of completion of the Minimum Work Obligation (the “AMI Period”).  For the purposes hereof each Party shall be deemed to have acquired any AMI Interests acquired by its Affiliates,  and shall at all times be required to comply with all obligations provided for hereunder as if those AMI Interests constituted property of that Party.

9.2                               Acquisition of Interests within AMC

(a)                                  If a Party (the “Acquiring Party”) acquires an AMI Interest during the AMI Period, that Party shall, within ten (10) days of acquiring such interest, notify in writing (the “AMI Notice”) the other Party (the “Non-Acquiring Party”) and offer to the other Party their Working Interest percent of the AMI Interest acquired by the Acquiring Party, on the same terms and conditions as apply to the Acquiring Party under the applicable licence, agreement or arrangement.  The Non-Acquiring Party shall have thirty (30) days from receipt of such AMI Notice to accept or decline to exercise its option to acquire such interest from the Acquiring Party.  To be considered a valid AMT Notice, the AMI Notice shall contain such sufficient information and detail of the terms and conditions of the acquisition of the AMI Interest by the Acquiring Party such that the Non-Acquiring Party may reasonably assess the acquisition opportunity.

(b)                                 If the consideration stipulated in the licence, agreement or arrangement referred to in Section 9.2(a) of this Agreement cannot be matched in kind by the other Party, or involves an allocation of cash value to the applicable AMI Interest where it forms a portion only of the assets subject to the applicable transaction, the Acquiring Party shall, in its AMI Notice issued to the Non-Acquiring Party, set out its bona-fide estimate of the cash equivalent of such consideration, and acceptance of the offer and payment of the relevant portion of that cash consideration shall constitute a valid acceptance and satisfaction of the Non-Acquiring Party’s obligations in acquiring the share of the relevant interest.

(c)                                  AMI Interests which are acquired by a Party, in compliance with the terms hereof, with or from a Third Party shall be governed by and subject to any agreement that may be entered into between them with respect to those AMI Interests separate and apart from this Agreement.

ARTICLE 10
NOTICES

10.1                        Notice

                All demands, notices or other communications (in each case a “Notice”) to be given in connection with this Agreement shall be in writing and shall be sufficiently given or made if:

(a)                                  delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

(b)                                 sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Trinidad and Tobago Ltd.	Suite 3300, 400 — 3rd Avenue SW
Calgary, Alberta T2P 4112
Attention:	President
Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 — 31-d Avenue SW
Calgary, Alberta T2P 4112
Attention:	President

10.2                        Deemed Delivery

                Any Notice given or made in the manner set forth in Section 10.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m., Calgary time, and, if not, on the first Business Day thereafter.

10.3                        Change of Address

(a)                                  A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 10.1.

ARTICLE 11
COVENANTS

11.1                        Covenants

                The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1                        Amendments

                All amendments to this Agreement shall be made in a written instrument signed by both Parties.

12.2                        Waiver in Writing

                No waiver of any provision, or the breach of any provision, of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver.  Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

12.3                        Delay Not Waiver

                The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

12.4                        Acceptance of Payment Not Waiver

                Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

12.5                        Primacy of Participation Agreement

                In the event of a conflict between the provisions of this Agreement and the Farmout Agreement and the Joint Operating Agreement, the provisions of this Agreement shall prevail.

12.6                        Entire Agreement

                This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

12.7                        Further Assurances

                Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

12.8                        Assignment

                This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

12.9                        Enurement

                This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.10                 Counterpart and Facsimile Execution

                This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement.  Any copies executed in counterpart may be delivered via facsimile transmission and, if so delivered, shall be considered to be originals for all purposes.

12.11                 Delivery

                A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Section 11, and any copy so delivered shall be deemed an original for all purposes.  A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability of this Agreement against that Party.

12.12                 Severability

                The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

12.13                 Authority

                Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to take such further steps as are required to give effect to the provisions hereof.

                IN WITNESS WHEREOF the Parties have hereby executed this Agreement as of the year and date first above written.

CHALLENGER ENERGY CORP.

By:	/s/ Neil MacKenzie
President

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD.

By:	/s/ Michael E. Coolen
Michael E. Coolen, Director